UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Apogee Enterprises, Inc.

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May 8, 2016

Dear Shareholder:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders of Apogee Enterprises, Inc. to be held at Apogee’s headquarters, 4400 West 78th Street, Suite 520, Minneapolis, Minnesota, commencing at 9:30 a.m. Central Daylight Time on Thursday, June 23, 2016. The Corporate Secretary’s formal notice of the meeting and the proxy statement appear on the following pages and describe the matters to come before the meeting. A valid government-issued picture identification and proof of stock ownership may be required to be presented in order to attend the meeting. If you hold stock through a broker, bank, trust or other nominee, you may be required to present a copy of a statement reflecting your stock ownership as of the record date.

Even if you plan to attend the meeting, we urge you to vote your shares by either Internet or mail as promptly as possible so your shares will be represented at the annual meeting. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials you received for the annual meeting. If you received paper copies of our proxy materials, instructions on the two ways to vote your shares can be found on the enclosed proxy form. Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time (10:59 p.m. Central Daylight Time) on June 22, 2016. If you attend the meeting in person and you are a shareholder of record, you may at that time revoke any proxy previously given and vote in person, if desired.

Sincerely,

Joseph F. Puishys
Chief Executive Officer

Bernard P. Aldrich
Chair of the Board of Directors

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

The 2016 Annual Meeting of Shareholders of Apogee Enterprises, Inc. will be held as follows:

The purpose of the annual meeting is to consider and take action on the following:

1.	Election of three Class III directors for three-year terms ending in the year 2019 and one Class I director for a one-year term ending in the year 2017;

2.	Advisory approval of Apogee’s executive compensation;

3.	Approval of the Apogee Enterprises, Inc. 2016 Executive Management Incentive Plan;

4.	Re-approval of the material terms of the performance goals under the Apogee Enterprises, Inc. 2009 Stock Incentive Plan, as amended (2011);

5.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 4, 2017; and

6.	Transaction of such other business as may properly be brought before the meeting.

The Board of Directors has fixed May 2, 2016 as the record date for the meeting. Only shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting. There were 28,788,360 shares of our common stock issued and outstanding as of the record date and, therefore, eligible to vote at the annual meeting.

We have sent our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2016 proxy statement and our fiscal 2016 Annual Report to Shareholders online. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail unless they request to receive a printed copy.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 23, 2016: Our 2016 Proxy Statement and our Fiscal 2016 Annual Report to Shareholders are available at www.proxyvote.com.

By Order of the Board of Directors,

Patricia A. Beithon
General Counsel and Corporate Secretary

Minneapolis, Minnesota

May 8, 2016

i

ii

PROXY STATEMENT 2016 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 23, 2016

The Board of Directors of Apogee Enterprises, Inc. (“Apogee” or the “Company”) is soliciting proxies for use at our annual meeting of shareholders to be held on Thursday, June 23, 2016, and at any adjournment of the meeting. We are first making the proxy statement and form proxy card and voting instructions available to our shareholders on or about May 10, 2016.

PROXY STATEMENT SUMMARY

Below are highlights of some of the information contained in this proxy statement. These highlights are only a summary. Please review the complete proxy statement and fiscal 2016 Annual Report to Shareholders before you vote.

ANNUAL MEETING OF SHAREHOLDERS

Date and time:	Thursday, June 23, 2016 at 9:30 a.m. Central Daylight Time

Place:	Apogee’s headquarters at 4400 West 78th Street, Suite 520, Minneapolis, Minnesota

Record date:	Monday, May 2, 2016

Voting:

You may vote at the meeting if you were a shareholder of record at the close of business on May 2, 2016. If you are a shareholder of record, you can give a proxy to be voted at the meeting in either of the following ways:

● electronically via the Internet by following the “Vote by Internet” instructions on the Notice or on the proxy card, if you received paper copies of our proxy materials; or

● by completing, signing and mailing the proxy card.

Internet voting facilities for shareholders of record will be available until 11:59 p.m. EDT (10:59 p.m. CDT) on June 22, 2016.

If you hold shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or our other plans, please refer to voting instructions on page 81.

PROPOSAL 1 – ELECTION OF DIRECTORS (See pages 9 - 14 for more information.)

You are being asked to elect four directors – three Class III directors and one Class I director. Our Board of Directors is currently composed of ten directors and divided into three classes. At our 2016 Annual Meeting of Shareholders, three directors are standing for election as Class III directors for three-year terms and one Class I director is standing for election for a one-year term. The term of office for these Class III and Class I directors will expire at our annual meetings of shareholders in 2019 and 2017, respectively, or when their successors are duly elected and qualified. All of our directors, other than Mr. Puishys, are independent under NASDAQ rules.

Vote required: Each director is elected by a plurality of the votes cast. However, if a majority of our shares that are voted at our annual meeting are “withheld” from a certain nominee’s election, such nominee shall offer his or her resignation to our Nominating and Corporate Governance Committee for consideration.

Information about our director nominees:

Name	Age	Occupation	Director Since	Independent?	Term
Jerome L. Davis Class III Director	61	Executive Vice President and Chief Revenue Officer of the Metropolitan Washington DC Airports Authority	2004	Yes	3-Year Term Expiring in 2019
Sara L. Hays Class III Director	51	Managing Director of Allegis Partners	2005	Yes	3-Year Term Expiring in 2019
Richard V. Reynolds Class III Director	67	Lieutenant General, U.S. Air Force, Retired	2006	Yes	3-Year Term Expiring in 2019
David E. Weiss Class I Director	72	Retired Chairman, President and Chief Executive Officer of Storage Technology Corporation	2005	Yes	1-Year Term Expiring in 2017

The Board of Directors recommends a vote FOR election of each of the nominees.

PROPOSAL 2 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION (See pages 62 - 63 for more information.)

The Company provides shareholders with an annual advisory (non-binding) vote on our executive compensation program (“Say on Pay Proposal”).

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 3 – APPROVAL OF THE APOGEE ENTERPRISES, INC. 2016 EXECUTIVE MANAGEMENT INCENTIVE PLAN (See pages 64 - 66 for more information.)

We are asking our shareholders to approve our Apogee Enterprises, Inc. 2016 Executive Management Incentive Plan (the “2016 Executive MIP”) – a new executive management incentive plan. Our 2016 Executive MIP is designed to provide cash incentive compensation to our executive officers, which is aligned with our pay-for-performance philosophy, and to ensure that payments of cash incentive compensation made pursuant to the 2016 Executive MIP will be considered “qualified performance-based compensation” that is exempt from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) and will be fully deductible for U.S. federal income tax purposes under Section 162(m).

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 4 – RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE APOGEE ENTERPRISES, INC. 2009 STOCK INCENTIVE PLAN, AS AMENDED (2011) (See pages 67 - 75 for more information.)

We are asking our shareholders to re-approve the material terms of the performance goals under our Apogee Enterprises, Inc. 2009 Stock Incentive Plan, as amended (2011) (the “Stock Incentive Plan”), to ensure that future awards under the Stock Incentive Plan will be considered “qualified performance-based compensation” that is exempt from the $1 million deduction limit under Section 162(m) and be fully deductible for U.S. federal income tax purposes under Section 162(m). The Stock Incentive Plan was originally approved by our shareholders at our 2009 Annual Meeting of Shareholders, with amendments to the Stock Incentive Plan approved by our shareholders at our 2011 Annual Meeting of Shareholders. There have been no amendments to the Stock Incentive Plan since the amendments approved by our shareholders at our 2011 Annual Meeting of Shareholders.

The purpose of the Stock Incentive Plan is to aid us in attracting and retaining management personnel capable of providing strategic direction to and motivating such personnel and other employees to put forth maximum efforts for the success of our business. In addition, the Stock Incentive Plan allows us to provide such persons an opportunity to acquire a proprietary interest in our Company, thereby aligning the interests of such persons with our shareholders.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 5 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (See pages 76 - 78 for more information.)

Our Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 4, 2017, subject to a satisfactory performance evaluation on our fiscal 2016 audit. Deloitte & Touche LLP has acted as our independent registered public accounting firm since fiscal 2003.

The Board of Directors recommends a vote FOR this proposal.

FISCAL 2016 PERFORMANCE HIGHLIGHTS (See pages 25 - 28 for more information.)

●	We grew revenues 5.1% over the prior year, or 7.0% on a constant currency basis.

●	Gross margin increased to 24.8%, up 250 basis points over the prior year.

●	Operating income increased 53.2% over the prior year.

●	Operating margin increased to 9.9%, up 310 basis points over the prior year.

●

Earnings per share of $2.22 increased 48% over adjusted earnings per share of $1.50 in the prior year and increased 29% when compared to reported earnings per share for the prior year. Reported earnings per share of $1.72 in the prior year included $0.22 per share from a tax credit.

●	Return on average invested capital (“ROIC”) was 12.7%, up from 8.8% in the prior year.

●	We delivered annualized total shareholder returns (“TSR”) of 25% over the past five years.

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS (See pages 24 - 61 for more information.)

●	We seek alignment of pay and performance each year. A significant portion of our compensation program is performance-based through the use of our short-term and long-term incentive plans.

●	We annually disclose and discuss Company performance against the established performance metrics for our fiscal 2016 annual cash incentive in our proxy statement.

●

We also annually disclose and discuss Company performance against the established performance metrics for our fiscal 2015 – 2016 two-year performance-based awards and fiscal 2015 – 2016 CEO performance-based retention incentive in our proxy statement.

●	We deliver a significant portion of potential total compensation to our executive officers in the form of equity.

●

We implemented a long-term, performance-based retention incentive for our Chief Executive Officer that is mandatorily deferred to provide incentive for our Chief Executive Officer to remain with our Company until retirement and drive continued growth in revenue and earnings, operational improvement and successful implementation of our strategic plan.

●	We have stock ownership guidelines for our executive officers, and all of our Named Executive Officers exceed their applicable guideline.

●	We have a “clawback” policy that applies to executive performance-based incentive compensation awards.

●	We have a hedging policy that prohibits all employees and directors from engaging in hedging transactions in our Company’s securities.

●	We provide minimal perquisites to our executive officers.

●	Our stock incentive plan prohibits re-pricing of stock options.

●	Our “double trigger” change-in-control agreements do not provide for any excise tax “gross-ups,” and we do not provide any tax “gross-ups” on any benefits for our executive officers.

FISCAL 2016 COMPENSATION ACTIONS (See page 33 and pages 37 - 45 for more information.)

●

The fiscal 2016 base salary increase for our Chief Executive Officer was 9.7% as we continue to bring his salary more in line with competitive market practices and to a level we believe to be appropriate with his experience and performance. The fiscal 2016 base salary increases for our Other Named Executive Officers ranged from 3.0% to 6.6%.

●	The fiscal 2016 annual cash incentives for our Named Executive Officers paid out at an average of 116.54% of target performance.

●	The fiscal 2015 – 2016 performance-based awards for our Named Executive Officers paid out at 158.39% of target performance.

●

The fiscal 2016 CEO evaluation-based retention incentive paid out at $250,000, 118.34% of target performance and the fiscal 2015 – 2016 CEO performance-based retention incentive paid out at $609,802, 158.39% of target performance. Both retention incentives were mandatorily deferred pursuant to our Deferred Compensation Plan to provide incentive for our Chief Executive Officer to remain with our Company until retirement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of our common stock outstanding as of May 2, 2016, the record date for our 2016 Annual Meeting of Shareholders, by persons known to us to own more than 5% of our common stock. Unless otherwise indicated, the named holders have sole voting and investment power with respect to the shares beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	% of Common Stock Outstanding
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,785,824(1)	9.7%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,246,424(2)	7.8%

(1)

We have relied upon the information provided by BlackRock, Inc. in a Schedule 13G/A reporting information as of December 31, 2015. The Schedule 13G/A was filed by BlackRock, Inc. in its capacity as a parent holding company or control person and indicates that BlackRock, Inc. has sole investment power over 2,785,824 shares and sole voting power over 2,708,673 shares. BlackRock Fund Advisors, a subsidiary of BlackRock, Inc., beneficially owns 5% or greater of the outstanding shares of the security class reported on the Schedule 13G/A.

(2)

We have relied upon the information provided by The Vanguard Group, Inc., an investment advisor (“Vanguard”), in a Schedule 13G/A reporting information as of December 31, 2015. Of the shares reported, Vanguard has sole investment power over 2,182,207 shares, shared investment power over 64,217 shares, sole voting power over 64,017 shares and shared voting power over 1,900 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, serving as an investment manager of collective trust accounts, is the beneficial owner of 62,317 shares and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, serving as investment manager of Australian investment offerings, is the beneficial owner of 3,600 shares.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of May 2, 2016, the record date for our 2016 Annual Meeting of Shareholders, by each of our directors, each of our executive officers named in the Summary Compensation Table (our “Named Executive Officers”) and by all of our directors and executive officers as a group.

Amount and Nature of Beneficial Ownership

Name of Beneficial Owner	Shares of Common Stock Held (#)(1)(2)		Shares Underlying Options Exercisable Within 60 Days (#)(3)	Total Beneficial Ownership (#)	% of Common Stock Outstanding	Phantom Stock and Restricted Stock Units (#)(4)	Total Stock-Based Ownership (#)(5)

Non-Employee Directors
Bernard P. Aldrich	27,364		16,072	43,436	*	47,394	90,830
Jerome L. Davis	22,833		6,072	28,905	*	36,277	65,182
Sara L. Hays	24,181	(6)	—	24,181	*	21,307	45,488
John T. Manning	27,003	(7)	—	27,003	*	—	27,003
Robert J. Marzec	23,806	(8)	16,072	39,878	*	13,184	53,062
Donald A. Nolan	5,326		—	5,326	*	5,964	11,290
Richard V. Reynolds	23,242		—	23,242	*	25,657	48,899
Patricia K. Wagner	1,039		—	1,039	*	—	1,039
David E. Weiss	16,091		16,072	32,163	*	—	32,163

Named Executive Officers
Joseph F. Puishys	253,053		300,341	553,394	1.9	—	553,394
James S. Porter	121,249		—	121,249	*	—	121,249
Patricia A. Beithon	122,091		—	122,091	*	—	122,091
John A. Klein	21,978		—	21,978	*	—	21,978
Gary R. Johnson	38,093		—	38,093	*	—	38,093
All directors and executive officers as a group (14 persons)	727,349		354,629	1,081,978	3.7	149,783	1,231,761

*	Indicates less than 1%.

(1)	Unless otherwise indicated, the individuals listed in the table have sole voting and investment power with respect to the shares owned by them, and such shares are not subject to any pledge.

(2)

For our non-employee directors, the number indicated includes the following shares of restricted stock issued to the named individual pursuant to our 2009 Non-Employee Director Stock Incentive Plan, as amended (2014) (the “Director Stock Plan”): 3,872 shares for each of Messrs. Aldrich, Manning, Marzec and Weiss and Ms. Hays; 2,510 shares for Messrs. Davis, Nolan and Reynolds; 1,039 shares for Ms. Wagner; and 27,929 shares for all directors and executive officers as a group. All shares of restricted stock held pursuant to our Director Stock Plan are subject to future vesting conditions, and holders of such shares have no investment power over such shares.

For our executive officers, the number of shares indicated includes shares issued to the named individual pursuant to our Stock Incentive Plan, our Employee Stock Purchase Plan and our 401(k) Retirement Plan. The number of shares issued pursuant to our Stock Incentive Plan are set forth below.

Named Executive Officers	Shares of Restricted Stock
Joseph F. Puishys	77,221
James S. Porter	11,409
Patricia A. Beithon	8,144
John A. Klein	3,920
Gary R. Johnson	3,650
All directors and executive officers as a group (14 persons)	104,344

All shares of restricted stock held pursuant to our Stock Incentive Plan are subject to future vesting conditions and the holders of such shares have no investment power over such shares.

(3)	Includes shares underlying stock options exercisable currently or within 60 days after May 2, 2016.

(4)

Includes phantom stock units, each representing the value of one share of our common stock, that are attributable to accounts in our Director Deferred Compensation Plan, which is described under the heading “Director Deferred Compensation Plan” on page 21, and restricted stock units, each representing one share of our common stock that are issued pursuant to our Director Stock Plan, which is described under the heading “Restricted Stock Awards and Restricted Stock Units.”

Directors	Phantom Stock (#)	Restricted Stock Units (#)
Bernard P. Aldrich	47,394	—
Jerome L. Davis	34,905	1,372
Sara L. Hays	21,307	—
John T. Manning	—	—
Robert J. Marzec	13,184	—
Donald A. Nolan	4,592	1,372
Joseph F. Puishys	—	—
Richard V. Reynolds	24,285	1,372
Patricia K. Wagner	—	—
David E. Weiss	—	—

(5)	The amounts in this column are derived by adding the amounts in the “Total Beneficial Ownership” and the “Phantom Stock and Restricted Stock Units” columns of the table.

(6)	Includes shares held by a revocable trust for which Ms. Hays serves as trustee.

(7)	Includes 1,000 shares held by Mr. Manning’s wife.

(8)	Includes 500 shares held by Mr. Marzec’s son.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers and persons who own more than 10% of our securities to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership of those securities on Form 3 and reports of changes in ownership on Form 4 or Form 5. Specific due dates for these reports have been established by the SEC, and we are required to disclose in this proxy statement any failure to timely file the required reports by these dates. Based solely on our review of the copies of these reports received by us and written representations from our directors and executive officers, we believe that our directors and executive officers complied with all Section 16(a) filing requirements for the fiscal year ended February 27, 2016, except for a late Form 4 filing by Mr. Reynolds to report a sale of our stock and a late Form 5 filing by Mr. Puishys to report the inheritance of shares of our stock by his wife from her father.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Restated Articles of Incorporation provide that our Board of Directors will be divided into three classes of directors of as nearly equal size as possible and the term of each class of directors is three years. Our articles further provide that the total number of directors will be determined exclusively by our Board of Directors. The term of one class expires each year in rotation. At our 2016 Annual Meeting of Shareholders, the terms of our four Class III directors will expire. Currently, we have ten directors, with three directors serving in each of Class I and Class II.

Jerome L. Davis, Sara L. Hays and Richard V. Reynolds have been nominated for re-election to our Board as Class III directors and David E. Weiss has been nominated for re-election to our Board as a Class I director. The Class III directors and Class I director elected at our 2016 Annual Meeting of Shareholders will serve until our Annual Meeting of Shareholders in 2019 and 2017, respectively, or until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected.

Our Corporate Governance Guidelines provide that directors may not stand for election after their 72nd birthday without the approval of our Board of Directors. Our Board of Directors has determined that it is in the best interest of our Company to waive the retirement age for Mr. Weiss to serve an additional one-year term so that our Company can continue to benefit from his business expertise and to help manage the succession planning for our Board of Directors membership.

We have no reason to expect that any of the nominees will fail to be a candidate at our 2016 Annual Meeting of Shareholders and, therefore, do not have in mind any substitute or substitutes for any of the nominees. If any of the nominees should be unable to serve as a director, proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under the proxies.

Our Board of Directors recommends that you vote FOR the three Class III director nominees and one Class I director nominee. Unless authority for one or more of the nominees is withheld, proxies will be voted FOR the election of each of Messrs. Davis and Reynolds and Ms. Hays as Class III directors for a three-year term expiring at our 2019 Annual Meeting of Shareholders and Mr. Weiss as a Class I director for a one-year term expiring at our 2017 Annual Meeting of Shareholders.

The nominees for election as directors and the directors whose terms of office will continue after the annual meeting have provided information about themselves in the following section. All of our directors possess the minimum qualities and skills described under “Criteria for Membership on Our Board of Directors” on page 16.

Nominees – Class III Directors for Terms Expiring in 2019

Jerome L. Davis

Age 61

Director since 2004

Independent

Committees

●	Compensation

●	Nominating and
Corporate Governance

Sara L. Hays

Age 51

Director since 2005

Independent

Committees

●	Nominating and
Corporate Governance (Chair)

BACKGROUND

Jerome L. Davis – Executive Vice President and Chief Revenue Officer of the Metropolitan Washington Airports Authority in Washington, D.C., which manages and operates Ronald Reagan National and Dulles International Airports, since August 2014.

Mr. Davis was President of Jerome L. Davis & Associates, LLC, a consulting firm focusing on executive coaching and leadership development, from 2006 until August 2014. He previously served as Corporate Vice President of Food and Retail for Waste Management, Inc., the leading provider of integrated environmental solutions in North America, from January 2010 to June 2012.

Mr. Davis was Global Vice President, Service Excellence for Electronic Data Systems, a business and technology services company, from July 2003 to October 2005. From May 2001 to July 2003, he served in various capacities at Electronic Data Systems, including Chief Client Executive Officer and President, Americas for Business Process Management. Prior to joining Electronic Data Systems, Mr. Davis served as President and Executive Officer of the Commercial Solutions Division of Maytag Corporation, a home and commercial appliance company, from October 1999 until May 2001. Mr. Davis served as Senior Vice President of Sales and Corporate Officer for Maytag’s Appliances Division from March 1998 to September 1999. From March 1992 to February 1998, Mr. Davis was Vice President of National Accounts and Area Vice President for Frito Lay, a global food company. Mr. Davis also held various sales and marketing positions with Proctor & Gamble, a global consumer products company, from 1977 to 1992.

QUALIFICATIONS

Mr. Davis brings to our Board more than 35 years of experience in Fortune 500 companies and extensive expertise and insight in the areas of marketing and sales, strategy development, international business, leadership development, succession planning, real estate development, executive compensation, information technology and governmental relations. His role on another public company board provides him with public company board and corporate governance experience.

OTHER PUBLIC COMPANY BOARDS
Current	Past 5 Years

GameStop Corp.	None

BACKGROUND
Sara L. Hays – Managing Director and Co-Leader of the North American Board Practice of Allegis Partners, an executive search firm, since June 2015.

Ms. Hays was Principal of SLH Advisors, a privately-held project management and consulting services firm, from May 2011 to May 2015. She previously served as Managing Director, Operations and General Counsel and member of the Executive and Investment Committees of Wrightwood Capital LLC (now part of Ares Management LLC), a real estate finance and investment company, from April 2005 through April 2011.

Prior to joining Wrightwood Capital LLC, she spent over 10 years at Hyatt Hotels, a global hospitality company, initially as Development Counsel, structuring and negotiating management, venture, development and finance agreements, and ultimately serving as Senior Vice President and General Counsel and a member of Hyatt Hotels’ Managing Committee responsible for managing the legal risks associated with Hyatt Hotels’ worldwide operations, transactions and owned assets. Before joining Hyatt Hotels, Ms. Hays was an associate practicing commercial real estate law with the Chicago law firm of Coffield Ungaretti & Harris (now Ungaretti & Harris) from 1989 to 1994. Ms. Hays holds an MBA from Kellogg School of Management and a JD from Northwestern University School of Law.

QUALIFICATIONS

Ms. Hays has several decades of experience as a strategic business partner and counsel to senior executives and board members in the commercial real estate, finance and hospitality industries with particular expertise in the areas of operations and strategic planning, complex transactions, including acquisitions, debt and equity structuring and workouts, fund formation and management, legal and risk management, investor relations and corporate governance. Ms. Hays has over 17 years of service as in-house counsel to corporations (14 years as a general counsel) and has managed a broad range of legal, enterprise risk, regulatory, compliance and corporate governance issues. Ms. Hays also has private company and non-profit board experience.

OTHER PUBLIC COMPANY BOARDS
Current	Past 5 Years

None	None

Nominees – Class III Directors for Terms Expiring in 2019 (continued)

Richard V. Reynolds

Age 67

Director since 2006

Independent

Committees

●	Compensation

●	Nominating and
Corporate Governance

BACKGROUND
Richard V. Reynolds - Lieutenant General, U.S. Air Force, retired. Owner of The Van Fleet Group, LLC, a privately-held aerospace consulting firm.

General Reynolds retired from the U.S. Air Force in 2005 after 34 years of service, having served as Vice Commander, Air Force Materiel Command from 2003 to 2005; Commander, Aeronautical Systems Center of Air Force Materiel Command from 2001 to 2003; Commander, Air Force Flight Test Center of Air Force Materiel Command from 1998 to 2001; Program Executive Officer, Airlift and Trainers of the Air Force Program Executive Office from 1996 to 1998; and various other operational and leadership positions from 1971 to 1996. General Reynolds formed The Van Fleet Group, LLC in 2005. He also served as Senior Manager/Senior Business Advisor of BearingPoint, Inc., an international management and technology consulting firm, from 2006 to 2009.

QUALIFICATIONS

General Reynolds’ service in senior leadership positions in the U.S. Air Force provides valuable business, leadership and management experience, including expertise in government contracting and procurement, risk assessment and mitigation, supply chain and logistics management, information technology and leadership development. General Reynolds also has experience serving on public and private company and non-profit boards.

OTHER PUBLIC COMPANY BOARDS
Current	Past 5 Years

Allison Transmission Holdings, Inc.	None

Nominee – Class I Director for Term Expiring in 2017

David E. Weiss

Age 72

Director since 2005

Independent

Committees

●	Compensation (Chair)

BACKGROUND

David E. Weiss - Retired Chairman, President and Chief Executive Officer of Storage Technology Corporation, a publicly-held developer, manufacturer and distributor of data storage solutions for the management, retrieval and protection of business information.

Mr. Weiss has 33 years of leadership experience in the computer and information technology industry, serving as Chairman, President and Chief Executive Officer of Storage Technology Corporation from 1996 to 2000 and in other executive positions with Storage Technology Corporation from 1991 to 1996, including Chief Operating Officer, Executive Vice President, Senior Vice President for Marketing and Vice President - Global Marketing. Prior to joining Storage Technology Corporation, Mr. Weiss worked in various engineering management positions with IBM Corporation, a global computer and information technology company, from 1967 to 1991.

QUALIFICATIONS

As Chairman, President and Chief Executive Officer of Storage Technology Corporation, Mr. Weiss led a global public company and public company board. Through his service at Storage Technology Corporation and IBM Corporation, he gained expertise in the areas of business operations, strategy development, information technology, mergers and acquisitions, financial management, leadership development and succession planning, executive compensation, marketing, investor relations and corporate governance. Mr. Weiss also has experience serving on public company and non-profit boards.

OTHER PUBLIC COMPANY BOARDS
Current	Past 5 Years

None	None

Class I Directors – Terms Expiring in 2017

Robert J. Marzec

Age 71

Director since 2005

Independent

Committees

●	Audit (Chair)

Donald A. Nolan

Age 55

Director since 2013

Independent

Committees

●	Audit

●	Compensation

BACKGROUND
Robert J. Marzec - Retired Audit Partner of PricewaterhouseCoopers LLP, an international public accounting firm.

Mr. Marzec retired from PricewaterhouseCoopers LLP in 2002 after spending 36 years in its Assurance and Business Advisory Services (financial and regulatory reporting division). He held various leadership and audit positions, including Managing Partner of the Minneapolis office of PricewaterhouseCoopers, LLP from 1991 to 1998. Mr. Marzec currently serves as Non-Executive Chair of the Board of CUNA Mutual Group, a mutual insurance holding company that offers various financial products and services.

QUALIFICATIONS

Mr. Marzec has extensive public accounting and auditing experience at public, private and non-profit organizations and has a strong background in financial controls and reporting, financial management, financial analysis, SEC reporting requirements, mergers and acquisitions, international business and corporate governance practices. During his service at PricewaterhouseCoopers LLP, Mr. Marzec gained broad knowledge of many different companies and industries, including the commercial real estate industry. Since retiring from PricewaterhouseCoopers, Mr. Marzec has served on several public and private company and non-profit boards and has chaired the audit committees of such organizations.

OTHER PUBLIC COMPANY BOARDS
Current	Past 5 Years

None	Medtox Scientific, Inc. Health Fitness Corporation

BACKGROUND

Donald A. Nolan – Former President and Chief Executive Officer of Kennametal Inc., an industrial technology leader serving customers across the aerospace, earthworks, energy, industrial production, transportation and infrastructure industries.

Prior to joining Kennametal Inc. in November 2014, Mr. Nolan had served as President of the Materials Group for Avery Dennison Corporation, a global leader in labeling and packaging materials and solutions, since 2008. As President of Avery Dennison’s Materials Group, Mr. Nolan leveraged operational strengths to accelerate organic growth with an acute focus on customer engagement, brand-savvy marketing and commercially successful innovation. Mr. Nolan served in various executive capacities for Valspar Corporation, a global leader in the paint and coatings industry, from 1996 to 2008. Earlier in his career, Mr. Nolan served in marketing and sales positions with Loctite Corporation, Ashland Chemical Company and General Electric Company. He started his career at Latrobe Steel, then a subsidiary of Timken Company.

QUALIFICATIONS

Mr. Nolan is a seasoned business executive with more than 30 years of executive, operational, marketing and sales experience in specialty materials at large multi-national companies. As President and Chief Executive Officer of Kennametal Inc., he led a global public company and public company board. Mr. Nolan brings practical experience in leading global growth and top-tier performance and serving customers in diverse global industries.

OTHER PUBLIC COMPANY BOARDS
Current	Past 5 Years

None	Kennametal Inc.

Class I Directors – Terms Expiring in 2017 (continued)

Patricia K. Wagner

Age 53

Director since 2016

Independent

Committees

●	Audit

BACKGROUND

Patricia K. Wagner - President and Chief Executive Officer of Sempra U.S. Gas & Power, a leading developer and generator of renewable energy and natural gas solutions and operator of power plants, natural gas storage facilities, pipelines and distribution utilities with 2014 reported revenues of approximately $1 billion, since 2014. Sempra U.S. Gas & Power is a subsidiary of Sempra Energy, a Fortune 500 energy services holding company.

Ms. Wagner joined Sempra Energy in 1995 and served in several leadership positions for the Sempra Energy family of companies from 1995 to 2014, when she assumed her current position with Sempra U.S. Gas & Power. Prior to joining Sempra Energy in 1995, Ms. Wagner held management positions at Fluor Daniel, an engineering, procurement, construction and maintenance services company. Earlier in her career, Ms. Wagner was employed by McGraw Laboratories and Allergan Pharmaceuticals.

QUALIFICATIONS

Ms. Wagner brings to our Board more than 18 years of management experience at a Fortune 500 company. She has expertise in the areas of operations, accounting and finance, and audit and information technology. She also has experience and a proven record of successfully executing strategies for improved results and effecting change.

OTHER PUBLIC COMPANY BOARDS
Current	Past 5 Years

None	None

Class II Directors – Terms Expiring in 2018

Bernard P. Aldrich

Age 66

Non-Executive Chair of the

Board since 2011

Director since 1999

Independent

Committees

●	None

BACKGROUND

Bernard P. Aldrich - Retired Chief Executive Officer and President of Rimage Corporation (now Qumu Corporation), a publicly-held designer and manufacturer of on-demand publishing and duplicating systems for CD and DVD-recordable media.

Mr. Aldrich retired as Chief Executive Officer and President and a director of Rimage Corporation in 2009, after 12 years of service in those capacities. Prior to joining Rimage Corporation in 1997, he served as President of several manufacturing companies controlled by Activar, Inc., an industrial plastics and construction supply company, from 1995 to 1996. Mr. Aldrich served as President of Colwell Industries, a company that designs, manufactures and distributes color merchandising tools, from 1992 to 1994 and as Chief Financial Officer of Advance Machine Co., a manufacturer and supplier of equipment for the commercial floor care industry, from 1973 to 1991.

QUALIFICATIONS

Mr. Aldrich has 13 years of public company operational experience, eight years of private company operational experience and 18 years of private company financial management experience. In addition to leading companies, he has a background and expertise in manufacturing operations, financial management, global markets, executive compensation, leadership development and corporate governance. Mr. Aldrich also has experience leading a public company board and serving on private company and non-profit organization boards.

OTHER PUBLIC COMPANY BOARDS
Current	Past 5 Years

None	None

Class II Directors – Terms Expiring in 2018 (continued)

John T. Manning

Age 67

Director since 2005

Independent

Committees

●	Audit

●	Nominating and
Corporate Governance

BACKGROUND
John T. Manning - Retired Vice Chairman and Audit Partner of BDO Seidman LLP (now BDO USA, LLP), the U.S. member firm of BDO International Limited, an international public accounting firm.

Mr. Manning retired from BDO Seidman LLP in 2000 after 27 years of service. During his tenure with BDO Seidman LLP (and its affiliate, BDO International Limited), he worked in various management positions for 12 years, including Vice Chairman from 1995 to 1999, Managing Partner of the Richmond, Virginia office from 1990 to 1991, and various management positions in the international headquarters in Brussels, Belgium from 1992 to 1995. Prior to moving into management with BDO Seidman LLP, Mr. Manning spent 15 years providing auditing services to BDO Seidman LLP’s clients.

QUALIFICATIONS

Mr. Manning has extensive public accounting, auditing and management experience. For over 15 years, he held leadership positions at BDO Seidman LLP and BDO International Limited with responsibilities for domestic and global strategy development and execution. He also led BDO Seidman LLP’s enterprise risk management program for over five years. During his tenure at BDO Seidman LLP, he gained broad knowledge of many different industries, including a specialty in the commercial construction industry, and experience working with public, private and not-for-profit boards. Mr. Manning has background and expertise in financial management, strategic planning, information technology, leadership development, risk assessment and mitigation, human resources and international operations. Mr. Manning also has experience serving on public and private company boards.

OTHER PUBLIC COMPANY BOARDS
Current	Past 5 Years

None	None

Joseph F. Puishys

Age 57

Director since 2011

Not Independent

Committees

●	None

BACKGROUND
Joseph F. Puishys - Our Chief Executive Officer and President since August 2011.

Prior to joining our Company, Mr. Puishys served in various leadership positions at Honeywell International, Inc., a Fortune 100 diversified technology and manufacturing company, for over 32 years. He served as President of Honeywell Environment & Combustion Controls from 2008 to 2011; President of Honeywell Building Solutions from 2005 to 2008; President of Honeywell Building Solutions, America from 2004 to 2005; President of Bendix Friction Materials from 2002 to 2004; Vice President and General Manager of Garrett Engine Boosting Systems from 2000 to 2002; Vice President and General Manager, Aftermarket, Allied Signal Turbocharging Systems from 1996 to 2000; Vice President, Logistics, Allied Signal Automotive Products Group from 1992 to 1996; and various accounting and financial positions from 1979 to 1992.

QUALIFICATIONS

Mr. Puishys brings to our Board over 32 years of experience at a Fortune 100 company and extensive expertise and insight in the areas of the commercial building and construction industry, global markets, sales and operations, business building, mergers and acquisitions, operational excellence, leadership development and financial management.

OTHER PUBLIC COMPANY BOARDS
Current	Past 5 Years

Arctic Cat Inc.	None

CORPORATE GOVERNANCE

Corporate Governance Section of Our Website

Information related to our corporate governance is available on our website at www.apog.com by clicking on “Governance” and then the applicable document or information. This information includes:

●	Management – Background and Experience

●	Board Committee Charters

●	Our Code of Business Ethics and Conduct

●	How to Contact the Board

●	Our Corporate Governance Guidelines

●	Our Restated Articles of Incorporation

●	Our Amended and Restated By-laws

We will provide copies of any of the foregoing information without charge upon written request to: Corporate Secretary, Apogee Enterprises, Inc., 4400 West 78th Street, Suite 520, Minneapolis, Minnesota 55435.

Code of Business Ethics and Conduct

Our Board of Directors has adopted our Code of Business Ethics and Conduct (our “Code of Conduct”), which is a statement of our high standards for ethical behavior and legal compliance. All of our employees and all members of our Board of Directors are required to comply with our Code of Conduct.

Corporate Governance Guidelines

Our Corporate Governance Guidelines outline the role, composition, qualifications, operation and other policies applicable to our Board of Directors and are revised as necessary to continue to reflect evolving corporate governance practices.

Board Independence

Under our Corporate Governance Guidelines, a substantial majority of the directors on our Board, and all members of our Audit, Compensation, and Nominating and Corporate Governance Committees must be independent. Each year, in accordance with NASDAQ rules, our Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in the NASDAQ listing standards.

Our Nominating and Corporate Governance Committee reviewed the applicable legal standards for Board member and Board committee member independence and reported on its review to our Board of Directors. Based on this review, our Board of Directors has determined that the following non-employee directors are independent and have no material relationship with us except serving as a director and holding shares of our common stock: Bernard P. Aldrich, Jerome L. Davis, Sara L. Hays, John T. Manning, Robert J. Marzec, Donald A. Nolan, Richard V. Reynolds, Patricia K. Wagner and David E. Weiss. Our Board of Directors has determined that Joseph F. Puishys is not independent because he serves as our Chief Executive Officer and President.

Criteria for Membership on Our Board of Directors

Our Corporate Governance Guidelines outline our director qualification standards. Director candidates should possess the highest personal and professional ethics, integrity and values; be committed to representing the long-term interests of our stakeholders; have an inquisitive and objective perspective, practical wisdom and mature judgment; and be willing to challenge management in a constructive manner. Our Board of Directors strives for membership that is diverse in gender, ethnicity, age, geographic location, and business skills and experience at policy-making levels. In addition, director candidates must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on our Board of Directors for an extended period of time.

Stock Ownership Guidelines for Non-Employee Directors

Our Board of Directors believes that non-employee directors should have a significant equity interest in Apogee and established voluntary stock ownership guidelines for directors in 2002. The guidelines encourage share ownership by our directors in an amount having a market value of $150,000 (three times the current annual Board retainer of $50,000) to be achieved within five years of first being elected as a director. In calculating share ownership of our non-employee directors, we include shares of restricted stock and restricted stock units issued pursuant to our Director Stock Plan, and phantom stock units issued pursuant to our Director Deferred Compensation Plan, but do not include unexercised stock options. Shares are valued based on the average closing price of our common stock for the most recently completed fiscal year. As of February 26, 2016, the last trading day of fiscal 2016, all of our non-employee directors exceeded our stock ownership guidelines, except for Ms. Wagner, who became a member of our Board on January 11, 2016 and is currently on pace to meet our guideline within five years of her election to our Board.

Retirement Policy

Our Board of Directors has established a policy that, unless otherwise approved by a majority of our directors, no individual may stand for election to our Board after his or her 72nd birthday. Our Board approved the nomination of Mr. Weiss, who is 72 years of age, as a Class I director for a one-year term ending in 2017.

Procedure for Evaluating Director Nominees

Our Nominating and Corporate Governance Committee’s procedure for reviewing the qualifications of all nominees for membership on our Board of Directors includes making a preliminary assessment of each proposed nominee, based upon resume and biographical information, willingness to serve and other background information, business experience and leadership skills. All director candidates who continue in the process are then interviewed by members of our Nominating and Corporate Governance Committee and a majority of our other current directors. Our Nominating and Corporate Governance Committee makes recommendations to our Board of Directors for inclusion in the slate of director nominees at a meeting of shareholders, or for appointment by our Board of Directors to fill a vacancy. Prior to recommending a director to stand for re-election for another term, our Nominating and Corporate Governance Committee applies its director candidate selection criteria, including a director’s past contributions to our Board of Directors, effectiveness as a director and desire to continue to serve as a director.

Board Meetings and 2015 Annual Meeting of Shareholders

During fiscal 2016, our Board of Directors met five times and our non-employee directors met in executive session without our Chief Executive Officer or any other members of management being present four times. Each of our directors attended at least 75% of the regularly scheduled and special meetings of our Board of Directors and the Board committees on which he or she served that were held during the time he or she was a director during fiscal 2016.

All members of our Board of Directors are expected to attend our annual meetings of shareholders and all of the members of our Board of Directors who were serving on our Board at the time of our 2015 Annual Meeting of Shareholders attended such meeting.

Board Committee Responsibilities, Meetings and Membership

We currently have three standing Board Committees: Audit, Compensation, and Nominating and Corporate Governance. Each Committee operates under a written charter which is available on our website at www.apog.com (“Governance”).

Board Committee	Responsibilities

AUDIT COMMITTEE

All Members Independent

This Committee has oversight responsibilities for our independent registered public accounting firm.

Each member meets the independence and experience requirements of the NASDAQ listing standards and the SEC.

John T. Manning and Robert J. Marzec are each an “audit committee financial expert” under the rules of the SEC.

	●	Directly responsible for the appointment, compensation, retention and oversight of the work of the firm that serves as the independent accountants to audit our financial statements.
	●	Oversees our system of financial controls, internal audit procedures and internal audit function.
	●	Oversees our program to ensure compliance with legal and regulatory requirements and ethical business practices.
	●	Assesses and establishes policies and procedures to manage our financial reporting and internal control risk.
	●	Establishes policies and procedures for the pre-approval of all services by our independent registered public accounting firm.
	●	Establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters.
	●	Considers the accountants’ independence.

COMPENSATION COMMITTEE

All Members Independent

This Committee administers our executive compensation program.

Each member is a “non-employee” director, as defined in the Exchange Act, and is an “outside director” as defined in Section 162(m).

	●	Establishes our executive compensation philosophy and compensation programs that comply with this philosophy.
	●	Determines the compensation of our executive officers and other members of senior management.
	●	Administers our stock incentive plans in which our employees participate.
	●	Administers our annual cash and long-term incentive plans for executive officers and other members of senior management.
	●	Reviews its decisions on compensation for our Chief Executive Officer with the full Board of Directors prior to communicating those decisions to our Chief Executive Officer.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE All Members Independent This Committee identifies and evaluates Board candidates and oversees our corporate governance practices.	●	Establishes and implements procedures to review the qualifications for membership on our Board of Directors, including nominees recommended by shareholders.
	●	Assesses our compliance with our Corporate Governance Guidelines.
	●	Reviews our organizational structure and succession plans.
	●	Makes recommendations to our Board of Directors regarding the composition and responsibilities of our Board committees and compensation for directors.
	●	Administers an annual performance review of our Board committees, Board of Directors as a whole and our directors whose terms are expiring at that year’s annual meeting of shareholders.
	●	Administers an annual review of the performance of our Chief Executive Officer, which includes soliciting assessments from all non-employee directors.
	●	Administers our Director Stock Plan and Director Deferred Compensation Plan.

The table below provides fiscal 2016 membership and meeting information for each of our standing Board committees.

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Bernard P. Aldrich(1)
Jerome L. Davis			M		M
Sara L. Hays					C
John T. Manning	M	(2)			M
Robert J. Marzec	C	(2)
Donald A. Nolan	M		M	(3)
Joseph F. Puishys
Richard V. Reynolds			M		M
Patricia K. Wagner	M	(4)
David E. Weiss			C
Fiscal 2016 Meetings	9		5		4
Fiscal 2016 Executive Sessions	5		4		4

C = Committee Chair     M = Committee Member

(1)	Mr. Aldrich serves as Non-Executive Chair of our Board.

(2)	Audit Committee financial expert under the rules of the SEC.

(3)	Member since June 25, 2015.

(4)	Member since January 13, 2016.

Risk Oversight by Our Board of Directors

Our Board of Directors oversees our enterprise risk management processes, focusing on our business and strategic, financial, operational, information technology and overall enterprise risk. Our Board determined that oversight of our Company’s strategy and overall enterprise risk management program is more effective when performed by the full Board, utilizing the skills and experiences of all Board members. In addition, our Board of Directors executes its overall responsibility for risk management through its Committees, as follows:

●

Our Audit Committee has primary responsibility for risks relating to the reliability of our financial reporting processes, system of internal controls and corporate compliance program. Our Audit Committee receives quarterly reports from management, our independent registered public accounting firm and internal audit partner regarding our financial reporting processes, internal controls and public filings. It also receives quarterly updates from management regarding Code of Conduct issues, litigation and legal claims, and other compliance matters.

●

Our Compensation Committee, with assistance from its independent compensation consultant, oversees the risks associated with our compensation programs, policies and practices with respect to both executive compensation and compensation in general.

●

Our Nominating and Corporate Governance Committee oversees the risks associated with succession planning, non-employee director compensation, overall Board of Directors and Board Committee performance, and corporate governance practices.

Board Leadership Structure

Our Board of Directors separated the roles of Chair of the Board and Chief Executive Officer in 2011, and Mr. Aldrich has served as our Non-Executive Chair since 2011. In this capacity, Mr. Aldrich has chaired the meetings of our Board of Directors and executive sessions of our independent directors. The Non-Executive Chair of our Board, in consultation with our Chief Executive Officer, establishes the agenda for each meeting of our Board of Directors.

Certain Relationships and Related Transactions

We have established written policies and procedures (the “Related Person Transaction Policy”) to assist us in reviewing transactions in excess of $120,000 involving our Company and our subsidiaries and Related Persons (“Related Person Transactions”). A Related Person includes our Company’s directors, director nominees, executive officers and beneficial owners of 5% or more of our Company’s common stock and their respective Immediate Family Members (as defined in our Related Person Transaction Policy). Our Related Person Transaction Policy supplements our Code of Conduct Conflict of Interest Policy (the “Conflict of Interest Policy”), which applies to all of our employees and directors.

Our Related Person Transaction Policy requires any Related Person Transaction to be promptly reported to the Chair of our Nominating and Corporate Governance Committee. In approving, ratifying or rejecting a Related Person Transaction, our Nominating and Corporate Governance Committee will consider such information as it deems important to determine if the Related Person Transaction is fair to our Company. Our Conflict of Interest Policy requires our employees and directors to report to our General Counsel any potential conflict of interest situations involving an employee or director, or their Immediate Family Members. During fiscal 2016, there were no Related Person Transactions.

NON-EMPLOYEE DIRECTOR COMPENSATION

Non-Employee Director Compensation Arrangements During Fiscal 2016

Our Board of Directors approves the compensation for members of our Board of Directors and Board Committees based on the recommendations of our Nominating and Corporate Governance Committee. We target compensation for service on our Board of Directors and Board committees generally at the median for board service at companies in our peer group of companies, using the same peer group used for executive compensation purposes and described under the heading “Peer Group” on page 36. Generally, our Nominating and Corporate Governance Committee reviews and discusses the compensation data and analysis provided by management using a third-party compensation database. Our Chief Executive Officer participates in the discussions on compensation for members of our Board of Directors. Directors who are employees receive no additional compensation for serving on our Board of Directors.

The following table describes the compensation arrangements with our non-employee directors during fiscal 2016.

Compensation	Fiscal 2016
Annual Cash Retainers:
Non-Executive Chair of the Board	$110,000(1)
Board Member	50,000
Audit Committee Chair	30,000
Audit Committee Member	15,000
Compensation Committee Chair	25,000
Compensation Committee Member	10,000
Nominating and Corporate Governance Committee Chair	25,000
Nominating and Corporate Governance Committee Member	10,000
Equity Grant	Annual restricted stock award(2).
Charitable Matching Contributions Program	$2,000 maximum aggregate annual match.

(1)

We pay an annual cash retainer to our Non-Executive Chair of the Board. We do not pay any other cash compensation to him for service on our Board of Directors. The Non-Executive Chair also receives an annual equity award, similar to the other non-employee directors.

(2)

On June 25, 2015, we granted a restricted stock award of 1,362 shares, having a value of $79,900 on the date of grant, that vests over three years in equal annual installments on the anniversaries of the award to each of our non-employee directors whose term continued after our 2015 Annual Meeting of Shareholders, with the exception of Ms. Wagner, who did not join our Board until January 11, 2016. On January 13, 2016, in conjunction with Ms. Wagner joining our Board, we granted a restricted stock award to her of 1,039 shares, having a value of $39,991 on the date of grant, that vests over three years in equal annual installments on the anniversary of the award.

Restricted Stock Awards and Restricted Stock Unit Awards

Restricted stock awards to non-employee directors are issued pursuant to our Director Stock Plan. Each non-employee director receives a restricted stock award on the date he or she is first elected to our Board and annually on the date of our annual meeting of shareholders if his or her term continues after such meeting. The number of shares of restricted stock subject to the award is determined by our Board of Directors, after recommendation by our Nominating and Corporate Governance Committee and in consideration of various factors, including market data and trends. We target the equity-based compensation received by non-employee directors at approximately the 50th percentile of our peer group of companies, using the same peer group of companies used for executive compensation purposes. Restricted stock awards vest in three equal annual installments over a three-year vesting period. Upon issuance of the restricted stock, each holder is entitled to the rights of a shareholder, including the right to vote the shares of restricted stock and receive any cash dividends and any other distributions.

Non-employee directors have the option to defer receipt of all or a portion of any restricted stock award and will receive a restricted stock unit award for that portion of the restricted stock award deferred. Restricted stock unit awards are also issued pursuant to our Director Stock Plan. Each non-employee director electing to receive a restricted stock unit award in lieu of a restricted stock award receives a credit of shares of our common stock in an amount equal to the number of shares he or she has elected to defer. The account is also credited, as of the crediting date, with an amount equal to the dividend paid on one share of our common stock multiplied by the number of shares credited to each account. Non-employee directors receiving restricted stock unit awards may elect to receive the amounts credited to their account at a fixed date, at age 70, or following death or retirement from our Board of Directors. The restricted stock unit awards and related accumulated dividends are paid out in the form of shares of our common stock (plus cash in lieu of fractional shares) either in a lump sum or in installments, at the participating director’s election. This is an unfunded, book-entry, “phantom stock unit” plan, as no trust or other vehicle has been established to hold any shares of our common stock.

Director Deferred Compensation Plan

Our Director Deferred Compensation Plan was adopted by our Board of Directors to encourage our non-employee directors to increase their ownership of shares of our common stock, thereby aligning their interests in the long-term success of Apogee with that of our other shareholders. Under the plan, participants may elect to defer all or a portion of their annual cash retainer into deferred stock accounts. There is no Company match on amounts deferred by our non-employee directors under such plan. Each participating director receives a credit of shares of our common stock in an amount equal to the amount of annual cash retainer deferred divided by the fair market value of one share of our common stock as of the crediting date. These accounts also are credited, as of the crediting date, with an amount equal to the dividend paid on one share of our common stock multiplied by the number of shares credited to each account. Participating directors may elect to receive the amounts credited to their accounts at a fixed date, at age 70, or following death or retirement from our Board of Directors. The deferred amounts are paid out in the form of shares of our common stock (plus cash in lieu of fractional shares) either in a lump sum or in installments, at the participating director’s election. This plan is an unfunded, book-entry, “phantom stock unit” plan, as no trust or other vehicle has been established to hold any shares of our common stock.

Charitable Matching Contributions Program for Non-Employee Directors

Under our Charitable Matching Contributions Program for Non-Employee Directors, we match cash or publicly-traded stock contributions made by our non-employee directors to charitable organizations that are exempt from federal income tax up to a maximum aggregate amount of $2,000 per eligible non-employee director per calendar year.

Fiscal 2016 Non-Employee Director Compensation Table

The following table shows the compensation paid to our non-employee directors for fiscal 2016.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Bernard P. Aldrich	110,000	79,990	25,398	215,388
Jerome L. Davis	70,000	79,990	19,798	169,788
Sara L. Hays	75,000	79,990	13,603	168,593
John T. Manning	75,000	79,990	2,470	157,460
Robert J. Marzec	80,000	79,990	9,434	169,424
Donald A. Nolan	71,667	79,990	5,517	157,174
Richard V. Reynolds	70,000	79,990	13,951	163,941
Patricia K. Wagner(4)	10,833	39,991	130	50,954
David E. Weiss	75,000	79,990	3,970	158,960

(1)

Includes cash retainers deferred by non-employee directors under our Director Deferred Compensation Plan, as further described under the heading “Director Deferred Compensation Plan” on page 21. During fiscal 2016, Messrs. Davis, Marzec and Nolan were our only non-employee directors to make deferrals of their annual cash retainers pursuant to our Director Deferred Compensation Plan, deferring 100% of their fiscal 2016 retainers.

(2)

The amounts in this column are calculated based on the fair market value of our common stock on the date the award was made in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). On June 25, 2015, each of our non-employee directors, with the exception of Ms. Wagner, received a restricted stock award or, if a director elected to defer receipt of all or a portion of his or her restricted stock award, a restricted stock unit award of 1,362 shares. The closing price of our common stock on the NASDAQ Global Select Market on June 25, 2015, the date of grant, was $58.73. Ms. Wagner received a restricted stock award of 1,039 shares on January 13, 2016, in conjunction with joining our Board. The closing price of our common stock on the NASDAQ Global Select Market on January 13, 2016, the date of grant, was $38.49. The table below sets forth certain information with respect to the aggregate number of shares of unvested restricted stock, restricted stock units, including shares from dividends credited to the account, and vested options to purchase shares of our common stock held by our non-employee directors as of February 27, 2016, the end of fiscal 2016. Our non-employee directors did not hold any unvested stock options as of February 27, 2016.

Name	Aggregate Number of Shares of Restricted Stock (#)	Aggregate Number of Shares of Deferred Restricted Stock Units (#)	Aggregate Number of Stock Options (#)
Bernard P. Aldrich	3,872	—	16,072
Jerome L. Davis	2,510	1,368	6,072
Sara L. Hays	3,872	—	—
John T. Manning	3,872	—	—
Robert J. Marzec	3,872	—	16,072
Donald A. Nolan	2,510	1,368	—
Richard V. Reynolds	2,510	1,368	—
Patricia K. Wagner	1,039	—	—
David E. Weiss	3,872	—	16,072

(3)

This column includes dividends and dividend equivalents paid on shares of restricted stock and restricted stock unit awards, respectively, issued pursuant to our Director Stock Plan, dividend equivalents paid on phantom stock units pursuant to our Director Deferred Compensation Plan and matching contributions pursuant to our Charitable Matching Contributions Program for Non-Employee Directors. The table below sets forth the amounts contributed or paid by the Company for our non-employee directors pursuant to such plans with respect to fiscal 2016.

Name	Dividends Paid on Shares of Restricted Stock ($)	Dividend Equivalents Paid on Shares of Deferred Restricted Stock Units ($)	Dividend Equivalents Paid on Phantom Stock Units ($)	Matching Contributions under our Charitable Matching Contributions Program for Non-Employee Directors ($)	Total All Other Compen- sation ($)
Bernard P. Aldrich	1,970	—	21,428	2,000	25,398
Jerome L. Davis	1,500	471	15,827	2,000	19,798
Sara L. Hays	1,970	—	9,633	2,000	13,603
John T. Manning	1,970	—	—	500	2,470
Robert J. Marzec	1,970	—	5,464	2,000	9,434
Donald A. Nolan	1,337	471	1,709	2,000	5,517
Richard V. Reynolds	1,500	471	10,980	1,000	13,951
Patricia K. Wagner	130	—	—	—	130
David E. Weiss	1,970	—	—	2,000	3,970

(4)	Ms. Wagner joined our Board on January 11, 2016.

EXECUTIVE COMPENSATION

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis section with management and the Committee’s independent compensation consultant. Based on its review and discussions with management, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2016 proxy statement and Annual Report on Form 10-K for the fiscal year ended February 27, 2016.

Compensation Committee of the

Board of Directors of Apogee

David E. Weiss, Chair

Jerome L. Davis

Donald A. Nolan

Richard V. Reynolds

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes Apogee’s executive compensation program for fiscal 2016, and certain elements of the fiscal 2017 program. In particular, this section explains how our Compensation Committee (the “Committee”) made decisions related to compensation for our executives, including our Named Executive Officers, for fiscal 2016.

Our Named Executive Officers for fiscal 2016 were:

●  Joseph F. Puishys, Chief Executive Officer and President

●  James S. Porter, Executive Vice President and Chief Financial Officer

●  Patricia A. Beithon, General Counsel and Corporate Secretary

●  John A. Klein, Senior Vice President, Operations and Supply Chain Management

●  Gary R. Johnson, Vice President and Treasurer

Messrs. Porter, Klein and Johnson and Ms. Beithon are collectively referred to as our “Other Named Executive Officers” in this Compensation Discussion and Analysis section.

Executive Summary

About Apogee.     Our Company is a world leader in certain technologies involving the design and development of value-added glass solutions for enclosing commercial buildings and framing art. We fabricate coated, high-performance architectural glass used in customized window and curtainwall systems comprising the outside skin of commercial, institutional and high-end multi-family buildings. We design, engineer, fabricate and install the walls of glass windows and other curtainwall products making up the outside skin of commercial and institutional buildings. We design, engineer, fabricate and finish the aluminum frames used in customized aluminum and glass window, curtainwall, storefront and entrance systems comprising the outside skin and entrances of commercial, institutional and high-end multi-family residential buildings. We also manufacture value-added glass and acrylic products primarily for the custom picture framing and fine art markets.

Our Fiscal 2016 Performance.     Our Company delivered another year of growth, including strong revenue growth, significant earnings growth and improved operational performance, as we executed on our business strategies. Our Company benefitted from increased sales and improved pricing, mix, productivity and project margins. Our Company also benefited from lower material costs and leverage on increased volume in our segments serving the commercial construction industry.

●	We had revenue growth of 5.1% over the prior year, or 7.0% on a constant currency basis(1). All four segments grew revenues.

●	We had operating income of $97.4 million, up 53.2% over operating income of $63.6 million in the prior year.

●	We increased our operating margin 310 basis points to 9.9% from 6.8% in the prior year, with all four business segments showing increases in operating margins.

●

Our earnings per share increased 48% to $2.22 per share from adjusted earnings per share in the prior year of $1.50, and increased 29% when compared to reported earnings per share for the prior year of $1.72. Reported earnings per share of $1.72 in the prior year included $0.22 per share from a tax credit.

●	We estimate that our productivity program, which includes our Lean initiative, contributed approximately 80 basis points of margin expansion.

●	Our backlog at the end of fiscal 2016 was $508.0 million, an increase of 4% over backlog of $490.8 million at the end of the prior year.

●

We had free cash flow(2) from operations of $81.7 million, compared to $41.3 million in the prior year. This significant increase in free cash flow in fiscal 2016 was after making $42.0 million in capital investments to increase productivity and capacity, and to enhance and provide new product capabilities. In addition, we repurchased 575,000 shares of our common stock at a total cost of $24.9 million.

●

We maintained a strong financial position during fiscal 2016, ending the year with a net positive cash and short-term investments position of $90.6 million, up $38.1 million from $52.5 million at the end of fiscal 2015.

●	We effectively managed our working capital requirements, reducing days working capital approximately four days to 47.2 days as of the end of fiscal 2016.

●	ROIC was 12.7%, up from 8.8% in the prior year.

●	We increased our quarterly cash dividend 14% to $0.125 per share during the fourth quarter of fiscal 2016.

●	Our Company’s annualized total shareholder return (“TSR”) over the past five years was 25%.

(1)

Constant currency revenue growth excludes the impact of fluctuations in foreign currency on our international operations. We believe providing constant currency information provides valuable supplemental information regarding our results of operation, consistent with how we evaluate our performance. Constant currency percentages are calculated by converting prior-period local currency results using the current period exchange rates and comparing those adjusted amounts to current period reported results.

(2)	Free cash flow is defined as net cash flow provided by operating activities, minus capital expenditures. We consider this measure an indication of the financial strength of our Company.

In addition to the significant financial improvements achieved during fiscal 2016, we made considerable progress on our strategies for continued growth in the upcoming year and beyond through the entrance into new geographies, introduction of new products and penetration into new market sectors.

●

We began an expansion of our architectural glass fabrication facility in Owatonna, Minnesota to add oversized architectural glass capability desired for large, high-value-added glass buildings, additional automation capabilities and productivity enhancements. We anticipate the expansion will be completed in the fourth quarter of fiscal 2017.

●	We increased our aluminum anodizing capacity with the installation of a third anodizing line that became operational during the second quarter of fiscal 2016.

●	We successfully re-opened and ramped up our Utah architectural glass fabrication facility during the first quarter of fiscal 2016.

●	We increased resources for our commercial building retrofit initiative, significantly growing retrofit orders during fiscal 2016 and the pipeline for retrofit opportunities for future years.

●	We further penetrated new picture framing markets in Europe and certain other international geographies.

●

All four business segments introduced new products during fiscal 2016, including new architectural glass coatings; hurricane, blast and thermal door, storefront window and wall systems; and new product enhancements for our value-added picture framing glass products.

Additionally, we took actions to improve our operations for fiscal 2017 and future years.

●

We continued to leverage our strategies to grow revenues through new geographies, new products and new markets. We have new product introduction plans in place for each of our business units and continue to pursue acquisition opportunities.

●

We continued our focus on our company-wide continuous improvement and productivity program, which includes our Lean initiative, and improvements in our supply chain management. Our continuous improvement efforts included labor productivity and yield improvements, manufacturing shift configurations, automation and numerous other continuous improvement efforts.

●	We continued our focus on developing our future leaders with senior and middle management leadership development programs.

●	We continued our long-standing focus on workplace and job site safety.

Despite all of these accomplishments during fiscal 2016, our stock price performance decreased on a year-over-year basis from $45.85 as of February 27, 2015, the last trading day of fiscal 2015, to $39.41 as of February 26, 2016, the last trading day of fiscal 2016; however, we have significantly outperformed the companies in our compensation peer group and the Russell 2000 Index over the past three- and five-year periods. We believe our current year success and fiscal 2017 focus and positioning will result in adjustments to our stock price over time, as TSR can be a lagging indicator of a company’s achievements. We also believe that achieving over $1 billion in revenues in fiscal 2017, which reflects a doubling of our revenues in just over five years, will also positively impact our share price performance.

Creating Shareholder Value.    Our Company has delivered substantial improvement in TSR and has outperformed the companies in our compensation peer group (identified under “Peer Group” on page 36), and the Russell 2000 Index over the past three and five fiscal year periods. The chart below compares our Company’s cumulative TSR to our compensation peer group and the Russell 2000 Index for the past one, three and five-year periods. Although one-year TSR performance for our Company was negative, it was consistent with the TSR performance of our compensation peer group and Russell 2000 Index for that period; however, our three-year and five-year TSR performance is significantly better than our compensation peer group and the Russell 2000 Index.

Cumulative Total Shareholder Return

Apogee vs. Peer Group and Russell 2000 Index

Fiscal 2012 – Fiscal 2016

Cumulative TSR	Fiscal 2012	Fiscal 2013	Fiscal 2014	Fiscal 2015	Fiscal 2016

Apogee	(7.10)	97.04	160.61	253.02	206.38

Compensation Peer Group	(2.40)	27.01	62.65	65.28	44.07

Russell 2000	(1.00)	14.52	50.07	58.52	35.20

We have significantly improved financial performance over the last five fiscal years, as evidenced by our growth in revenue of 48% and earnings per share (“EPS”) of 1,206%. These metrics, among others, are used in our incentive compensation plans to reward our executives and align pay with performance.

Revenue Growth	EPS Growth

(1)	CAGR is defined as compound annual growth rate.

(2)	Adjusted earnings per share, excluding the $0.22 per share tax credit earned in fiscal 2015.

Executive Compensation Philosophy and Practices.    Our compensation programs are designed to attract, motivate and retain executive talent to achieve success in both the short- and long-term for our Company; pay for sustainable performance in an ever-changing environment; and align the interests of our executive officers with our shareholders. We continue to refine our executive compensation program to reflect evolving executive compensation practices.

Our Executive Compensation Practices: (What We Do)	See Page	Executive Compensation Practices We Have Not Implemented or Have Discontinued: (What We Don’t Do)	See Page
We seek alignment of pay and performance each year. A significant portion of our compensation program is performance-based through the use of our short-term and long-term incentive plans.	31-32	We do not have employment contracts for our Named Executive Officers. We do not pay annual incentive compensation if our Company is not profitable for the year.	58 39
We review “tally sheets” and realizable pay and performance for our executives and use that information as a factor in making compensation decisions.	35
We mitigate undue compensation risk, including utilizing caps on potential payments, multiple financial performance metrics, and different metrics for our annual cash incentives and long-term performance awards, as well as robust Board and Board Committee processes to identify risk.	48	We do not believe any of our Company’s compensation programs create risks that are reasonably likely to have a material adverse effect on our Company.	48
We have change-in-control severance agreements with all of our Named Executive Officers that provide benefits only upon a “double trigger.”	59	We do not provide for excise tax “gross-ups” or “single triggers” in our change-in-control severance agreements.	59
Our equity award agreements for grants made pursuant to our Stock Incentive Plan have “double trigger” change-in-control provisions for all employees.	59
We provide minimal perquisites to our executives.	51	We do not provide tax reimbursement or tax “gross-ups” on any perquisites. We do not provide automobile allowances to or pay for club memberships for our Named Executive Officers. We do not have any Company-owned or leased aircraft.	51
We have adopted stringent share ownership guidelines, and we review compliance annually.	46-47	We do not reprice underwater stock options or stock appreciation rights.	71
We evaluate share utilization by annually reviewing overhang and burn rates.	36
The Committee benefits from its utilization of a compensation consulting firm that fully meets the stringent independence requirements under the final rules of the Dodd-Frank Act.	35	The Committee’s compensation consulting firm does not provide any other services to our Company other than those requested by our Compensation Committee for executive compensation.	35

We have a clawback policy that applies to our Named Executive Officers and certain other executives.

We have a formal hedging policy that prohibits all employees and directors from engaging in hedging transactions in our Company’s securities.

	47 47	The Committee’s independent compensation consulting firm does not provide any specific recommendations for compensation for our Named Executive Officers.

The Role of Shareholder Vote on Say on Pay Proposal.  Our Company provides our shareholders with the opportunity to cast an advisory vote on our Say on Pay Proposal annually. At our Company’s annual meeting of shareholders held on June 25, 2015, 97% of the votes cast on the Say on Pay Proposal were voted in favor of ratification of the proposal. The Committee will continue to take into account the outcome of our Company’s Say on Pay Proposal when making future compensation decisions.

Our Executive Compensation Program.    Total compensation includes a mix of short-term and long-term compensation and fixed and performance-based compensation.

●	Short-term compensation

¡	Base salary (fixed)

¡	Annual performance-based cash incentives (performance-based)

●	Long-term compensation

¡	Restricted stock award (fixed)

¡

Two-year performance-based awards on end-to-end cycles that are only earned upon achievement of certain two-year financial performance measures (performance-based) with any amounts earned paid over two years.

¡	These awards are granted every other year and settled in cash.

Commencing with fiscal 2015, we provided our Chief Executive Officer with the opportunity to earn additional long-term compensation pursuant to performance-based retention incentives. These long-term, performance-based retention incentives are mandatorily deferred pursuant to our Deferred Compensation Plan to provide incentive to our Chief Executive Officer to remain with our Company until retirement and to drive continued growth, operational improvement and successful implementation of our strategic plan.

Target Compensation Mix.  The charts below illustrate the short-term and long-term mix, and fixed and performance-based mix of the primary compensation elements at target. This information is used by the Committee as a guideline in making compensation awards for our Named Executive Officers.

(1)

Our CEO retention incentives provide our Chief Executive Officer with the opportunity to earn cash retention incentives, which, if earned, will be mandatorily deferred pursuant to our Deferred Compensation Plan and will be forfeited unless our Chief Executive Officer remains employed by our Company until April 28, 2019. All of the fiscal 2016 CEO evaluation-based incentive is included at target. During fiscal 2015, we granted our Chief Executive Officer the opportunity to earn the fiscal 2015 – 2016 CEO performance-based retention incentive, which has a two-year performance period. We did not grant a two-year CEO performance-based retention incentive during fiscal 2016. We have included the annualized (50%) value of the fiscal 2015 – 2016 CEO performance-based retention incentive at target in the chart above.

(2)

Our two-year performance-based awards have end-to-end performance cycles, are granted every other year and are cash-settled. During fiscal 2015, we granted the opportunity to earn the fiscal 2015 – 2016 performance-based awards to all our Named Executive Officers. We did not make any two-year performance-based awards to our Named Executive Officers during fiscal 2016. We have included the annualized (50%) value of such awards at target in the charts above. These awards were granted at the beginning of fiscal 2015, the first year of the two-year performance cycle, and are a component of long-term compensation for both years in the performance cycle.

Highlights of Fiscal 2016 Compensation Actions.      The following highlights the Committee’s key compensation decisions for fiscal 2016. These decisions were made after reviewing compensation data provided by the Committee’s independent compensation consultant.

●

Base Salaries.    In order to bring our Chief Executive Officer’s base salary more in line with competitive market practices and to a level the Committee believes to be appropriate for his experience and performance, the Committee awarded a base salary increase of 9.7% to our Chief Executive Officer for fiscal 2016. The Committee also awarded base salary increases ranging from 3.0% to 6.6% to our Other Named Executive Officers for fiscal 2016.

●

Annual Cash Incentive Payouts.    Our fiscal 2016 cash incentives paid out at an average of 116.54% of target. Our Chief Executive Officer earned an annual cash incentive equal to 142.01% of his fiscal 2016 base salary and our Other Named Executive Officers earned fiscal 2016 annual cash incentives ranging from 42.99% to 93.75% of their fiscal 2016 base salaries.

●

Restricted Stock Awards.  On April 30, 2015, the Committee awarded restricted stock awards to our Named Executive Officers that vest over three years. Our Chief Executive Officer received an award valued at $984,257 and our Other Named Executive Officers received awards with values ranging from $75,878 to $244,209.

●

Fiscal 2015 – 2016 Performance-Based Award Payout.    Our fiscal 2015 – 2016 performance-based awards paid out at 158.39% of target. Our Chief Executive Officer earned an incentive of $2,927,047 and our Other Named Executive Officers received awards with values ranging from $307,639 to $900,922. These awards are end-to-end awards and are only granted every other year. Half of these earned awards (50%) will be paid at the end of the two-year performance period, with the remaining 50% of the earned award being paid approximately one year later. Our Company did not grant two-year performance-based awards during fiscal 2016.

●

Chief Executive Officer Performance-Based Retention Incentive Payouts.        Taking into consideration the significant improvement in financial and operational performance of our Company since Mr. Puishys joined our Company as Chief Executive Officer on August 22, 2011, during fiscal 2015, the Committee and our Board of Directors determined that it would be in the best interests of the Company and its shareholders to provide performance-based financial incentives for Mr. Puishys to remain with our Company until his retirement. On June 25, 2014, our Board, upon recommendation of the Committee, granted our Chief Executive Officer a long-term performance-based retention incentive that provides him with the opportunity to earn cash retention incentives based on: (1) an annual evaluation-based retention incentive, and (2) a two-year performance-based retention incentive. Amounts earned under the retention incentives will be mandatorily deferred pursuant to our Deferred Compensation Plan and will be forfeited unless our Chief Executive Officer remains employed by our Company until April 28, 2019.

Our Chief Executive Officer earned $250,000 under the fiscal 2016 CEO evaluation-based retention incentive and $609,802 under the fiscal 2015 – 2016 CEO performance-based retention incentive, all of which was mandatorily deferred pursuant to our Deferred Compensation Plan.

Overview of Primary Compensation Elements

The table below provides an overview of the three primary compensation elements used in our executive compensation program.

Compensation Element	Objective	How Determined	Market Positioning(1)	How Impacted by Performance
Base Salary	Attract and retain executives by offering salaries that are competitive with the market.	Annual subjective assessment of executive leadership and individual performance, experience, tenure, competitive market data, internal equity among positions with similar responsibilities, and executive potential.	Targeted to be around the 50th percentile relative to competitive market practices.	Based on individual performance.
Annual Cash Incentive Compensation	Create an incentive for achievement of pre-defined annual Company performance results.

For target bonus award opportunity percentages

– competitive market data and trends, and internal equity among positions with similar responsibilities.

For actual bonus payouts – performance against pre-established criteria in our annual cash incentive plan.

Target level performance results in target total cash compensation (base salary plus annual cash incentive compensation) that is generally slightly below the 50th percentile.

Above target performance results in maximum total cash compensation that is generally slightly above the 50th percentile.

Below target performance results in threshold total cash compensation that is generally at or below the 25th percentile.

Payout dependent on achievement of one-year Company financial performance goals.
Long-Term Incentive Compensation: ● Restricted Stock and ● Two-Year Performance- Based Awards	Align the interests of executives with shareholders and to focus on long-term sustained performance. Create appropriate retention incentives.	Company performance, annual subjective assessment of achievement of individual business objectives, market data and trends, internal equity among positions with similar responsibilities and executive potential.	Targeted generally to be at or slightly above the 50th percentile for target performance and up to the 75th percentile for maximum performance.

Performance that increases our stock price increases the value of the restricted stock awards.

Cash payout of the two-year performance-based awards is dependent on achievement of two-year Company financial performance goals.

(1)	Actual pay levels may be above or below the targeted level depending on all of the factors outlined in the “How Determined” column of the table.

Compensation Process

Our compensation program is evaluated annually taking into consideration changes to our business strategy, the economy and our competitive marketplace.

Annually, during the first quarter of the fiscal year, the performance of each of our Named Executive Officers is evaluated based on a subjective assessment of (i) his or her executive leadership; and (ii) achievement of agreed-upon individual business objectives for the just-completed fiscal year. The annual performance evaluation of our Chief Executive Officer is administered by our Nominating and Corporate Governance Committee, with all non-employee directors participating in the performance evaluation, and the results of the Chief Executive Officer’s annual performance evaluation are reviewed by the Committee and our full Board. Our Chief Executive Officer conducts or participates in the annual performance evaluation of our Other Named Executive Officers and reviews the results with members of the Committee.

In establishing the elements and levels of compensation for a fiscal year, the Committee considers the annual performance evaluations of our Named Executive Officers and reviews its compensation consultant’s independent analyses of compensation for our Named Executive Officers and other executive officers based on comparable positions, using both published survey sources and company peer group data to determine our competitive positioning relative to the markets where we recruit. Our Chief Executive Officer makes recommendations to the Committee on compensation for our Other Named Executive Officers, but does not participate in the determination of his own compensation.

The Committee continuously monitors our compensation programs and annually reviews a compensation “tally sheet,” which lists total direct compensation (base salary, annual cash incentive compensation and long-term incentive awards), perquisites, other elements of executive compensation, broad-based employee benefits and wealth accumulation through Company equity and retirement plans for our Named Executive Officers; however, the compensation tally sheets are not used to make actual pay decisions. The Committee assesses historical pay and performance to ensure continued alignment of our compensation programs. However, the Committee generally does not consider compensation earned in prior years in establishing the elements and levels of compensation for a Named Executive Officer in the current fiscal year.

Consulting Assistance, Peer Group and Competitive Market

Compensation Consultant Independence.  In fiscal 2016, the Committee retained the services of Pearl Meyer to assist with the review of overall compensation for our executive officers. Pearl Meyer reports directly to the Committee, and the Committee can replace Pearl Meyer or hire additional consultants at any time. During fiscal 2016, Pearl Meyer attended four Committee meetings in person or by telephone, including executive sessions, as requested, and consulted with the Chair of the Committee between meetings.

As required under the Dodd-Frank Act, the Committee has analyzed whether the work of Pearl Meyer as its compensation consultant raises any conflict of interest, taking into consideration the following factors under this rule: (i) Pearl Meyer does not provide any other services to our Company; (ii) the amount of fees from our Company paid to Pearl Meyer is less than 1% of Pearl Meyer’s total revenue; (iii) Pearl Meyer’s policies and procedures were designed to ensure independence; (iv) Pearl Meyer does not have any business or personal relationship with an executive officer of our Company or any member of the Committee; and (v) neither Pearl Meyer, nor any member of its consulting team, owns any stock of our Company. The Committee has determined, based on its analysis of the above factors, that Pearl Meyer is independent of our Company and the work of Pearl Meyer (and the individual compensation advisors employed by Pearl Meyer) as compensation consultant to the Committee has not created any conflict of interest. The Committee will continue to monitor the independence of its compensation consultant on an annual basis.

Peer Group.    The selection criteria identified for determining and reviewing our Company’s peer group generally include:

●	Companies with revenue within a similar range (0.33 to 3.0 multiple).

●	Companies with market capitalization within a similar range (0.33 to 3.0 multiple).

●	Companies with market capitalization to revenue ratio of 0.5 or greater.

●	Companies in the same or similar industries.

●	Companies with business model similarity, which may include the following:

¡	Coatings for special purposes (e.g., protective, UV, etc.);

¡	Construction materials, primarily for commercial or industrial applications;

¡	Specialized/customized product lines;

¡	Heavy-duty manufacturing operations and project-directed manufacturing;

¡	Project-based businesses;

¡	Green product or service initiatives; and

¡	Revenues generated primarily in the United States (greater than 60%).

●	Companies in the same geographic location (to a lesser degree).

●	Companies included in the prior-year peer group, to help ensure year-over-year consistency (where appropriate).

Using the selection criteria outlined above, the Committee, with the assistance of its independent compensation consultant, identified a peer group consisting of the 15 companies listed below. Each company selected met at least three of the selection criteria. During the third quarter of fiscal 2016, the Committee reevaluated and confirmed that this 15-company peer group remains appropriate for compensation purposes for fiscal 2017.

● Aegion Corporation	● Griffon Corporation

● Azz incorporated	● H.B. Fuller Company

● CLARCOR Inc.	● Lydall, Inc.

● Columbus McKinnon Corporation	● NCI Building Systems, Inc.

● Daktronics, Inc.	● Quaker Chemical Corporation

● Eagle Materials Inc.	● Quanex Building Products Corporation

● EnPro Industries, Inc.	● Tennant Company

● Graco Inc.

Competitive Market.    The Committee relies on its independent compensation consultant to help define the appropriate competitive market using a combination of the peer group companies and compensation surveys. The information on the competitive market is used by the Committee:

●	As an input in designing our compensation plans and philosophy;

●	As an input in developing base salary adjustments, annual cash incentive targets and long-term incentive ranges;

●	To benchmark the form and mix of long-term awards;

●	To assess the competitiveness of total direct compensation awarded to our Named Executive Officers and certain of our other executives; and

●	To benchmark overhang levels (dilutive impact on our shareholders of equity compensation) and annual burn rate (the aggregate shares awarded as a percentage of total outstanding shares).

Fiscal 2016 Individual Compensation Actions

Fiscal 2016 Annual Performance Accomplishments. The performance during fiscal 2016 of each of our Named Executive Officers was evaluated based on a subjective assessment of (i) his or her executive leadership; and (ii) achievement against his or her individual business objectives for fiscal 2016. Below is certain information regarding each Named Executive Officer’s individual business objectives for fiscal 2016 and accomplishments against those objectives.

●

Mr. Puishys.  Mr. Puishys’ individual business objectives for fiscal 2016 were based on strategic portfolio review, revenue growth better than market, IT and operational security risk mitigation, cost management and succession planning. During fiscal 2016, our Company completed a strategic review of our Architectural Glass, Architectural Services and Architectural Framing System segments that helped identify strategic priorities for each segment. During fiscal 2016, our Company grew revenues 5.1%, or 7.0% on a constant currency basis. This revenue growth was attributable in part to new product introductions, geographic expansion and increased architectural glass sales to mid-sized projects with shorter lead times. Also, during fiscal 2016, we grew gross margin and operating margin by 250 and 310 basis points, respectively, with our productivity initiative contributing to our margin improvements. Mr. Puishys led cost-control efforts that resulted in a decrease in selling, general and administrative expenses as a percentage of sales by 60 basis points to 14.9% for fiscal 2016 from 15.5% for fiscal 2015. Mr. Puishys also led efforts for IT and operational risk mitigation that included network upgrades, enhanced back-up systems, and hardware and software upgrades. Mr. Puishys also assessed internal leaders, identified possible internal CEO succession candidates and designed development plans for such individuals.

●

Mr. Porter.  Mr. Porter’s individual business objectives for fiscal 2016 were based on financial and operational performance, strategy and business development initiatives, and our commercial building retrofit initiative. During fiscal 2016, our Company grew revenues 5.1% over the prior year, or 7.0% on a constant currency basis, and increased operating income 53% over the prior year. During fiscal 2016, our Company also improved gross margin by 250 basis points, operating margin by 310 basis points and return on invested capital by 390 basis points. Mr. Porter successfully led our strategic portfolio review of our three Architectural segments that identified portfolio priorities for revenue growth and improvement in profitability for each segment and drove and supported further strategic growth from new products, new markets and geographic expansion. In addition, during fiscal 2016, Mr. Porter led efforts to expand resources for commercial building retrofit sales, significantly growing commercial building retrofit orders and the pipeline for commercial building retrofit opportunities in future years.

●

Ms. Beithon.     Ms. Beithon’s individual business objectives for fiscal 2016 were based on compliance, corporate governance, litigation and claim management, and support for growth initiatives. During fiscal 2016, Ms. Beithon continued to lead our corporate governance initiatives; managed successful resolution of various claims and litigation matters; provided legal support for growth initiatives, including trademark and patent prosecution; and took various actions to strengthen our Company’s legal and compliance systems.

●

Mr. Klein.      Mr. Klein’s individual business objectives for fiscal 2016 were based on cost productivity savings, continuous improvement and Lean initiatives, supply chain and procurement initiatives and safety. During fiscal 2016, Mr. Klein led cost productivity initiatives that resulted in estimated savings of $17.2 million, an increase of 30% over savings in the prior year. Mr. Klein led new Lean initiatives across manufacturing facilities and improvement activities in non-manufacturing functional groups such as engineering, supply chain, accounting and human resources. During fiscal 2016, Mr. Klein also developed a new continuous improvement program for fiscal 2017 and future years.

●

Mr. Johnson.  Mr. Johnson’s individual business objectives for fiscal 2016 were based on working capital management, real estate portfolio management, enterprise risk management and tax planning. During fiscal 2016, Mr. Johnson led efforts to reduce days working capital (“DWC”) by approximately four days to 47.2 days at the end of fiscal 2016. In addition, he led efforts to purchase an additional facility and sell a facility in our Architectural Framing Systems segment; implemented procedures to strengthen our treasury management and foreign exchange strategies; continued to lead our enterprise risk management efforts with more detailed documentation of risk mitigation actions; and led efforts to reduce taxes and/or improve tax preparation efficiencies.

Base Salary.  Base salary reflects a fixed portion of the overall compensation package and is the base amount from which certain other compensation elements are determined, including target annual cash incentive opportunities and long-term incentive compensation award opportunities. In making salary adjustments, the Committee considers the executive’s base salary relative to the market, our compensation philosophy and other factors, such as individual performance against business plans, leadership, initiatives, experience, knowledge and job criticality. After discussing these items, the Committee determined it was appropriate to provide merit increases to all of our Named Executive Officers for fiscal 2017.

Below is information on the base salaries of our Named Executive Officers for fiscal 2016 and fiscal 2017.

Base Salary
Name	Fiscal 2016 Base Salary ($)	Percent Increase in Fiscal 2016 (%)	Fiscal 2017 Base Salary ($)	Percent Increase in Fiscal 2017 (%)
Joseph F. Puishys	845,000	9.7	890,000	5.3
James S. Porter	407,000	3.0	419,210	3.0
Patricia A. Beithon	330,000	4.8	346,500	5.0
John A. Klein	265,000	3.9	272,950	3.0
Gary R. Johnson	230,000	6.6	239,200	4.0

Annual Cash Incentive Compensation.  Annual cash incentive awards are designed to reward short-term performance results. These results are based on achievement relative to objective financial goals set forth in the annual operating plan approved by our Board of Directors. For fiscal 2016, annual cash incentive awards to our Named Executive Officers were made pursuant to our shareholder-approved Apogee Enterprises, Inc. 2012 Executive Management Incentive Plan (the “2012 Executive MIP”), as described below.

2012 Executive MIP.  Our 2012 Executive MIP was adopted to ensure the tax deductibility of the annual cash incentive compensation that may be earned by our Named Executive Officers. Our 2012 Executive MIP is designed to be an annual bonus “pool” plan. Each fiscal year, the Committee establishes a bonus pool equal to a percentage of one or more performance factors from a list of approved factors set forth in our 2012 Executive MIP. If the bonus pool generated for any fiscal year is not sufficient to fund all potential payouts to participants under the plan, the awards earned by each participant will be reduced proportionately based on each participant’s percent of the pool.

Each fiscal year, the Committee selects the executives of our Company who will participate in our executive management incentive plan for that year and assigns a percentage of the bonus pool to each participating executive, with the total percentage not to exceed 100% of the bonus pool for any given fiscal year. The percentage of the bonus pool assigned to each participating executive establishes the maximum annual cash incentive award payout for that individual participant for the current fiscal year; however, no one individual payout can exceed $3,000,000 in any given fiscal year.

The actual annual cash incentive awards to be paid to participants after the annual bonus pool has been established may be adjusted downward based on the achievement of one or more additional predetermined, objective performance goals based on the annual operating plan approved by our Board of Directors. At least one of the additional predetermined, objective performance goals must be met at the threshold level in order for any annual cash incentive to be paid to an executive. In addition, if our Company is not profitable, no annual cash incentives will be paid even if the other goals are at or above threshold.

Generally, if the threshold performance level for all performance goals is achieved, 50% or less of the target award will be earned; if target performance level for all performance goals is achieved, 100% of the target award will be earned; and if maximum performance level for all performance goals is achieved, 200% of the target award will be earned. If the threshold performance level for only one performance goal is achieved and the threshold performance is not achieved for any of the other performance goals, less than 50% of the target award will be earned based on the weighting allocated to that specific performance goal. For any performance between these levels, awards will be interpolated. The Committee has the discretion to further reduce payouts under our 2012 Executive MIP, as appropriate.

Fiscal 2016 Annual Cash Incentive Payouts.  The performance factor used to establish the fiscal 2016 bonus pool under our 2012 Executive MIP was 5% of Apogee operating income. In fiscal 2016, we had operating income of $97.4 million, generating a bonus pool of $4.87 million. The performance goals used to determine actual payouts for fiscal 2016 annual cash incentive awards made pursuant to our 2012 Executive MIP for our Named Executive Officers were a combination of Apogee net sales, earnings before taxes (“EBT”) and DWC.

The tables below set forth certain information with respect to the fiscal 2016 annual cash incentive award payout ranges as a percentage of fiscal 2016 salary for our Named Executive Officers.

Fiscal 2016 Annual Cash Incentive Compensation Ranges

Name	Threshold Payout as a Percentage of Fiscal 2016 Salary (%)(1)	Target Payout as a Percentage of Fiscal 2016 Salary (%)(2)	Maximum Payout as a Percentage of Fiscal 2016 Salary (%)(3)
Joseph F. Puishys	5.25	105.00	210.00
James S. Porter	3.75	75.00	150.00
Patricia A. Beithon	3.00	60.00	120.00
John A. Klein	2.00	40.00	80.00
Gary R. Johnson	2.00	40.00	80.00

(1)

Assumes threshold performance level is achieved for only the performance goal with the lowest weighting and is not achieved for any other performance goals. If actual results are below threshold performance level for all performance goals, the payout will be zero.

(2)	Assumes target performance level is achieved for all performance goals.

(3)	Assumes maximum performance level is achieved or exceeded for all performance goals.

The following table outlines the performance metrics, weighting and performance levels and actual performance achievement for the fiscal 2016 performance cycle.

Fiscal 2016 Annual Cash Incentive Performance Levels and Actual Performance

Performance Goal	Weighting (%)	Threshold	Target	Maximum	Actual Performance
Net Sales	25	$1,002,744,000	$1,047,198,000	$1,086,739,000	$981,189,000
EBT	65	$88,250,000	$94,721,000	$102,250,000	$97,324,000
DWC	10	53.7 days	51.4 days	49.2 days	47.2 days

The following table sets forth certain information with respect to the fiscal 2016 annual cash incentive compensation payouts for each of our Named Executive Officers.

Fiscal 2016 Annual Cash Incentive Compensation Payouts

	Performance Goals		Potential Payout		Actual Payout
Name	Metric	Weighting (%)	Target Payout as a Percent of Fiscal 2016 Salary (%)	Target Payout Level ($)	Percentage of Target (%)	Guideline Amount ($)	Approved Payout Amount ($)(1)	Percent of Fiscal 2016 Salary (%)
Joseph	Net Sales	25	26.25	221,812	—	—	—	—
F.	EBT	65	68.25	576,713	134.57	776,048	976,675	115.58
Puishys	DWC	10	10.50	88,725	200.00	177,450	223,325	26.43
		100	105.00	887,250	107.47	953,498	1,200,000	142.01

James	Net Sales	25	18.75	76,312	—	—	—	—
S.	EBT	65	48.75	198,413	134.57	266,992	310,553	76.30
Porter	DWC	10	7.50	30,525	200.00	61,050	71,010	17.45
		100	75.00	305,250	107.47	328,042	381,563	93.75

Patricia	Net Sales	25	15.00	49,500	—	—	—	—
A.	EBT	65	39.00	128,700	134.57	173,184	173,184	52.48
Beithon	DWC	10	6.00	19,800	200.00	39,600	39,600	12.00
		100	60.00	198,000	107.47	212,784	212,784	64.48

John	Net Sales	25	10.00	26,500	—	—	—	—
A.	EBT	65	26.00	68,900	134.57	92,724	92,724	34.99
Klein	DWC	10	4.00	10,600	200.00	21,200	21,200	8.00
		100	40.00	106,000	107.47	113,924	113,924	42.99

Gary	Net Sales	25	10.00	23,000	—	—	—	—
R.	EBT	65	26.00	59,800	134.57	80,477	80,477	34.99
Johnson	DWC	10	4.00	9,200	200.00	18,400	18,400	8.00
		100	40.00	92,000	107.47	98,877	98,877	42.99

(1)

The individual approved payout amount for each of our Named Executive Officers is less than the maximum allocation of the bonus pool under our 2012 Executive MIP for such individual. Therefore, all approved payout amounts for our Named Executive Officers are fully deductible under Section 162(m).

Long-Term Incentive Compensation.     We utilize two instruments to deliver long-term incentive compensation. The mix of long-term incentive instruments is determined annually by the Committee, and for fiscal 2016 was restricted stock awards and two-year performance-based awards. We issue two-year performance-based awards only in the first year of the two-year performance cycle (granted every other year).

Restricted Stock Awards.    Each year, the Committee determines a fixed dollar value of the restricted stock award for each executive for the just-completed fiscal year. The Committee begins its deliberations with a targeted fixed dollar value, as a percentage of base salary, which is compared to competitive levels of long-term incentives for comparable positions in the market, based on data provided by the Committee’s independent compensation consultant. The Committee determines a final fixed dollar value for each of our Named Executive Officers after considering the subjective evaluation of each of our Named Executive Officers’ performance against his or her individual business objectives for the just-completed fiscal year. Restricted stock awards generally vest in three equal annual installments commencing on the first anniversary of the date of the award. Upon issuance of the restricted stock, each holder is entitled to the rights of a shareholder, including the right to vote the shares of restricted stock and receive any dividends and any other distributions.

On April 30, 2015, the Committee determined that Messrs. Puishys, Porter, Klein and Johnson and Ms. Beithon had substantially met his or her individual business objectives for fiscal 2015 and awarded our Named Executive Officers restricted stock as set forth below.

Fiscal 2016 Restricted Stock Awards

Name	Restricted Stock Awarded (#)	Value of Award ($)(1)	Percentage of Fiscal 2016 Salary (%)	Grant Price ($)
Joseph F. Puishys(2)	18,705	984,257	116	52.62
James S. Porter(3)	4,641	244,209	60	52.62
Patricia A. Beithon(4)	3,010	158,386	48	52.62
John A. Klein(5)	1,511	79,509	30	52.62
Gary R. Johnson(6)	1,442	75,878	33	52.62

(1)

The value of the award was calculated by multiplying the number of shares of restricted stock by $52.62, the closing price of our common stock on the NASDAQ Global Select Market on April 30, 2015, the date of grant.

(2)	Mr. Puishys’ individual business objectives for fiscal 2015 were based on Apogee financial performance, Apogee strategic portfolio review, and growth in our commercial building retrofit initiative.

(3)

Mr. Porter’s individual business objectives for fiscal 2015 were based on Apogee financial and operational performance, strategy and business development initiatives, and growth in our commercial building retrofit initiative.

(4)	Ms. Beithon’s individual business objectives for fiscal 2015 were based on compliance, corporate governance, litigation and claim management, and support for growth initiatives.

(5)	Mr. Klein’s individual business objectives for fiscal 2015 were based on cost productivity savings, continuous improvement and Lean initiatives, supply chain and procurement initiatives, and safety.

(6)

Mr. Johnson’s individual business objectives for fiscal 2015 were based on credit facility management, tax planning, enterprise risk management, real estate portfolio management, and working capital management.

Two-Year Performance-Based Awards.  Our Company has granted two-year performance-based awards as a component of long-term incentive compensation since fiscal 2013. The Committee believes that two-year performance-based awards provide incentive to focus executives on achievement of specific two-year financial performance goals that are aligned with business fundamentals. The Committee also believes that these awards, which are settled in cash, are better instruments for delivering long-term incentive compensation than equity-based awards, as they are not dilutive to our shareholders. The two-year performance-based awards are designed to reward sustainable, profitable growth consistent with our strategic plan. The Committee believes that a two-year performance cycle provides the necessary line of sight to set realistic targets aligned with our Company’s objectives.

The two-year performance-based awards are end-to-end awards, have two-year performance periods and pay out in two equal annual installments after completion of the performance period. Generally, two-year performance-based awards are made in the first quarter of the first fiscal year of the two-year performance period. The two-year performance periods do not overlap, therefore a grant of this award is made every other year.

Non-overlapping cycles avoid the potential confusion associated with using different targets on the same metric or different metrics in the same year. The earned award is paid out in two equal installments, with 50% of the earned award paid in the first quarter of the year following completion of the performance cycle and the remaining 50% paid one year later (approximately three years after commencement of the performance cycle), with each payment contingent on the executive being employed by our Company on the date the payment is made. The Committee believes this payment approach for the earned award promotes retention.

Two-Year Performance-Based Awards and Payout Cycle

Award	Fiscal 2013	Fiscal 2014	Fiscal 2015	Fiscal 2016	Fiscal 2017	Fiscal 2018

Fiscal 2013 – 2014 Award	Performance Period		50% Paid	50% Paid
Fiscal 2015 – 2016 Award			Performance Period		50% Paid	50% Paid

●	Performance award cycles are measured on a fiscal year basis (March – February).

●	Award payouts are made 50% at the end of the two-year performance cycle (usually in May) and 50% in the following year (usually in March) promoting continued retention for plan participants.

The Committee determines the dollar value of two-year performance-based awards granted to each participating executive at the target performance level based on consideration of individual performance, our Company performance, market data and trends, internal equity, executive potential and input from our Chief Executive Officer with respect to our Other Named Executive Officers and other participating executives. The dollar value at the threshold performance level is determined as a percentage of base salary. Generally, if the threshold performance level for all performance goals is achieved, 50% or less of the target award will be earned; if target performance for all performance goals is achieved, 100% of the target award will be earned; and if maximum performance level for all performance goals is achieved, 200% of the target award will be earned. If threshold performance level for only one performance goal is achieved and the threshold performance is not achieved for any of the other performance goals, less than 50% of the target award will be earned based on the weighting allocated for that specific performance goal. For any performance between these levels, awards will be interpolated.

On April 29, 2014, the Committee determined the dollar value for the fiscal 2015 – 2016 performance-based awards as a percentage of fiscal 2015 base salary at the threshold, target and maximum award levels for each of our Named Executive Officers.

The table below sets forth certain information with respect to our fiscal 2015 – 2016 performance-based awards payout ranges as a percentage of salary at threshold, target and maximum performance.

Fiscal 2015 – 2016 Performance-Based Award Payout Ranges

Name	Threshold Payout as a Percentage of Fiscal 2015 Salary (%)(1)	Target Payout as a Percentage of Fiscal 2015 Salary (%)(2)	Maximum Payout as a Percentage of Fiscal 2015 Salary (%)(3)
Joseph F. Puishys	40.0	240.0	480.0
James S. Porter	24.0	144.0	288.0
Patricia A. Beithon	24.0	144.0	288.0
John A. Klein	15.0	90.0	180.0
Gary R. Johnson	15.0	90.0	180.0

(1)

Assumes threshold performance level is achieved for only one of the performance goals and is not achieved for any other performance goals. If actual results are below threshold performance level for all performance goals, the payout will be zero.

(2)	Assumes target performance level is achieved for all performance goals.

(3)	Assumes maximum performance level is achieved for all performance goals.

Fiscal 2015 – 2016 Performance-Based Award Payouts.    The performance goals for our fiscal 2015 – 2016 performance-based awards made pursuant to our Stock Incentive Plan were average ROIC, cumulative EPS and cumulative net sales.

On April 21, 2016, after completion of the fiscal 2016 audit, the Committee determined the amount earned for the fiscal 2015 – 2016 performance-based awards, and the first installments of such earned awards were paid on April 29, 2016, with the second installments to be paid in March 2017, contingent upon the executive being employed by our Company on the date the payment is made.

The table below outlines, with respect to our fiscal 2015 – 2016 performance-based awards, the performance metrics, weightings, performance levels and actual performance achievement for the fiscal 2015 – 2016 performance cycle.

Fiscal 2015 – 2016 Performance-Based Award Payout Metrics and Payout Percentages

Performance Metric	Weight (%)	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Percentage Earned (%)	Percentage Payout (%)
Average ROIC	33-1/3	8.90%	9.90%	11.00%	10.80%	181.82	60.61
Cumulative EPS	33-1/3	$3.01	$3.35	$3.69	$3.72	200.00	66.67
Cumulative Net Sales	33-1/3	$1,845,000,000	$1,926,100,000	$2,013,400,000	$1,915,300,000	93.34	31.11

							158.39

The table below sets forth certain information with respect to the fiscal 2015 – 2016 performance-based award payouts earned for each of our Named Executive Officers.

Fiscal 2015 – 2016 Performance-Based Award Payouts

	Performance Metrics		Potential Payout		Actual Amount Earned
Name	Metric	Weighting (%)	Target Payout as a Percent of Fiscal 2015 Salary (%)	Target Payout Level ($)	Percentage of Target (%)	Total Earned Amount ($)(1)	Percent of Fiscal 2015 Salary (%)
Joseph	Average ROIC	33-1/3	80.00	616,000	60.61	1,120,114	145.47
F.	Cumulative EPS	33-1/3	80.00	616,000	66.67	1,232,000	160.00
Puishys	Cumulative Net Sales	33-1/3	80.00	616,000	31.11	574,933	74.67
		100	240.00	1,848,000	158.39	2,927,047	380.14

James	Average ROIC	33-1/3	48.00	189,600	60.61	344,762	87.28
S.	Cumulative EPS	33-1/3	48.00	189,600	66.67	379,200	96.00
Porter	Cumulative Net Sales	33-1/3	48.00	189,600	31.11	176,960	44.80
		100	144.00	568,800	158.39	900,922	228.08

Patricia	Average ROIC	33-1/3	48.00	151,200	60.61	274,937	87.28
A.	Cumulative EPS	33-1/3	48.00	151,200	66.67	302,400	96.00
Beithon	Cumulative Net Sales	33-1/3	48.00	151,200	31.11	141,120	44.80
		100	144.00	453,600	158.39	718,457	228.08

John	Average ROIC	33-1/3	30.00	76,500	60.61	139,105	54.55
A.	Cumulative EPS	33-1/3	30.00	76,500	66.67	153,000	60.00
Klein	Cumulative Net Sales	33-1/3	30.00	76,500	31.11	71,400	28.00
		100	90.00	229,500	158.39	363,505	142.55

Gary	Average ROIC	33-1/3	30.00	64,743	60.61	117,726	54.55
R.	Cumulative EPS	33-1/3	30.00	64,743	66.67	129,486	60.00
Johnson	Cumulative Net Sales	33-1/3	30.00	64,743	31.11	60,427	28.00
		100	90.00	194,229	158.39	307,639	142.55

(1)

The fiscal 2015 – 2016 performance-based award earned amounts are paid out in two equal annual installments. The first installment was paid on April 29, 2016 and the second installment will be paid in March 2017, contingent on the executive being employed by our Company on the date the second installment is paid. The table below sets forth the fiscal 2015 – 2016 performance-based award earned amounts payment schedule.

Name	April 29, 2016 ($)	March 2017 ($)
Joseph F. Puishys	1,463,524	1,463,523
James S. Porter	450,461	450,461
Patricia A. Beithon	359,229	359,228
John A. Klein	181,753	181,752
Gary R. Johnson	153,820	153,819

Chief Executive Officer Performance-Based Retention Incentive.     Taking into consideration the significant improvement in financial and operational performance of our Company since Mr. Puishys joined our Company as Chief Executive Officer on August 22, 2011, the Committee and our Board of Directors determined that it would be in the best interests of the Company and its shareholders to provide performance-based financial incentives for Mr. Puishys to remain with our Company until his retirement to continue to drive growth, operational improvement and successful implementation of our Company’s strategic plan. As a result, on June 25, 2014, our Board of Directors, upon the recommendation of the Committee, implemented a performance-based retention incentive consisting of: a one-year, evaluation-based retention incentive and a two-year, performance-based retention incentive. Our Board may provide additional retention incentives to Mr. Puishys in the future.

Any amounts earned pursuant to the CEO retention incentive will be mandatorily deferred into our Deferred Compensation Plan and will be forfeited unless our Chief Executive Officer remains employed by our Company until April 28, 2019 (the “Retention Period”), in our fiscal 2020. In the event Mr. Puishys’ employment is terminated prior to the end of the Retention Period, the amount deferred will be immediately and irrevocably forfeited. In the case of death, disability or retirement, Mr. Puishys, or his estate, as applicable, will receive a pro-rata portion of the incentives. In the case of a change-in-control, as defined in the incentive agreements, the incentives will be adjusted by the Committee in its sole discretion. The incentives are subject to our Company’s clawback policy.

Fiscal 2016 CEO Annual Evaluation-Based Retention Incentive.  This retention incentive is a one-year, evaluation-based, cash incentive awarded pursuant to our 2012 Executive MIP. The amount of incentive earned, if any, will be based upon Mr. Puishys’ achievement against his fiscal 2016 individual business objectives, as determined by our Board of Directors in the annual performance evaluation completed by non-employee directors. Our Chief Executive Officer’s performance criteria for fiscal 2016 are based upon succession planning, strategic portfolio review, revenue growth, IT and operational security risk mitigation, and cost management.

If our Board of Directors determines that Mr. Puishys has met or exceeded his individual business objectives, he will earn a retention incentive between $211,250 at target and $422,500 at maximum, which will then be mandatorily deferred pursuant to our Deferred Compensation Plan. There is no threshold performance level for such retention incentive and the Compensation Committee may determine, in its sole discretion, to reduce the amount of incentive earned or to not award any incentive, depending upon actual performance achieved.

On April 21, 2016, our Board of Directors determined that Mr. Puishys exceeded his fiscal 2016 individual business objectives and awarded our Chief Executive Officer $250,000, which was mandatorily deferred pursuant to our Deferred Compensation Plan as required by the award agreement.

Fiscal 2015 – 2016 CEO Two-Year Performance-Based Retention Incentive.  This portion of the retention incentive is a two-year, performance-based, cash retention incentive under our Stock Incentive Plan. The amount of the incentive earned is based on the extent to which the threshold, target and maximum performance level of the two-year performance goals are achieved. The amount earned, if any, will then be mandatorily deferred into our Deferred Compensation Plan. The performance goals for the fiscal 2015 – 2016 CEO performance-based retention incentive are the same performance goals as the fiscal 2015 – 2016 performance-based awards, and the Company’s performance against those goals is discussed under the heading “Fiscal 2015 – 2016 Performance-Based Award Payouts” on page 43. The fiscal 2015 – 2016 CEO two-year performance-based retention incentive is an end-to-end award and, therefore, the Committee did not award another two-year CEO performance-based retention incentive during fiscal 2016.

The table below sets forth certain information with respect to the fiscal 2015 – 2016 CEO performance-based retention incentive potential payout ranges at threshold, target and maximum performance.

Fiscal 2015 – 2016 CEO Performance-Based Retention Incentive Payout Ranges

	Potential Payout			Actual Amount Earned and Deferred
Performance Goal	Threshold(1)	Target(2)	Maximum(3)	Percentage of Target	Amount Earned and Deferred
Award Amount	$64,167	$385,000	$770,000	158.39%	$609,802(4)
Percentage of Fiscal 2015 Salary	8.3%	50.0%	100.0%

(1)

Assumes threshold performance level is achieved for only one of the performance goals and is not achieved for any other performance goals. If actual results are below threshold performance level for all performance goals, the payout will be zero.

(2)	Assumes target performance level is achieved for all performance goals.

(3)	Assumes maximum performance level is achieved or exceeded for all performance goals.

(4)	All of the amount earned was mandatorily deferred pursuant to our Deferred Compensation Plan as required by the award agreement.

Other Benefit Programs.    Executive officers, including our Named Executive Officers, are eligible to participate in our current benefit plans listed below.

●

Deferred Compensation Plans.    Our executive officers may participate in voluntary non-qualified deferred compensation plans that allow participants to defer compensation to assist in saving for retirement and certain short-term needs. These plans are described under the headings “Deferred Compensation Plan” and “Legacy Deferred Compensation Plan” on pages 56 – 57.

●

Legacy Supplemental Executive Retirement Plan.    Prior to fiscal 2009, we provided a non-qualified defined benefit retirement compensation plan to certain executive officers. This legacy plan was frozen in October 2008 so that no benefits accrue to participants after December 31, 2008. Only two current employees remain participants. Our Chief Executive Officer does not participate in this plan. This plan is described under the heading “Legacy Officers’ Supplemental Executive Retirement Plan” on page 55.

●

401(k) Retirement Plan.    Executive officers may participate on the same terms as all other employees in our 401(k) Retirement Plan, which is described under the heading “401(k) Retirement Plan” on page 56.

●

Employee Stock Purchase Plan.    Executive officers may participate on the same terms as all other employees in our Employee Stock Purchase Plan, which allows participants to purchase shares of our Company’s common stock by contributing up to $500 per week, with our Company contributing an amount equal to 15% of the participant’s weekly contributions.

●

Health and Welfare Benefits.    Executive officers also receive the same health and welfare benefits as those offered to all other full-time employees, with the exception that we offer enhanced long-term disability benefits to our executive officers.

●

Change-in-Control Program.    Our Company has entered into change-in-control severance agreements with each of our Named Executive Officers. The Committee does not consider specific amounts payable under these arrangements when establishing annual compensation. See “Change-in-Control Severance Agreements” on page 59 and “Executive Benefits and Payments Upon Termination and Change-in-Control” on pages 60 – 61 for more information on these arrangements.

●

Perquisites.    Generally, the only perquisites we make available to our Named Executive Officers are reimbursement of financial and estate planning fees of up to $2,000 annually, enhanced long-term disability benefits, payment of relocation expenses, and reimbursement of spousal travel expenses for certain Company events. We also provide reimbursement of annual executive health physical costs to our Chief Executive Officer. We do not provide tax reimbursement or tax “gross-ups” on any perquisites.

Executive Stock Ownership Guidelines

Stock ownership guidelines for executives have been in place since 2001. The Committee monitors compliance with our stock ownership guidelines annually. Each executive has five years from the date he or she becomes subject to the stock ownership guidelines to meet his or her ownership guideline. If an executive is promoted and the target is increased, an additional three-year period is provided to meet the ownership guideline. For purposes of calculating stock ownership, we include unvested shares of restricted stock but do not include unexercised stock option or stock appreciation right (“SAR”) awards. Shares owned are valued based on the average closing price of our common stock for the just completed fiscal year.

The graph below shows the stock ownership guideline for each of our Named Executive Officers and summarizes the shares held as a multiple of base salary for our NEOs as of February 27, 2016, the last day of fiscal 2016. Currently, all of our Named Executive Officers exceed their ownership requirements.

(1)	None of our NEOs has pledged shares of our common stock as collateral for personal loans or other obligations.

Hedging Policy

Our Board of Directors believes that the interests of our executive officers, employees and members of our Board of Directors should be aligned with the interests of our shareholders. As a result, we have adopted a hedging policy that prohibits all employees and members of our Board of Directors from engaging in the purchase or sale of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our Company’s securities.

Clawback Policy

Our Board of Directors adopted a policy regarding “clawbacks” for Named Executive Officers and other key executives for performance-based short-term and long-term incentive compensation plans as of March 3, 2014. The policy provides the Board the discretion to clawback incentive compensation awarded or paid during the three-year period preceding the date of a restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws.

Section 162(m) Policy

Under Section 162(m), we must meet specified requirements related to our performance and must obtain shareholder approval of certain compensation arrangements in order for us to fully deduct compensation in excess of $1,000,000 paid to any of our Named Executive Officers, excluding our Chief Financial Officer. Our 2012 Executive MIP was approved by our shareholders in 2012 and includes specific performance criteria; therefore, annual incentive awards granted under our 2012 Executive MIP are deemed to meet the requirements of Section 162(m) and are not included in the $1,000,000 cap.

Our Amended and Restated 2002 Omnibus Stock Incentive Plan (the “2002 Omnibus Stock Incentive Plan”), and our Stock Incentive Plan have been approved by our shareholders. Therefore, compensation attributable to certain equity awards and other awards granted under those plans may be excluded from the $1,000,000 cap under Section 162(m) as well. Additionally, cash compensation deferred by our executive officers under our Deferred Compensation Plan and Legacy Deferred Compensation Plan is not subject to the Section 162(m) cap until the year paid. Compensation paid in fiscal 2016 subject to the Section 162(m) cap is not expected to exceed $1,000,000 for any of our Named Executive Officers other than Mr. Puishys, whose compensation exceeded the $1,000,000 cap by $3,313,979, primarily due to the exercise of stock options and the vesting of shares of a restricted stock award made as new hire inducement awards to Mr. Puishys when he joined our Company in August 2011.

The Committee intends to continue its practice of paying competitive compensation consistent with our philosophy to attract, motivate and retain executive officers to manage our business in the best interests of our shareholders. As a result, the Committee may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in the best interests of our Company and shareholders.

Compensation Risk Analysis

During fiscal 2016, the Committee, with the assistance of its independent compensation consultant, and management, assessed risk in our compensation plans, practices and policies, and in all fiscal 2016 incentive compensation plans. In performing this risk assessment, the Committee considered: the mix of fixed and variable compensation; the mix of short-term and long-term incentive compensation; the retention awards to our Chief Executive Officer; the extent to which performance metrics are directly reflected in our audited financial statements or other objective reports; the relative weighting of the performance metrics; and the likelihood that achievement of performance metrics could have a material impact on our financial performance in succeeding fiscal periods. In addition, the Committee considered various compensation risk control mitigation features in our compensation plans, including balanced financial performance metrics that include revenue, earnings and operational metrics; multiple financial performance metrics for our annual cash incentive and long-term cash-based incentive plans; different financial performance metrics for our annual cash incentive and long-term cash-based incentive plans; appropriate maximum caps on our annual cash incentive and long-term performance-based incentive plans, and annual equity awards; management stock ownership guidelines; and clawback and hedging policies. The Committee annually assesses the risk of our compensation programs, policies and practices. The Committee does not believe any of our Company’s compensation programs create risks that are reasonably likely to have a material adverse effect on our Company.

Summary Compensation Table

The following table sets forth the total compensation for services in all capacities for fiscal 2016, 2015 and 2014 awarded to our Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Joseph F. Puishys	2016	834,904	984,257	4,986,849	—	55,798	6,861,808
Chief Executive Officer	2015	756,538	846,720	1,692,500	—	66,740	3,362,498
and President	2014	664,615	535,997	2,183,771	—	68,327	3,452,710
James S. Porter	2016	405,385	244,209	1,282,485	—	16,737	1,948,816
Executive Vice President	2015	393,570	189,603	402,031	—	41,939	1,027,143
and Chief Financial	2014	383,113	184,501	894,302	—	28,890	1,490,806
Officer
Patricia A. Beithon	2016	327,981	158,386	931,241	(4,347)	16,851	1,430,112
General Counsel	2015	313,169	151,187	320,607	108,596	39,016	932,575
and Corporate Secretary	2014	300,364	144,675	663,586	2,527	27,813	1,138,965
John A. Klein	2016	263,654	79,509	477,429	—	11,820	832,412
Senior Vice President,	2015	253,789	76,487	173,043	—	10,689	514,008
Operations and Supply	2014	245,192	73,790	365,383	—	41,291	725,656
Chain Management
Gary R. Johnson	2016	228,090	75,878	406,516	9,129	12,067	731,680
Vice President and	2015	215,101	64,758	146,449	463	14,735	441,506
Treasurer	2014	209,720	46,323	217,209	598	14,427	488,277

(1)

The amounts shown in this column represent the grant date fair value of the restricted stock awards made in fiscal 2016, 2015 and 2014 to our Named Executive Officers. These amounts are calculated in accordance with FASB ASC Topic 718, based on the closing share price of our common stock on the date of grant. See Note 12 (Share-Based Compensation) to our fiscal 2016 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 27, 2016.

(2)

The amount in this column for fiscal 2016 represents the annual cash incentive awards earned for fiscal 2016 made pursuant to our 2012 Executive MIP and the full earned amount of the fiscal 2015 – 2016 performance-based awards for the two-year performance cycle made pursuant to our Stock Incentive Plan, reported in a single year as required by applicable SEC rules. Actual payments of earned fiscal 2015 – 2016 performance-based awards are made in two equal installments following the performance period and are contingent on continued active employment on each applicable payment date. The first payment of the fiscal 2015 – 2016 performance-based awards was made on April 29, 2016 and the second is anticipated to be made in March 2017. The amount in this column for fiscal 2016 for our Chief Executive Officer also includes the fiscal 2016 CEO evaluation-based retention incentive made pursuant to our 2012 Executive MIP and the full earned amount of the fiscal 2015 – 2016 CEO performance-based retention incentive, made pursuant to our Stock Incentive Plan, both of which were mandatorily deferred into our Deferred Compensation Plan.

The following table sets forth information with respect to fiscal 2016 non-equity incentive plan compensation for our Named Executive Officers.

Name	Fiscal Year	Annual Cash Incentive Awards Earned ($)	Two-Year Performance - Based Awards Earned ($)	CEO Evaluation- Based Retention Incentive ($)	CEO Performance- Based Retention Incentive ($)
Joseph F. Puishys	2016	1,200,000	2,927,047	250,000	609,802
James S. Porter	2016	381,563	900,922	—	—
Patricia A. Beithon	2016	212,784	718,457	—	—
John A. Klein	2016	113,924	363,505	—	—
Gary R. Johnson	2016	98,877	307,639	—	—

Our 2012 Executive MIP is discussed under the heading “2012 Executive MIP” on pages 38 – 39 and the fiscal 2016 annual cash incentive awards and fiscal 2016 CEO evaluation-based retention incentive made pursuant to such plan are discussed under the heading “Fiscal 2016 Annual Cash Incentive Payouts” on pages 39 – 40, “Fiscal 2016 CEO Annual Evaluation-Based Retention Incentive” on page 45, and “Grants of Plan-Based Awards” on page 52. The fiscal 2015 – 2016 performance-based awards and fiscal 2015 – 2016 CEO performance-based retention incentive made pursuant to the Stock Incentive Plan are discussed under the heading “Two-Year Performance-Based Awards” on page 42, “Fiscal 2015 – 2016 Performance-Based Award Payouts on page 43, and “Fiscal 2015 – 2016 CEO Two-Year Performance-Based Retention Incentive” on page 45.

The amount in this column for fiscal 2015 for our Chief Executive Officer represents the fiscal 2015 annual cash incentive award of $1,500,000 and fiscal 2015 CEO evaluation-based retention incentive of $192,500, which was mandatorily deferred into our Deferred Compensation Plan, and for our Other Named Executive Officers, only the fiscal 2015 annual cash incentive awards made pursuant to our 2012 Executive MIP.

The amounts in this column for fiscal 2014 represent the annual cash incentive awards earned for fiscal 2014 made pursuant to our 2012 Executive MIP and the full earned amount of the fiscal 2013 – 2014 performance-based awards for the two-year performance cycle made pursuant to our Stock Incentive Plan, reported in a single year as required by applicable SEC rules. Actual payments of earned fiscal 2013 – 2014 performance-based awards were made in two equal installments on May 2, 2014 and March 13, 2015.

(3)

The following table shows each component of the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column for each of our Named Executive Officers for fiscal 2016, 2015 and 2014.

Name	Fiscal Year	Change in Pension Value ($)	Above Market Earnings on Amounts Deferred Pursuant to our Legacy Deferred Compensation Plan ($)
Joseph F. Puishys	2016	—	—
	2015	—	—
	2014	—	—
James S. Porter	2016	—	—
	2015	—	—
	2014	—	—
Patricia A. Beithon	2016	(6,347)	2,000
	2015	108,495	101
	2014	2,396	131
John A. Klein	2016	—	—
	2015	—	—
	2014	—	—
Gary R. Johnson	2016	—	9,129
	2015	—	463
	2014	—	598

(4)	The following table shows each component of the “All Other Compensation” column for each of our Named Executive Officers for fiscal 2015.

Name	Perquisites ($)	Company Matching Contributions to Defined Contribution Plans ($)(a)	Dividends or Earnings on Stock Awards ($)(b)	Total All Other Compensation ($)
Joseph F. Puishys	6,171(c)	8,693	40,934	55,798
James S. Porter	1,186(d)	10,507	5,044	16,737
Patricia A. Beithon	1,096(e)	12,062	3,693	16,851
John A. Klein	962(e)	8,992	1,866	11,820
Gary R. Johnson	2,687(f)	7,822	1,558	12,067

(a)

This column reports the amounts we set aside or accrued during fiscal 2016 under our 401(k) Retirement Plan and Employee Stock Purchase Plan as matching contributions on our Named Executive Officers’ contributions to such plans. Such contribution amounts are set forth in the table below. Our Named Executive Officers are eligible to participate in our 401(k) Retirement Plan and Employee Stock Purchase Plan on the same basis as all eligible employees.

Name	401(k) Retirement Plan Matching Contributions ($)	Employee Stock Purchase Plan 15% Matching Contributions ($)
Joseph F. Puishys	8,693	—
James S. Porter	8,947	1,560
Patricia A. Beithon	8,942	3,120
John A. Klein	8,992	—
Gary R. Johnson	7,822	—

(b)	This column represents dividends paid on unvested restricted stock.

(c)

Includes $2,000 for reimbursement of financial and estate planning fees, $1,096 in premiums for enhanced long-term disability insurance, $1,600 for reimbursement of executive health physical costs, and $1,475 for reimbursement of spousal travel.

(d)	Includes $1,096 in premiums for enhanced long-term disability insurance and $90 for reimbursement of spousal travel.

(e)	Includes premiums for enhanced long-term disability insurance.

(f)	Includes $1,856 for reimbursement of financial planning fees and $831 in premiums for enhanced long-term disability insurance.

Grants of Plan-Based Awards

The following table sets forth information for our Named Executive Officers concerning the following plan-based awards made during fiscal 2016: (i) estimated possible payouts for fiscal 2016 annual cash incentive awards; (ii) the grant date value of the restricted stock awards; and (iii) estimated possible payouts for the fiscal 2016 CEO evaluation-based retention incentive award.

Fiscal 2016 Grants of Plan-Based Awards

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)		Target ($)	Maximum ($)	Stock or Units (#)(2)	Option Awards ($)(3)
Joseph F. Puishys
Fiscal 2016 annual cash incentive	4/30/2015	44,363		887,250	1,774,500	—	—
Restricted stock	4/30/2015	—		—	—	18,705	984,257
Fiscal 2016 CEO evaluation-based retention incentive	4/30/2015	—	(4)	211,250	422,500	—	—
James S. Porter
Fiscal 2016 annual cash incentive	4/30/2015	15,263		305,250	610,500	—	—
Restricted stock	4/30/2015	—		—	—	4,641	244,209
Patricia A. Beithon
Fiscal 2016 annual cash incentive	4/30/2015	9,900		198,000	396,000	—	—
Restricted stock	4/30/2015	—		—	—	3,010	158,386
John A. Klein
Fiscal 2016 annual cash incentive	4/30/2015	5,300		106,000	212,000	—	—
Restricted stock	4/30/2015	—		—	—	1,511	79,509
Gary R. Johnson
Fiscal 2016 annual cash incentive	4/30/2015	4,600		92,000	184,000	—	—
Restricted stock	4/30/2015	—		—	—	1,442	75,878

(1)

These columns show the range of possible payouts under the fiscal 2016 annual cash incentive awards and fiscal 2016 CEO evaluation-based retention incentive. All of the fiscal 2016 annual cash incentive awards and the fiscal 2016 CEO evaluation-based retention incentive were made pursuant to our 2012 Executive MIP described under the heading “2012 Executive MIP” on pages 38 – 39. All of the fiscal 2016 annual cash incentive awards are based on results achieved against financial performance goals. The fiscal 2016 CEO evaluation-based retention incentive is based on the assessment by our Board of Mr. Puishys’ achievement of his individual business objectives for fiscal 2016 as reflected in the CEO’s fiscal 2016 annual performance evaluation conducted by our Board.

Amounts shown in the “Threshold” column assume threshold performance level is achieved for only the performance goal with the lowest weighting and is not achieved for any other performance goals. Amounts shown in the “Target” and “Maximum” columns assume target and maximum performance levels, respectively, are achieved for all performance goals. The fiscal 2016 annual cash incentive award payouts and fiscal 2016 CEO evaluation-based retention incentive are included in the “Summary Compensation Table” on page 49 in the column titled “Non-Equity Incentive Plan Compensation” and described under the headings “Fiscal 2016 Annual Cash Incentive Payouts” on page 39 and “Fiscal 2016 CEO Annual Evaluation-Based Retention Incentive” on page 45, respectively.

(2)

For our Named Executive Officers, these restricted stock awards were based on performance during fiscal 2015 and vest in equal annual installments on the first three anniversaries of the grant date. Dividends or other distributions (whether cash, stock or otherwise) with respect to the shares of restricted stock will be paid during the vesting period. In the event of total disability or death prior to the end of the vesting period, the shares of restricted stock will be distributed at the end of the vesting period to the participant, in the event of disability, or to his or her estate, in the event of death. Our restricted stock program is described under “Restricted Stock Awards” on pages 40 – 41.

(3)

The fair value of the restricted stock awards was calculated in accordance with FASB ASC Topic 781 by multiplying the number of shares of our common stock by $52.62, the closing price of our common stock on the NASDAQ Global Select Market on April 30, 2015, the date of the grant.

(4)	There is no threshold performance level for the fiscal 2016 CEO evaluation-based retention incentive.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the equity awards held by our Named Executive Officers as of February 27, 2016, the last day of fiscal 2016.

Outstanding Equity Awards at 2016 Fiscal Year-End

	Option Awards				Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Joseph	8/22/2011(3)	300,341	8.34	8/22/2021	—		—
F.	—	—	—	—	31,175	(4)	1,228,607
Puishys	—	—	—	—	7,012	(5)	276,343
	—	—	—	—	18,000	(6)	709,380
	—	—	—	—	18,705	(7)	737,164
James	—	—	—	—	2,414	(5)	95,136
S.	—	—	—	—	4,031	(6)	158,862
Porter	—	—	—	—	4,641	(7)	182,902
Patricia	5/01/2007(8)	14,946	24.19	5/01/2017	—		—
A.	4/29/2008(8)	17,104	21.59	4/29/2018	—		—
Beithon	—	—	—	—	1,893	(5)	74,603
	—	—	—	—	3,214	(6)	126,664
	—	—	—	—	3,010	(7)	118,624
John	—	—	—	—	965	(5)	38,031
A.	—	—	—	—	1,626	(6)	64,081
Klein	—	—	—	—	1,511	(7)	59,549
Gary	—	—	—	—	606	(5)	23,882
R.	—	—	—	—	1,377	(6)	54,268
Johnson	—	—	—	—	1,442	(7)	56,829

(1)	The exercise price for all stock option and SAR grants is 100% of the closing price of our common stock on the NASDAQ Global Select Market on the date of grant.

(2)

The market value is calculated by multiplying the closing price of $39.41 of our common stock on the NASDAQ Global Select Market on February 26, 2016, the last trading day of fiscal 2016, by the number of shares of restricted stock that had not vested as of February 27, 2016, the last day of fiscal 2016.

(3)	Represents a stock option award that vested in equal, annual installments on the first three anniversaries of the date of grant and has a 10-year term.

(4)	Represents an unvested restricted stock award granted on August 22, 2011, which vests in five equal annual installments on the first five anniversaries of the date of grant.

(5)	Represents an unvested restricted stock award granted on April 30, 2013, which vests in three equal annual installments on the first three anniversaries of the date of grant.

(6)	Represents an unvested restricted stock award granted on April 29, 2014, which vests in three equal annual installments on the first three anniversaries of the date of grant.

(7)	Represents an unvested restricted stock award granted on April 30, 2015, which vests in three equal annual installments on the first three anniversaries of the date of grant.

(8)

Represents SAR awards that vested in equal annual installments on the first three anniversaries of the date of grant and have 10-year terms. Upon exercise of a SAR, the holder will receive the number of shares of our common stock with a total value equivalent to the difference between the exercise price of the SAR and the fair market value of our common stock on the date of exercise. In the event of total disability or death, all outstanding SAR awards remain exercisable for a period of 12 months following the date of total disability or death.

Option Exercises and Stock Vested

The following table sets forth information on stock option and SAR award exercises and restricted stock awards vested during fiscal 2016 for each of our Named Executive Officers.

Fiscal 2016 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Joseph F. Puishys	150,171	5,290,670	58,024(3)	3,031,089(4)
James S. Porter	—	—	8,740(3)	464,655(5)
Patricia A. Beithon	16,939	600,996	6,880(3)	365,769(5)
John A. Klein	—	—	3,342(3)	176,279(6)
Gary R. Johnson	—	—	2,423(3)	128,827(5)

(1)

The value realized is the difference between the exercise price per share or SAR and the closing price of our common stock on the NASDAQ Global Select Market on the date of exercise multiplied by, in the case of a stock option, the number of shares acquired on exercise of the option or, in the case of a SAR, the number of SARs exercised.

(2)	The value realized is determined by multiplying the shares acquired on vesting by the closing price of our common stock on the NASDAQ Global Select Market on the vesting date.

(3)	Includes shares of restricted stock that became vested and were distributed during fiscal 2016.

(4)

Calculated using the closing prices of $53.08, $53.14, $52.62 and $51.60 on April 27, 2015, April 29, 2015, April 30, 2015 and August 21, 2015, respectively, for the shares of restricted stock that became vested on April 27, 2015, April 29, 2015, April 30, 2015 and August 22, 2015, respectively.

(5)

Calculated using the closing prices of $53.48, $53.14 and $52.62 on April 24, 2015, April 29, 2015 and April 30, 2015, respectively, for the shares of restricted stock that became vested on April 26, 2015, April 29, 2015 and April 30, 2015, respectively.

(6)

Calculated using the closing prices of $53.14 and $52.62 on April 29, 2015 and April 30, 2015, respectively, for the shares of restricted stock that became vested on April 29, 2015 and April 30, 2015, respectively.

Retirement Plan Compensation

Legacy Officers’ Supplemental Executive Retirement Plan

Our Legacy Officers’ Supplemental Executive Retirement Plan (“Legacy SERP”) is a non-qualified, defined benefit retirement plan in which only six current or former members of senior management participate, including Ms. Beithon, who is our only Named Executive Officer who is a participant in the plan. Our Legacy SERP was amended in October 2008 so that no benefits will accrue to participants after December 31, 2008.

Benefits under our Legacy SERP are based on a participant’s highest average compensation for the five highest consecutive, completed calendar years of annual compensation during the last 10 years of employment. For purposes of calculating Legacy SERP benefits, compensation is divided into two categories: base salary and bonus compensation. Bonus compensation is the participant’s annual cash incentive compensation but does not include equity or deferred compensation (when received).

Benefits under our Legacy SERP are calculated as an annuity equal to a participant’s years of service to our Company multiplied by the sum of 2% of his or her average monthly base salary and 4% of his or her average monthly bonus compensation, offset by benefits to be received under social security, our 401(k) Retirement Plan and our other defined contribution pension plans from contributions made by our Company. The maximum number of years of service that will be credited to any participant is 20 years. Benefits payable are generally a single life annuity unless the participant has made an election to receive a joint and survivor annuity or 10-year term certain and life annuity (both of which would be a reduced monthly benefit). A lump-sum payment is not available.

Under our Legacy SERP, the normal retirement age is 65 and a participant must be at least 55 years old to be eligible for benefits. If a participant retires from or terminates his or her employment with our Company on or after age 55 and elects to receive benefits prior to age 65, the participant’s monthly benefit will be reduced five-ninths of one percent for each of the first 60 months and five-eighteenths of one percent for each of the next 60 months by which the annuity starting date precedes the calendar month in which the participant would attain age 65.

Fiscal 2016 Pension Benefits Table

The following table shows the present value of accumulated benefits under our Legacy SERP as of February 27, 2016, the measurement date used in preparing our fiscal 2016 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 27, 2016, years of service credit and payments during fiscal 2016 for Ms. Beithon, our only Named Executive Officer who participates in our Legacy SERP. Our Chief Executive Officer is not a participant in our Legacy SERP.

Fiscal 2016 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Patricia A. Beithon	Legacy SERP	9	568,334	—

(1)

The present value of accumulated benefits is based on the assumptions used in determining our Legacy SERP benefit obligations and net periodic benefit cost for financial reporting purposes, except that no pre-retirement mortality assumption is used for these calculations. A complete description of the accounting policies and assumptions we used to calculate the present value of accumulated benefits can be found under Note 9 (Employee Benefit Plans – Officers’ Supplemental Executive Retirement Plan (SERP), Obligations and Funded Status of Defined-Benefit Pension Plans and Additional Information) to our fiscal 2016 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 27, 2016.

401(k) Retirement Plan

We provide our tax-qualified 401(k) Retirement Plan to substantially all of our U.S.-based, non-union employees and union employees at two of our manufacturing facilities, who are scheduled to work more than 1,000 hours in a plan year. A participating employee may elect to contribute up to 60% of eligible earnings on a pre-tax basis into his or her 401(k) Retirement Plan account. We make a matching contribution for all of our eligible U.S.-based, non-union employees equal to 100% of the first 1% and 50% of the next 5% of the eligible compensation that the employee contributes to the plan, and matching contributions are made by our Company for union employees according to the terms of union contracts. Our employees are fully vested in their own contributions and become fully vested in our matching contributions after two years of vesting service.

Non-Qualified Deferred Compensation

Deferred Compensation Plan

Our Deferred Compensation Plan is a non-qualified deferred compensation plan for a select group of management and other highly compensated employees of our Company and our subsidiaries, including our Named Executive Officers. For the 2015, 2014 and 2013 calendar years, approximately 188, 165 and 163 of our employees, respectively, were eligible to participate in our Deferred Compensation Plan and approximately 179 employees are eligible for the 2016 calendar year. Our Deferred Compensation Plan allows for deferrals by participants of up to 75% of base salary and sales commissions, and up to 100% of bonuses and other cash or equity-based compensation approved by the Committee, and also provides that we may establish rules permitting a participant to defer performance-based compensation up to six months prior to the end of a performance period. There is no maximum dollar limit on the amount that may be deferred by a participant each year. A participant in our Deferred Compensation Plan may elect to have the participant’s account credited with earnings and investment gains and losses by assuming that deferred amounts were invested in one or more of 18 hypothetical investment fund options selected by the participant, which had investment returns ranging from (20.05%) to 12.24% for calendar 2015. An Apogee common stock fund is not one of the investment options available under our Deferred Compensation Plan. Participants are permitted to change their investment elections at any time. We may also make discretionary contributions to a participant’s account under our Deferred Compensation Plan, and our Company will designate a vesting schedule for each such contribution. The participants are always 100% vested in the amount they defer and the earnings, gains and losses credited to their accounts. Participants are entitled to receive a distribution from their account upon: a separation from service, a specified date, death, disability, retirement (as defined in our Deferred Compensation Plan), or unforeseeable emergency that results in “severe financial hardship” that is consistent with the meaning of such term under Section 409A of the Internal Revenue Code. Distributions are in a lump sum, installments or a combination of lump sum with installments based upon the participant’s election as allowed under our Deferred Compensation Plan. Our Deferred Compensation Plan is an unfunded obligation of Apogee, and participants are unsecured creditors of Apogee.

Legacy Deferred Compensation Plan

Our Legacy Deferred Compensation Plan is a non-qualified deferred compensation plan for a select group of management or highly compensated employees of our Company and subsidiaries; however, in October 2010, the plan was amended to prohibit any future participant deferrals to the plan after our fiscal 2011. A participant in our Legacy Deferred Compensation Plan may choose to have his or her account credited with the applicable interest rate as set forth in the plan or credited with earnings and investment gains and losses by assuming the deferred amounts were invested in one or more of 18 hypothetical investment fund options selected by the participant, which had investment returns ranging from (20.05%) to 12.24% for calendar 2015. For amounts deferred for plan years beginning on or after January 1, 2010, the applicable interest rate, which is not considered to be an “above-market” interest rate, is the monthly average yield for the last calendar month of the prior fiscal year on U.S. Treasury securities adjusted to a constant maturity of 10 years. For amounts deferred for plan years beginning prior to January 1, 2010, the applicable interest rate, which may be considered to be an “above-market” interest rate, is the greater of the following rates: (i) the sum of one and one-half percent (1-1/2%) plus the monthly average yield for the last calendar month of the prior fiscal year on U.S. Treasury securities adjusted to a constant maturity of 10 years; or (ii) one-half of the rate of Apogee’s after-tax return on beginning shareholders’ equity for the prior fiscal year. Our Legacy Deferred Compensation Plan is an unfunded obligation of Apogee, and participants are unsecured creditors of Apogee. Distributions are in either a lump sum or installments.

Deferred Compensation Table

The table below provides information on our Named Executive Officers’ compensation earned with respect to fiscal 2016 and deferred under our Deferred Compensation Plan and Legacy Deferred Compensation Plan.

Fiscal 2016 Deferred Compensation

Name	Name of Plan	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Joseph F. Puishys	Deferred Comp.	—	859,802(2)	—	—	1,043,839(3)
	Legacy Deferred Comp.	—	—	—	—	—
James S. Porter	Deferred Comp.	—	—	—	—	—
	Legacy Deferred Comp.	—	—	—	—	—
Patricia A. Beithon	Deferred Comp.	—	—	—	—	—
	Legacy Deferred Comp.	—	—	2,000	—	45,839(4)
John A. Klein	Deferred Comp.	113,924(2)	—	—	—	194,985(3)
	Legacy Deferred Comp.	—	—	—	—	—
Gary R. Johnson	Deferred Comp.	—	—	—	5,051	5,034(5)
	Legacy Deferred Comp.	—	—	9,129	—	209,236(5)

(1)

Pursuant to SEC rules, all earnings on non-qualified deferred compensation during fiscal 2016 in excess of 2.64%, 120% of the applicable federal rate compounded annually, have been deemed “above-market earnings.” During fiscal 2016, the interest paid on amounts deferred for plan years beginning prior to January 1, 2010 pursuant to our Legacy Deferred Compensation Plan was 7.09%. These amounts are reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the “Summary Compensation Table” on page 49.

(2)	The amounts reported for Messrs. Puishys and Klein are reported in the “Summary Compensation Table” on page 49 in the “Non-Equity Incentive Plan Compensation” column.

(3)	The amounts reported for Messrs. Puishys and Klein are reported in the “Summary Compensation Table” on page 49 in the “Non-Equity Incentive Plan Compensation” column for fiscal 2016 and 2015.

(4)

The amount reported for Ms. Beithon is not reported in the “Summary Compensation Table” on page 49 because all of this amount was earned by her prior to fiscal 2014; however, all of this amount was reported in the “Summary Compensation Table” in the years earned.

(5)

The amounts reported for Mr. Johnson for our Deferred Compensation Plan are reported in the “Summary Compensation Table” on page 49 for fiscal 2014 and amounts earned by him prior to 2014 were included in the “Summary Compensation Table” in the years earned. The amount reported for Mr. Johnson for our Legacy Deferred Compensation Plan is not reported in the “Summary Compensation Table” on page 49, because all of this amount was earned by him prior to fiscal 2014; however, all of this amount would have been reported in the “Summary Compensation Table” in the year earned, provided Mr. Johnson was a Named Executive Officer in such years.

Potential Payments Upon Termination or Following a Change-in-Control

Transitional Employment Agreement with Our Chief Executive Officer

In connection with Mr. Puishys joining our Company as Chief Executive Officer and President on August 22, 2011, we entered into a three-year transitional employment agreement that ended on August 22, 2014. The transitional employment agreement provides for a severance payment and certain other benefits if Mr. Puishys’ employment is terminated prior to August 22, 2016 by us without “Cause” (as defined in the transitional employment agreement) or by him for “Good Reason” (as defined in the transitional employment agreement). Mr. Puishys shall be entitled to severance equal in amount to one times the sum of Mr. Puishys’ annual base salary plus target annual bonus; a lump sum payment equal to an amount equivalent to the cost of insurance premiums sufficient to pay for the continuation of medical and dental insurance for 12 months; and automatic acceleration of any unvested signing bonus equity awards. The transitional employment agreement also prohibits Mr. Puishys from competing with our Company or soliciting our employees to leave their employment for a period of two years after termination of his employment with our Company.

Payments Made Upon Termination

Except for the transitional employment agreement entered into with Mr. Puishys, we do not have any employment agreements, employment arrangements or general severance plans covering our Named Executive Officers. Except as discussed below and under “Executive Benefits and Payments Upon Termination and Change-in-Control” on page 60 for Mr. Puishys, if the employment of any of our Other Named Executive Officers is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be owed to him or her, other than what the Named Executive Officer has accrued and is vested in under our benefit plans discussed above, including under the heading “Retirement Plan Compensation” on page 55. Any severance benefits payable to our Other Named Executive Officers not triggered by a change-in-control would be determined by the Compensation Committee at its discretion.

Except in connection with a change-in-control and as described under “Transitional Employment Agreement with Our Chief Executive Officer” above, a voluntary or involuntary termination will not trigger an acceleration of the vesting of any outstanding equity awards.

Payments Made Upon Disability

Under the terms of the Apogee Enterprises, Inc. Short-Term and Long-Term Disability Plans, each of our Named Executive Officers who participates in such plans is eligible for a disability benefit. All of our Named Executive Officers have elected to participate in our enhanced Long-Term Disability Plan and are eligible for a disability benefit that is equal to 100% of his or her monthly base salary during the first three months of disability and 60% of his or her monthly base salary up to a maximum of $15,000 per month thereafter.

If the employment of any of our Named Executive Officers is terminated due to disability, the terms of our stock option and restricted stock agreements provide for the immediate vesting of such awards.

Pursuant to the terms of the CEO annual evaluation-based retention incentives and CEO two-year performance-based retention incentive, Mr. Puishys will receive a pro-rata portion of such awards if his employment is terminated due to disability prior to the end of the “Retention Period” (as defined in such retention incentive agreements).

Payments Made Upon Death

The terms of our stock option and restricted stock agreements provide for the immediate vesting of such awards in the event of the Named Executive Officer’s death.

Pursuant to the terms of the CEO annual evaluation-based retention incentives and CEO two-year performance-based retention incentives, Mr. Puishys’ estate will receive a pro-rata portion of the incentives in the event of his death prior to the end of the “Retention Period” (as defined in such retention incentive agreements).

Change-in-Control Severance Agreements

The Committee believes that offering a change-in-control program provides executive officers a degree of security in the event of a corporate transaction and allows for better alignment of executive officer and shareholder interests. We have entered into a change-in-control severance agreement (the “CIC Severance Agreement”) with each of our Named Executive Officers. Our CIC Severance Agreement is designed to retain our executive officers and provide for continuity of management in the event of an actual or threatened “Change-in-Control of Apogee” (as defined in the CIC Severance Agreement).

Our CIC Severance Agreement contains a “double trigger” for benefits, which means that there must be both a “Change-in-Control of Apogee” and a termination of the executive’s employment for the provisions to apply. It provides that, in the event of a “Change-in-Control of Apogee,” each executive officer who is a party to an agreement will have specific rights and receive specified benefits if the executive officer is terminated without “Cause” (as defined in the CIC Severance Agreement) or the executive officer voluntarily terminates his or her employment for “Good Reason” (as defined in the CIC Severance Agreement) within two years after the “Change-in-Control of Apogee.” In these circumstances, Messrs. Puishys, Porter and Klein, and Ms. Beithon will each receive a severance payment equal to two times and Mr. Johnson at one time his or her annual base salary plus his or her annual cash incentive at target level performance for such fiscal year. In addition, all unvested restricted stock awards held by the executive officer that have not vested by the employment termination date will be immediately vested on such date. Our CIC Severance Agreement provides that, for a 12- or 24-month period following a “Change-in-Control of Apogee,” our Company will continue to provide medical and dental insurance coverage for the executive officer and the executive officer’s dependents or will reimburse the executive officer for the cost of obtaining substantially similar benefits. No benefits will be paid to the executive officer pursuant to the CIC Severance Agreement unless the executive officer executes and delivers to Apogee a release of claims.

We do not provide a tax gross-up payment for any excise tax liability under Internal Revenue Code Section 4999 related to Section 280G excess parachute payments.

Our CIC Severance Agreements contain a “best-net-benefit” provision which provides that, in the event that payments under the agreements trigger excise tax for the executive officer, the executive officer has the option of either reducing the severance payment, if the net benefit is greater than paying the excise tax, or paying the excise tax himself or herself. To receive these severance benefits, the executive officer shall not: (1) solicit, directly or indirectly, any of our existing or prospective customers, vendors or suppliers for a purpose competitive to our business or to encourage such customers, vendors or suppliers to terminate business with us; (2) solicit, directly or indirectly, any of our employees to terminate his or her employment; or (3) engage in or carry on, directly or indirectly, in certain geographic markets a business competitive with our business, for a period of 12 or 24 months following termination of employment.

The CIC Severance Agreements continue through December 31 of each year and provide for automatic extension for one-year terms prior to a Change-in-Control unless we give prior notice of termination.

The terms of the agreements for two-year performance-based awards provide that in the event of a Change-in-Control prior to the end of a performance period, the performance period is deemed to end on the date of the Change-in-Control and our Named Executive Officers are entitled to retain performance-based awards, to the extent earned, as adjusted for the truncated performance period. The terms of the restricted stock agreements for awards made pursuant to our Stock Incentive Plan contain a “double trigger” for acceleration of vesting upon a Change-in-Control, which means that there must be both a Change-in-Control and the Named Executive Officer’s employment must be terminated by the Company without “Cause” (as defined in the restricted stock agreement) or by the Named Executive Officer for “Good Reason” (as defined in the restricted stock agreement) in order for all shares of restricted stock that have not vested by the Employment Termination Date to vest. The terms of the agreements for the CEO annual evaluation-based retention incentives and CEO two-year performance-based retention incentive provide that in the event of a “Change-in-Control of Apogee” prior to the end of the “Retention Period” (as defined in such retention incentive agreements), the Retention Period will end on the date of the “Change-in-Control of Apogee” and the award amount will be adjusted by the Committee in its sole discretion.

Executive Benefits and Payments Upon Termination and Change-in-Control

The table below shows potential payments to our Named Executive Officers upon certain terminations pursuant to agreement, disability, death and a change-in-control of our Company. The table below assumes that disability, death or the termination of employment occurred or the change-in-control was effective as of February 26, 2016, the last trading day of fiscal 2016. The amounts shown are estimates of the amounts that would be paid to the executives upon termination of employment or the change-in-control, in addition to the base salary and bonus earned by our Named Executive Officers for fiscal 2016. We have not included payments or benefits that are fully vested and disclosed in the “Fiscal 2016 Pension Benefits” table on page 55 or “Fiscal 2016 Deferred Compensation” table on page 57. The actual amounts to be paid can only be determined at the actual time of a Named Executive Officer’s termination of employment.

Name	Type of Payment	Payments Upon Involuntary Termination Without Cause or Resignation for Good Reason Pursuant to Employment Agreement ($)	Payments Upon Disability ($)	Payments Upon Death ($)	Payments After a Change- in-Control without Termination ($)	Payments Upon Involuntary or Good Reason Termination After a Change-in-Control Occurs ($)
Joseph	Cash Severance Payment	1,732,250(1)	—	—	—	3,464,500(2)
F.	Health Insurance Benefits	13,098	—	—	—	26,197
Puishys	Reimbursement of Legal Costs	—	—	—	—	—(3)
	Acceleration of Vesting
	Restricted Stock	1,228,607(4)	2,951,494(4)	2,951,494(4)	—	2,951,494(4)
	Performance-Based Awards	—	—(5)	—(5)	2,927,047(6)	2,927,047(6)
	CEO Evaluation-Based Retention Incentive	—	250,000(7)	250,000(7)	250,000(7)	250,000(7)
	CEO Performance-Based Retention Incentive	—	609,802(8)	609,802(8)	609,802(8)	609,802(8)
	Deferred Compensation		184,037(9)	184,037(9)	184,037(9)	184,037(9)
	Disability Payments	—	346,250(10)	—	—	—

	Total	2,973,955	4,341,583	3,995,333	3,970,886	10,413,077
James	Cash Severance Payment	—	—	—	—	1,424,500(2)
S.	Health Insurance Benefits	—	—	—	—	26,197
Porter	Reimbursement of Legal Costs	—	—	—	—	—(3)
	Acceleration of Vesting
	Restricted Stock	—	436,899(4)	436,899(4)	—	436,899(4)
	Performance-Based Awards	—	—(5)	—(5)	900,922(6)	900,922(6)
	Disability Payments	—	236,750(10)	—	—	—

	Total	—	673,649	436,899	900,922	2,788,518
Patricia	Cash Severance Payment	—	—	—	—	1,056,000(2)
A.	Health Insurance Benefits	—	—	—	—	9,107
Beithon	Reimbursement of Legal Costs	—	—	—	—	—(3)
	Acceleration of Vesting
	Restricted Stock	—	319,891(4)	319,891(4)	—	319,891(4)
	Performance-Based Awards	—	—(5)	—(5)	718,457(6)	718,457(6)
	Disability Payments	—	217,500(10)	—	—	—

	Total	—	537,391	319,891	718,457	2,103,455
John	Cash Severance Payment	—	—	—	—	742,000(2)
A.	Health Insurance Benefits	—	—	—	—	36,149
Klein	Reimbursement of Legal Costs	—	—	—	—	—(3)
	Acceleration of Vesting
	Restricted Stock	—	161,660(4)	161,660(4)	—	161,660(4)
	Performance-Based Awards	—	—(5)	—(5)	363,505(6)	363,505(6)
	Disability Payments	—	185,500(10)	—	—	—

	Total	—	347,160	161,660	363,505	1,303,314
Gary	Cash Severance Payment	—	—	—	—	322,000(1)
R.	Health Insurance Benefits	—	—	—	—	10,056
Johnson	Reimbursement of Legal Costs	—	—	—	—	—(3)
	Acceleration of Vesting
	Restricted Stock	—	134,979(4)	134,979(4)	—	134,979(4)
	Performance-Based Awards	—	—(5)	—(5)	307,639(6)	307,639(6)
	Disability Payments	—	161,000(10)	—	—	—

	Total	—	295,979	134,979	307,639	774,674

(1)	Equals the sum of his (a) annual base salary as of February 26, 2016, and (b) fiscal 2016 annual cash incentive award at target level performance.

(2)	Equals the sum of (a) two times his or her annual base salary as of February 26, 2016, and (b) two times his or her fiscal 2016 annual cash incentive award at target level performance.

(3)	We will pay legal fees and expenses incurred to obtain or enforce any right or benefit under his or her CIC Severance Agreement.

(4)

Includes restricted stock awards, which would vest upon an assumed occurrence on February 26, 2016 of one of the following events: (a) termination without “Cause” or resignation for “Good Reason” pursuant to employment agreement; (b) disability; (c) death; or (d) termination following a Change-in-Control. The amount in this table represents such aggregate number of shares multiplied by the closing price ($39.41) of our common stock on the NASDAQ Global Select Market on February 26, 2016, the last trading day of fiscal 2016.

(5)

In the event employment is terminated due to retirement, disability or death prior to the end of the performance period for the fiscal 2015 – 2016 performance-based awards, our Named Executive Officer, or his or her estate, as applicable, will be entitled to retain and receive a prorated portion (based on the amount of time elapsed between the beginning of the performance period and the date of termination) of the fiscal 2015 – 2016 performance-based awards at the end of the performance period to the extent earned.

(6)

The amount represents the payout of fiscal 2015 – 2016 performance-based awards assuming the performance period ended upon the assumed occurrence on February 27, 2015 (one day before the end of the second year in the two-year performance period) of one of the following events: (a) a Change-in-Control without termination; or (b) termination following a Change-in-Control.

(7)

The amount represents the payout of the fiscal 2016 CEO evaluation-based retention incentive assuming that the performance period and retention period ended upon the assumed occurrence on February 26, 2016 (one day before the end of the one-year performance period) of one of the following events: (a) disability; (b) death; (c) a Change-in-Control without termination; or (d) termination following a Change-in-Control.

(8)

The amount represents the payout of the fiscal 2015 – 2016 CEO performance-based retention incentive assuming the performance period and retention period ended upon the assumed occurrence on February 26, 2016 (one day before the end of the second year in the two-year performance period) of one of the following events: (a) disability; (b) death; (c) a Change-in-Control without termination; or (d) termination following a Change-in-Control.

(9)

The amount represents the payout of Mr. Puishys’ unvested balance in the Deferred Compensation Plan, which is attributable to the fiscal 2015 CEO evaluation-based retention incentive that was mandatorily deferred, assuming the retention period ended upon the assumed occurrence on February 26, 2016 of one of the following events: (a) disability; (b) death; (c) a Change-in-Control without termination; or (d) termination following a Change-in-Control.

(10)

This amount represents the annual disability payments during the first year of disability. Annual disability payments after the first year of disability would be as follows: for Mr. Puishys, $180,000; for Mr. Porter, $180,000; for Ms. Beithon, $180,000; for Mr. Klein, $159,000; and for Mr. Johnson, $138,000.

PROPOSAL 2: ADVISORY APPROVAL OF APOGEE’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing shareholders with an advisory (non-binding) vote on the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the rules of the SEC.

We are asking our shareholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement. We believe that our executive compensation program is structured in the best manner possible to support our Company and its business objectives. It has been designed to implement certain core compensation principles, which include:

●	Alignment of management’s interests with our shareholders’ interests to support long-term value creation through our equity compensation programs and share ownership guidelines;

●	Pay-for-performance, which is demonstrated by linking annual cash incentives and long-term incentives to key financial measures;

●	Providing a flexible compensation package that reflects the cyclical nature of our business and fairly compensates our executives over our business cycle; and

●

Linking compensation to market levels of compensation paid to executive officers in the competitive market so that we can attract, motivate and retain executives who are able to drive the long-term success of Apogee.

We believe our executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with our shareholders’ long-term interests. Our executive compensation program is designed to motivate our executives, drive desirable behaviors, be competitive, promote retention and reward successful performance. We ask for your support for the reasons listed below.

●

Our compensation programs are substantially tied to achievement of our key business objectives. A significant portion of each Named Executive Officer’s potential total annual cash compensation and long-term compensation is at risk and linked to our operating performance.

●	Our compensation programs are designed to take into account the cyclical nature of our business and to fairly compensate our executives over the commercial construction cycle.

●

Our compensation programs for executive officers deliver a significant portion of potential total compensation in the form of equity. If the value we deliver to our shareholders declines, so does the compensation we deliver to our executive officers.

●

We have implemented a long-term performance-based retention incentive program designed to provide financial incentives to our current Chief Executive Officer to remain with our Company until his retirement to continue to drive growth, operational improvement and successful implementation of our Company’s strategic plan.

●	We have stock ownership guidelines for our executive officers.

●	We offer very limited perquisites to our executive officers and do not provide tax reimbursement or “gross-ups” on perquisites.

●	Each of our Named Executive Officers is expected to demonstrate exceptional individual performance in order to continue serving as a member of the executive team.

●	We continue to refine our executive compensation program to reflect evolving executive compensation practices.

We believe that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Apogee’s Named Executive Officers, as disclosed in Apogee’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and other related narrative disclosures.”

This advisory vote on executive compensation is not binding on Apogee, our Compensation Committee or our Board of Directors. However, our Compensation Committee and our Board of Directors will take into account the result of the vote when determining future executive compensation arrangements. We currently conduct annual advisory votes on executive compensation, and we expect to conduct our next advisory vote at our 2017 Annual Meeting of Shareholders.

Recommendation

Our Board of Directors recommends you vote FOR adoption of the resolution approving the compensation of our Named Executive Officers described in this proxy statement. Proxies will be voted FOR adoption of the resolution unless otherwise specified.

PROPOSAL 3: APPROVAL OF THE APOGEE ENTERPRISES, INC. 2016 EXECUTIVE MANAGEMENT INCENTIVE PLAN

We are asking our shareholders to approve our Apogee Enterprises, Inc. 2016 Executive Management Incentive Plan (the “2016 Executive MIP”). Our 2016 Executive MIP is designed to provide cash incentive compensation to executive officers in accordance with Apogee’s pay-for-performance philosophy and to ensure that payments of cash incentive compensation will be fully deductible by the Company for U.S. federal income tax purposes under Section 162(m).

Background

Section 162(m) generally does not allow a publicly held company to obtain a tax deduction for compensation of more than $1 million paid in any fiscal year to certain “covered employees” unless, among other exceptions, such compensation is considered “performance-based” in accordance with Section 162(m). Under Section 162(m), as currently interpreted by the Internal Revenue Service, the group of “covered employees” as of the end of any taxable year consists of a company’s Chief Executive Officer and its three other most highly compensated executive officers, other than the Chief Financial Officer.

Our 2016 Executive MIP is designed so that amounts awarded under it can qualify as “qualified performance-based compensation” for purposes of Section 162(m). In general, Section 162(m) requires that the amount of compensation be determined and calculated based on pre-established objective performance criteria and awarded under a plan that has been approved by shareholders. Therefore, we are asking our shareholders to approve our 2016 Executive MIP at the annual meeting.

We currently provide “qualified performance-based compensation” pursuant to our shareholder-approved 2012 Executive MIP. In accordance with the terms of the 2012 Executive MIP, no incentive awards can be granted under the 2012 Executive MIP after February 25, 2017. As a result, on April 22, 2016, our Board of Directors adopted, subject to shareholder approval, our 2016 Executive MIP. We are seeking shareholder approval of our 2016 Executive MIP in order to qualify compensation paid under our 2016 Executive MIP as “qualified performance-based compensation,” as defined in Section 162(m). If our 2016 Executive MIP is approved by our shareholders, it will be effective as of June 23, 2016 and all payments under our 2016 Executive MIP will be deductible under Section 162(m) for the next five fiscal years (subject to the usual rules concerning reasonable compensation). Our Board of Directors recommends that you vote in favor of this proposal in order to maximize the tax benefits available to us under the Internal Revenue Code. If our 2016 Executive MIP is not approved by our shareholders, it will not take effect and any cash incentive compensation awarded to any Covered Employee after February 25, 2017 may not be fully deductible by the Company for U.S. federal income tax purposes.

Summary of Our 2016 Executive MIP

The following is a summary of the material terms of our 2016 Executive MIP and is qualified in its entirety by reference to the terms of our 2016 Executive MIP, a copy of which is attached as Appendix A to this proxy statement.

Purpose

Our 2016 Executive MIP is intended to provide our executive officers with a direct financial incentive to make significant contributions to the achievement of the annual strategic and financial goals of our Company.

Eligibility

Participation in our 2016 Executive MIP is limited to the executive officers of our Company and its affiliates. As of May 2, 2016, we had a total of four executive officers, excluding our Chief Financial Officer. The Compensation Committee of our Board of Directors will have discretion to include or exclude any particular executive officer from participating in our 2016 Executive MIP.

Administration

Our 2016 Executive MIP will be administered by our Compensation Committee, which consists solely of two or more “outside directors” within the meaning of Section 162(m). Our Compensation Committee has the authority to determine the amount of bonuses under our 2016 Executive MIP and to establish the terms and conditions of the bonus awards. Our Compensation Committee also has the authority to establish rules for the administration of our 2016 Executive MIP, and its determinations and interpretations are binding on all interested parties. Under our 2016 Executive MIP, our Compensation Committee is required to certify that the applicable performance goals have been met prior to payment of any bonuses to participants.

Determination of Bonus Amount; Maximum Bonus

Our 2016 Executive MIP will entitle each participant to receive a bonus payment after the end of a fiscal year if the applicable performance goals for payment of the bonus have been satisfied. No later than 90 days after the beginning of each fiscal year, the Committee establishes a “bonus pool” equal to a percentage (not in excess of 100%) of one or more specific, objective, predetermined performance goals selected by our Compensation Committee from the business criteria listed below. At the time that the Compensation Committee establishes the pool, the likelihood that the Company will achieve any of the performance goals upon which the pool is based must be substantially uncertain.

The performance goals will be based solely on one or more of the following business criteria: economic value added, sales or revenues, costs or expenses, net profit after tax, gross profit, operating profit, base earnings, earnings (whether before or after taxes), earnings before interest, taxes, depreciation and amortization (“EBITDA”) as a percent of net sales, return on actual or pro forma equity or net assets or capital, net capital employed, earnings per share (basic or diluted), earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, total shareholder return or profitability, or both, as measured by one or more of the following accounting ratios: return on revenue, return on assets, return on equity, return on invested capital and return on investments, shareholder return including performance (total shareholder return) relative to the Standard & Poor’s Small Cap 600 Index or similar index or performance (total shareholder return) relative to the proxy comparator group, in both cases as determined pursuant to Item 201(e) of Regulation S-K promulgated under the Exchange Act, cash generation, cash flow (including free cash flow and cash flow from operating, investing or financing activities or any combination thereof), unit volume and change in working capital. The annual performance goals may apply to the individual executive officer, an identifiable business unit of our Company, our Company as a whole, or any combination thereof.

At the time the pool is established, the Compensation Committee will determine a maximum percentage of the pool reserved for each eligible executive officer. The percentage need not be the same for each award recipient, but the aggregate for the group as a whole cannot exceed 100% of the pool. The amount payable under the award will depend on the amount of the performance goal generated by the Company, as well as the achievement of such other conditions as the Compensation Committee may establish in its sole discretion. Our Compensation Committee has complete discretionary authority to reduce the amount of a bonus that otherwise would be payable to any participant under our 2016 Executive MIP.

Bonuses are payable solely in the form of cash. Subject to limitations prescribed by our Compensation Committee, participants will be entitled to elect to defer part or all of an annual bonus payment under our deferred compensation plans. The maximum bonus that may be paid to any participant pursuant to our 2016 Executive MIP in any fiscal year may not exceed $5,000,000.

Term; Amendment; Termination

If approved by our shareholders, our 2016 Executive MIP will be deemed effective as of June 23, 2016. No payments will be made under our 2016 Executive MIP until after shareholder approval is obtained. Our Compensation Committee may amend, alter or discontinue our 2016 Executive MIP at any time in its sole discretion, except that, without approval of our shareholders, the Committee may not make any amendments or other modifications that, absent approval of the shareholders, would cause any compensation paid pursuant to any award under our 2016 Executive MIP to no longer be considered “qualified performance-based compensation” within the meaning of Section 162(m). No annual bonus awards may be granted under our 2016 Executive MIP after June 24,  2021.

New Plan Benefits

The amounts that will be received by eligible participants under our 2016 Executive MIP, if our 2016 Executive MIP is approved by shareholders, are not determinable at this time and will be based on the achievement of performance goals established for future performance periods. Annual cash incentive amounts paid under our 2012 Executive MIP to each of the Covered Employees for fiscal 2016, which are substantially similar to the amounts that would have been paid under the 2016 Executive MIP, are shown in the Fiscal 2016 Annual Cash Incentive Compensation Payouts Table on page 40 and are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table in this proxy statement. Under our 2012 Executive MIP, for fiscal 2016, the aggregate annual incentive amount for all participants in the 2012 Executive MIP for fiscal 2016 as a group (five persons) was $2,007,148, plus $250,000 for the 2016 CEO Evaluation-Based Retention Incentive. Our Named Executive Officers were the only participants in our 2012 Executive MIP for fiscal 2016. Nothing in the terms of our 2016 Executive MIP precludes our Compensation Committee from making payments or granting cash awards outside of our 2016 Executive MIP if our Compensation Committee determines that such payments or awards are consistent with Apogee’s pay-for-performance philosophy and are in the best interests of our Company.

Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences generally applicable to bonuses that may be paid under our 2016 Executive MIP.

No taxable income should result for any participant at the time the annual performance criteria and formula for determining potential bonus amounts are determined. Bonus payments made to the participants after achievement of the annual performance goals set forth in the agreement will be taxable to the participant as ordinary income. Subject to general tax law considerations concerning reasonable compensation, and assuming that compensation paid under our 2016 Executive MIP will qualify as “performance-based compensation” within the meaning of Section 162(m), we will be entitled to a tax deduction for that same amount at the time a participant recognizes ordinary income.

Recommendation

The Board of Directors recommends that you vote FOR the proposal to approve our 2016 Executive MIP. Proxies will be voted FOR the proposal unless otherwise specified.

PROPOSAL 4: RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE APOGEE ENTERPRISES, INC. 2009 STOCK INCENTIVE PLAN, AS AMENDED (2011)

We are asking our shareholders to re-approve the material terms of the performance goals under our Apogee Enterprises, Inc. 2009 Stock Incentive Plan, as amended (2011) (the “Stock Incentive Plan”) to ensure that future awards under the Stock Incentive Plan will be fully deductible for U.S. federal income tax purposes under Section 162(m). We have not made any amendments to the Stock Incentive Plan since the plan was approved by our shareholders at our 2011 Annual Meeting of Shareholders.

Background

The purpose of the Stock Incentive Plan is to promote the interests of our Company and our shareholders by aiding us in attracting and retaining management personnel capable of providing strategic direction to, and assuring the future success of, our Company and motivating such personnel and other employees to put forth maximum efforts for the success of our business. The Stock Incentive Plan allows us to provide such persons an opportunity to acquire a proprietary interest in our Company, thereby aligning the interests of such persons with our shareholders. Our Board believes the continuation of performance-based and stock-based compensation programs is essential in attracting, motivating and retaining highly qualified employees and officers to enhance our success.

The Stock Incentive Plan is designed to allow us to issue both equity and cash awards that are considered “qualified performance-based compensation” under Section 162(m), provided the grant and payout of the awards comply with all of the procedural requirements of Section 162(m). For purposes of Section 162(m), an award is “performance-based” if it is either (i) valued solely on an increase in the value of shares after the date of grant of such award (e.g., stock options and stock appreciation rights (“SARs”)) or (ii) is not valued solely on an increase in the value of shares after the grant of such award, but is nonetheless conditioned upon the achievement of certain performance goals during a specified performance period (e.g., performance share awards or annual cash bonus).

In order for us to continue to make awards under the Stock Incentive Plan that are considered “qualified performance-based compensation” that is exempt from the $1 million deduction limit under Section 162(m), the material terms of the performance goals, including the employees who are eligible to receive awards under the Stock Incentive Plan, the performance measures on which performance goals may be based and the maximum amounts that may be awarded or paid to any covered employee, must be re-approved by our Company’s shareholders every five years. If the material terms of the performance goals under the Stock Incentive Plan are not re-approved, we will continue to grant awards under the Stock Incentive Plan; however, any awards granted would no longer be considered “qualified performance-based compensation” that is exempt from the $1 million deduction limit under Section 162(m).

We currently grant restricted stock awards, restricted stock unit awards and performance-based awards that are paid in cash to employees, officers, consultants and independent contractors under the Stock Incentive Plan. As of May 2, 2016, we had approximately 679,892 shares remaining available for future awards under the Stock Incentive Plan.

On May 7, 2009, our Board adopted, subject to shareholder approval, the Apogee Enterprises, Inc. 2009 Stock Incentive Plan and it was approved by our shareholders at our 2009 Annual Meeting of Shareholders on June 24, 2009. On April 27, 2011, our Board adopted, subject to shareholder approval, amendments to the Stock Incentive Plan to increase the number of shares authorized for issuance under the plan by 488,000 shares to 1,888,000 shares, clarify the definition of change-in-control, and include more comprehensive prohibitions on repricing of stock options or SARs. The amendments were approved by our shareholders at our 2011 Annual Meeting of Shareholders on June 22, 2011. There have been no amendments to the Stock Incentive Plan since the approval of amendments to the Stock Incentive Plan by shareholders at our 2011 Annual Meeting of Shareholders. We are not seeking an increase in the number of shares reserved for issuance under the Stock Incentive Plan.

Summary of Our Stock Incentive Plan

The following is a summary of the material terms of the Stock Incentive Plan and is qualified in its entirety by reference to the Stock Incentive Plan. A copy of the Stock Incentive Plan is attached as Appendix B to this proxy statement.

Administration

The Compensation Committee (for purposes of this summary, the “Committee”) administers the Stock Incentive Plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the Stock Incentive Plan. In addition, the Committee can specify whether, and under what circumstances, awards to be received under the Stock Incentive Plan or amounts payable under such awards may be deferred automatically, or at the election of either the holder of the award or the Committee. Subject to the provisions of the Stock Incentive Plan, the Committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The Committee has authority to interpret the Stock Incentive Plan and establish rules and regulations for the administration of the Stock Incentive Plan.

The Committee may delegate its powers under the Stock Incentive Plan to one or more directors (including a director who is also an officer) or a committee of directors and may authorize one or more officers of our Company to grant awards under the Stock Incentive Plan, except that the Committee may not delegate its powers and duties with regard to executive officers who are subject to Section 16 of the Exchange Act or in a way that would violate Section 162(m). Our Board of Directors may also exercise the powers of the Committee at any time, so long as its actions would not violate Section 162(m).

Eligible Participants

Any employee, officer, consultant or independent contractor providing services to us or any of our affiliates, who is selected by the Committee, is eligible to receive an award under the Stock Incentive Plan. As of May 2, 2016, the record date for the meeting, approximately 4,600 employees, officers, consultants and independent contractors were eligible as a class to be selected by the Committee to receive awards under the Stock Incentive Plan.

Shares Available for Awards

The aggregate number of shares of our common stock that may currently be issued under all stock-based awards made under the Stock Incentive Plan is 1,888,000, which was approved by our shareholders at our 2011 Annual Meeting of Shareholders. No person may be granted awards under the Stock Incentive Plan in any calendar year, the value of which is based solely on an increase in the value of our common stock after the date of grant of the award, of more than 500,000 shares in the aggregate.

The Committee will adjust the number of shares and share limit described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event that affects shares of our common stock, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the Stock Incentive Plan.

Types of Awards and Terms and Conditions

The Stock Incentive Plan permits the granting of:

●	stock options (including both incentive and non-qualified stock options);

●	SARs;

●	restricted stock and restricted stock units;

●	dividend equivalents;

●	performance awards of cash, stock or property;

●	stock awards; and

●	other stock-based awards.

Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the Stock Incentive Plan or any other compensation plan. Awards can be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our common stock, other securities, other awards or other property, or any combination of these in a single payment, installments or on a deferred basis. The exercise price per share under any stock option may not be less than the fair market value of our common stock on the date of grant of such option. The grant price of any SAR may not be less than the fair market value of our common stock on the date of grant of such SAR. Determinations of fair market value under the Stock Incentive Plan will be made in accordance with methods and procedures established by the Committee. The term of awards will not be longer than ten years from the date of grant. Awards will be adjusted by the Committee in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event that affects shares of our common stock, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the Stock Incentive Plan.

Stock Options.   The holder of an option will be entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the Committee. The option exercise price may be payable, at the discretion of the Committee, in cash, shares of our common stock, other securities, other awards or other property having a fair market value on the exercise date equal to the exercise price. Stock options vest and become exercisable in accordance with a vesting schedule established by the Committee.

Stock Appreciation Rights.    The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the Committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our common stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the Committee.

Restricted Stock and Restricted Stock Units.    The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Committee.

Dividend Equivalents.    The holder of a dividend equivalent will be entitled to receive payments (in cash, shares of our common stock, other securities, other awards or other property) equivalent to the amount of cash dividends paid by us to our shareholders, with respect to the number of shares determined by the Committee. Dividend equivalents will be subject to other terms and conditions determined by the Committee, but the Committee may not grant dividend equivalents in connection with grants of options or SARs.

Performance Awards.    In addition to options and SARs, the Committee may grant awards under the Stock Incentive Plan that are intended as “qualified performance-based compensation” within the meaning of Section 162(m). A performance award may be denominated or payable in cash, shares of our common stock (including restricted stock and restricted stock units), other securities, other awards or other property and confers on the holder thereof the right to receive payments, in whole or in part, upon the achievement of performance goals during performance periods as established by the Committee. The Committee must determine the length of the performance period, establish the performance goals for the performance period, designate all participants for the performance period and determine the amounts of the performance awards for each participant no later than 90 days after the beginning of each performance period according to the requirements of Section 162(m). The target and range of our Company’s Chief Executive Officer’s possible awards established by the Committee will be between zero and 300% of the Chief Executive Officer’s annual base compensation. The target and range of possible awards established by the Committee for our Company’s Executive Vice Presidents, Chief Financial Officer, General Counsel and Division Presidents will be between zero and 200% of the participant’s annual base compensation. For other participants who are not “covered employees” as defined in Section 162(m), the Committee will establish such targets and ranges.

Performance goals must be based solely on one or more of the following business criteria, applied on an individual, corporate or business unit basis measured on an absolute or relative (as compared to an index or set of peer companies) basis: economic value added, sales or revenues, costs or expenses, net profit after tax, gross profit, operating profit, base earnings, earnings (whether before or after taxes), earnings before interest and taxes (“EBIT”), EBITDA, earnings (whether before or after taxes), EBIT or EBITDA as a percent of net sales, return on actual or pro forma equity or net assets or capital, net capital employed, earnings per share (basic or diluted), earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, total shareholder return or profitability, or both, as measured by one or more of the following accounting ratios: return on revenue, return on assets, return on equity, return on invested capital and return on investments, shareholder return, cash generation, cash flow (including free cash flow and cash flow from operating, investing or financing activities or any combination thereof), unit volume, change in working capital, market share, days payables outstanding and days sales outstanding of receivables.

Under the Stock Incentive Plan, the Committee is required to certify that the applicable performance goals have been met prior to payment of any performance awards to participants. The maximum amount that may be paid with respect to performance awards to any participant in the aggregate in any calendar year is $5,000,000 in value, whether payable in cash, shares of our common stock or other property.

Stock Awards.    The Committee may grant unrestricted shares of our common stock, subject to terms and conditions determined by the Committee and the limitations in the Stock Incentive Plan.

Other Stock-Based Awards.    The Committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to our common stock, subject to terms and conditions determined by the Committee and the limitations in the Stock Incentive Plan.

Accounting for Awards

If an award entitles the holder to receive or purchase shares of our common stock, the shares covered by such award or to which the award relates will be counted against the aggregate number of shares available for awards under the Stock Incentive Plan. For SARs settled in shares upon exercise, the aggregate number of shares with respect to which the SAR is granted, rather than the number of shares actually issued upon exercise, will be counted against the number of shares available for awards under the Stock Incentive Plan. Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash will not be counted against the aggregate number of shares available for awards under the Stock Incentive Plan.

If an award is terminated, forfeited or cancelled without the issuance of any shares or if shares covered by an award are not issued for any other reason, then the number of shares counted against the aggregate number of shares available under the Stock Incentive Plan with respect to such award, to the extent of any such termination, forfeiture or cancellation, will again be available for future awards under the Stock Incentive Plan. If shares of restricted stock awarded under the Stock Incentive Plan are forfeited or otherwise reacquired by us prior to vesting, then the number of shares counted against the aggregate number of shares available under the Stock Incentive Plan with respect to such award, to the extent of any such forfeiture or reacquisition, will again be available for awards under the Stock Incentive Plan. Shares withheld as payment of the purchase or exercise price of an award or in satisfaction of tax obligations relating to an award will not be available again for granting awards under the Stock Incentive Plan.

Duration, Termination and Amendment

The Stock Incentive Plan will terminate on June 23, 2019, unless earlier terminated by the Board. No awards may be made after that date.

Our Board may amend, alter, suspend, discontinue or terminate the Stock Incentive Plan at any time, although shareholder approval must be obtained for any amendment to the Stock Incentive Plan that would (1) increase the number of shares of our common stock available under the Stock Incentive Plan; (2) increase the award limits under the Stock Incentive Plan; (3) permit awards of options or SARs at a price less than fair market value; (4) permit repricing of options or SARs; or (5) cause Section 162(m) to become unavailable with respect to the Stock Incentive Plan. Shareholder approval is also required for any action that requires shareholder approval under the rules and regulations of the SEC, the NASDAQ Global Select Market or any other securities exchange that are applicable to us.

Prohibition on Repricing Awards

Without the approval of our shareholders, the Committee will not reprice, adjust or amend the exercise price of any option or the grant price of any SAR previously awarded, whether through amendment, cancellation and replacement grant or any other means, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event that affects shares of our common stock, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the Stock Incentive Plan. In addition, without the approval of our shareholders, the Committee will not cancel any options or SARs that are “underwater” in exchange for grants of other award types or cash.

Transferability of Awards

Except as otherwise provided by the terms of the Stock Incentive Plan, awards (other than stock awards) under the Stock Incentive Plan may only be transferred by will or by the laws of descent and distribution. Under no circumstances may outstanding awards (other than stock awards) be transferred for value.

U.S. Federal Income Tax Consequences

Grant of Options and SARs

The grant of a stock option (either an incentive stock option or a non-qualified stock option) or SAR is not expected to result in any taxable income for the recipient.

Exercise of Incentive Stock Options

No taxable income is realized by the optionee upon the exercise of an incentive stock option. If stock is issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such award holder within two years after the date of grant or within one year after the transfer of such shares to such award holder, then (1) upon the sale of such shares, any amount realized in excess of the option price will be taxed to such optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (2) we will not be entitled to a deduction for federal income tax purposes.

If the stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of either holding period described above, generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares, and (2) we will be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the optionee will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by us.

Exercise of Non-Qualified Stock Options and SARs

Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we generally will be entitled at that time to an income tax deduction for the same amount. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally are deductible by us.

The tax consequence upon a disposition of shares acquired through the exercise of a non-qualified stock option or SAR will depend on how long the shares have been held. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under a non-qualified stock option or SAR.

Restricted Stock

Recipients of grants of restricted stock generally will be required to include as taxable ordinary income the fair market value of the restricted stock at the time it is no longer subject to a substantial risk of forfeiture. However, an award holder who makes an election under Section 83(b) of the Internal Revenue Code (“Section 83(b) Election”) within 30 days of the date of grant of the restricted stock will incur taxable ordinary income on the date of grant equal to the fair market value of such shares of restricted stock (determined without regard to forfeiture restrictions). With respect to the sale of shares after the forfeiture restrictions have expired, the holding period to determine whether the award recipient has long-term or short-term capital gain or loss generally begins when the restrictions expire, and the tax basis for such shares will generally be based on the fair market value of the shares on that date. However, if the award holder made a Section 83(b) Election as described above, the holding period commences on the date of such election, and the tax basis will be equal to the fair market value of the shares on the date of the election (determined without regard to the forfeiture restrictions on the shares). Dividends, if any, that are paid or accrued while the restricted stock is subject to a substantial risk of forfeiture will also be taxed as ordinary income. We will be entitled to an income tax deduction equal to amounts the award holder includes in ordinary income at the time of such income inclusion.

Restricted Stock Units, Performance Awards and Dividend Equivalents

Recipients of grants of restricted stock units, performance awards or dividend equivalents (collectively, “deferred awards”) will not incur any federal income tax liability at the time the awards are granted. Award holders will recognize ordinary income equal to (a) the amount of cash received under the terms of the award or, as applicable, (b) the fair market value of the shares received (determined as of the date of receipt) under the terms of the award. Dividend equivalents received with respect to any deferred award will also be taxed as ordinary income. Cash or shares to be received pursuant to a deferred award generally become payable when applicable forfeiture restrictions lapse; provided, however, that, if the terms of the award so provide, payment may be delayed until a later date to the extent permitted under applicable tax laws. We will be entitled to an income tax deduction for any amounts included by the award holder as ordinary income. For awards that are payable in shares, participant’s tax basis is equal to the fair market value of the shares at the time the shares become payable. Upon the sale of the shares, appreciation (or depreciation) after the shares are paid is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Other Stock Grants

As to other grants of shares of our common stock made under the Stock Incentive Plan not subject to a substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to the excess of (a) the fair market value of the shares received (determined as of the date of receipt) over (b) the amount (if any) paid for the shares by the holder of the award. We generally will be entitled at that time to an income tax deduction for the same amount.

Income Tax Deduction

Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, and assuming that, as expected, stock options, SARs and certain other performance awards paid under the Stock Incentive Plan are “qualified performance-based compensation” within the meaning of Section 162(m), we generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the Stock Incentive Plan.

Special Rules for Executive Officers Subject to Section 16 of the Exchange Act

Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, shares received through exercise or payout of a non-qualified option, an incentive stock option (for purposes of the alternative minimum tax only), a SAR or a restricted stock unit, and any shares of restricted stock that vest, may be treated as restricted property for purposes of Section 83 of the Internal Revenue Code if the recipient has had a non-exempt acquisition of shares of the Company’s common stock within the six months prior to the exercise, payout or vesting. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period (unless a Section 83(b) Election is made to recognize income as of the date the shares are received).

Delivery of Shares for Tax Obligation

Under the Stock Incentive Plan, the Committee may permit participants receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to deliver shares of our common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the participant) to us to satisfy federal, state or local tax obligations.

Section 409A of the Internal Revenue Code

The Committee will administer and interpret the Stock Incentive Plan and all award agreements in a manner consistent with the intent to satisfy the requirements of Section 409A of the Internal Revenue Code to avoid any adverse tax results thereunder to a holder of an award. If any provision of the Stock Incentive Plan or any award agreement would result in such adverse consequences, the Committee may amend that provision or take other necessary action to avoid any adverse tax results, and no such action will be deemed to impair or otherwise adversely affect the rights of any holder of an award under the Stock Incentive Plan.

Historical Awards Under the Stock Incentive Plan

The following table sets forth information with respect to grants of restricted stock and restricted stock units to our Named Executive Officers, director nominees and the specified groups set forth below under the Stock Incentive Plan as of February 27, 2016.

Name and Principal Position	Restricted Stock
Joseph F. Puishys Chief Executive Officer and President	43,717
James S. Porter Executive Vice President and Chief Financial Officer	11,086
Patricia A. Beithon General Counsel and Secretary	8,117
John A. Klein Senior Vice President, Operations and Supply Chain Management	4,102
Gary R. Johnson Vice President and Treasurer	3,425
Jerome L. Davis Director Nominee	—
Sara L. Hays Director Nominee	—
Richard V. Reynolds Director Nominee	—
David E. Weiss Director Nominee	—
All executive officers as a group (5 persons)	70,447
All non-executive directors as a group (9 persons)	—
Each associate of the above-mentioned directors, executive officers or nominees	—
Each other person who received or is to receive 5% of such options, warrants or rights	—
All employees (other than executive officers) as a group (155 persons)	141,821

New Plan Benefits

No awards made under the Stock Incentive Plan prior to the date of the 2016 Annual Meeting of Shareholders have been made subject to shareholder approval of the Stock Incentive Plan. The number and types of awards that will be granted under the Stock Incentive Plan in the future are not determinable, as the Committee will make these determinations in its sole discretion. The closing price of a share of our common stock as reported on the NASDAQ Global Select Market on May 2, 2016, the record date for the meeting, was $41.63.

Equity Compensation Plan Information

The following table summarizes, with respect to our equity compensation plans, the number of shares of our common stock to be issued upon exercise of outstanding options, warrants and other rights to acquire shares, the weighted-average exercise price of those outstanding options, warrants and rights and the number of shares remaining available for future issuance under our equity compensation plans as of February 27, 2016, the last day of fiscal 2016.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)
Equity compensation plans approved by security holders	117,977	(1)(2)	21.91	(3)	1,191,634	(4)
Equity compensation plans not approved by security holders	300,341	(5)(6)	8.34		None
Total	418,318		11.81		1,191,634

(1)

Includes options and SARs granted under our Amended and Restated 2002 Omnibus Stock Incentive Plan and restricted stock unit awards granted under our Stock Incentive Plan and Director Stock Plan. None of the outstanding stock options, or SARs has dividend rights attached, nor are they transferable. Certain outstanding restricted stock units have dividend rights attached, but none of the restricted stock units are transferrable.

(2)

Pursuant to the SEC rules and reporting requirements for this table, we have not included in this column 260,872 shares of restricted stock that are issued and outstanding. All shares of restricted stock outstanding have dividend rights attached, but none of the shares of restricted stock are transferrable.

(3)

In calculating the weighted-average exercise price of outstanding options, warrants and rights, only the exercise prices of outstanding options and SARs are included, as the restricted stock units do not have an exercise price.

(4)

Pursuant to the SEC rules and reporting requirements for this table, of these shares, 57,384 are available for issuance under our Legacy Partnership Plan, 810,399 are available for grant under our Stock Incentive Plan, 120,759 are available for grant under our Director Stock Plan; no shares are available for grant under our 2002 Omnibus Stock Incentive Plan, and 203,092 are available for grant under our Director Deferred Compensation Plan.

(5)

Reflects stock options granted to Mr. Puishys on August 22, 2011 as inducement awards pursuant to the terms of his employment agreement with our Company effective as of August 22, 2011, that became fully vested on August 22, 2014. The options vested in equal annual installments over a three-year period beginning on August 22, 2012.

(6)

Pursuant to the SEC rules and reporting requirements for this table, we have not included in this column 31,175 shares of restricted stock that are issued and outstanding. All shares of restricted stock outstanding have dividend rights attached, but none of the shares of restricted stock are transferrable.

Recommendation

The Board of Directors recommends that you vote FOR the proposal to re-approve the material terms of the performance goals under the Stock Incentive Plan. Proxies will be voted FOR the proposal unless otherwise specified.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

Our Audit Committee oversees our financial reporting process (including our system of financial controls and internal and external auditing procedures) on behalf of our Board; oversees our program to ensure compliance with legal and regulatory requirements and ethical business practices; assesses and establishes policies and procedures to manage our financial reporting risk; and assesses our compliance with financial covenants in our debt instruments. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.

Our financial statements for the fiscal year ended February 27, 2016 were audited by Deloitte & Touche LLP, an independent registered public accounting firm.

Our Audit Committee has reviewed and discussed our audited financial statements with management and our independent registered public accounting firm. Our Audit Committee has discussed with our independent registered public accounting firm the matters required by Auditing Standard No. 16 (“Communications with Audit Committees”), as adopted by the U.S. Public Company Accounting Oversight Board (the “PCAOB”). In addition, our Audit Committee received from our independent registered public accounting firm the written disclosures and letter required by applicable requirements of the PCAOB regarding our independent registered public accounting firm’s communications with our Audit Committee concerning independence, and has discussed with our independent registered public accounting firm the firm’s independence.

Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 27, 2016, for filing with the SEC.

Audit Committee of the

Board of Directors of Apogee

Robert J. Marzec, Chair

John T. Manning

Donald A. Nolan

Patricia K. Wagner

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

For fiscal 2016 and 2015, we incurred the fees shown in the following table for professional services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”).

	Fiscal 2016	Fiscal 2015
Audit Fees(1)	$1,404,000	$1,434,400
Audit-Related Fees(2)	59,500	29,000
Tax Fees(3)	170,200	232,200

Total	$1,633,700	$1,695,600

(1)

Audit fees consisted primarily of audit work performed in preparation of our annual financial statements, audit of internal controls over financial reporting, review of the quarterly financial statements included in our quarterly reports on Form 10-Q and review of other SEC filings for fiscal 2016 and 2015.

(2)	Audit-related fees primarily include fees for audits of our employee benefit plans and due diligence services during fiscal 2016 and fees for audits of our employee benefit plans during fiscal 2015.

(3)	Tax fees for fiscal 2016 and 2015 consisted of $58,000 and $57,000, respectively, for U.S. and foreign tax return reviews and $112,200 and $175,200, respectively, for miscellaneous tax consultations.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Provided by Our Independent Registered Public Accounting Firm

Consistent with policies of the SEC regarding auditor independence, our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee established a policy to require pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. As permitted by regulations of the SEC, our Audit Committee delegated the authority to pre-approve services provided by our independent registered public accounting firm to the Chair of our Audit Committee, who reports any pre-approval decisions to our Audit Committee at its next regularly scheduled meeting.

All of the services provided by our independent registered public accounting firm in fiscal 2016 and 2015, including services related to the audit-related fees and tax fees described above, were approved by our Audit Committee under its pre-approval policy.

PROPOSAL 5: RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 4, 2017, subject to a satisfactory performance evaluation of our fiscal 2016 audit. Deloitte & Touche LLP has served as our independent registered public accounting firm since fiscal 2003. Deloitte & Touche LLP reports to our Audit Committee.

While it is not required to do so, our Board of Directors is submitting the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending March 4, 2017 to our shareholders for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified, our Audit Committee may reconsider its appointment.

A representative of Deloitte & Touche LLP will be present at our 2016 Annual Meeting of Shareholders and will be afforded the opportunity to make a statement and to respond to questions.

Recommendation

Our Audit Committee of our Board of Directors recommends that you vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 4, 2017. Proxies will be voted FOR the proposal unless otherwise specified.

FREQUENTLY ASKED QUESTIONS

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon matters outlined in the Notice of Annual Meeting of Shareholders. These matters include:

●	election of four directors;

●	non-binding advisory vote to approve Apogee’s executive compensation, as disclosed in the proxy statement;

●	approval of our 2016 Executive MIP;

●	re-approval of the material terms of the performance goals under our Stock Incentive Plan; and

●	ratification of the appointment of our independent registered public accounting firm.

We will also consider any other business that may be properly presented at the meeting.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

●	FOR each of the nominees for director;

●	FOR the Say on Pay Proposal;

●	FOR approval of our 2016 Executive MIP;

●	FOR re-approval of the material terms of the performance goals under our Stock Incentive Plan; and

●

FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 4, 2017, subject to a satisfactory performance evaluation on our fiscal 2016 audit.

What vote is required for the election of directors or for a proposal to be approved?

With respect to the election of directors, in accordance with Minnesota law, the nominees for election as Class III directors and Class I director will be elected by a plurality of the votes cast at the annual meeting. This means that since shareholders will be electing three Class III directors and one Class I director, the three nominees for Class III directors and one nominee for Class I director receiving the highest number of votes will be elected.

As provided in our Corporate Governance Guidelines, if a majority of our shares that are voted at the meeting are designated to be “withheld” from a director nominee’s election, then such nominee shall offer his or her resignation to our Nominating and Corporate Governance Committee for consideration. Our Nominating and Corporate Governance Committee will evaluate the best interests of Apogee and our shareholders, and recommend to our Board of Directors the action to be taken with respect to that director’s offered resignation.

With respect to the Say on Pay Proposal, approval of our 2016 Executive MIP, re-approval of the material terms of the performance goals under our Stock Incentive Plan and the ratification of the appointment of our independent registered public accounting firm, the affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is required for the approval of those proposals (provided that the total number of shares voted in favor of the proposal constitutes more than 25% of our outstanding shares).

Who is entitled to vote at the meeting?

Our Board of Directors has set May 2, 2016 as the record date for the annual meeting. If you were a shareholder of record at the close of business on May 2, 2016, you are entitled to notice of and to vote at the annual meeting.

As of the record date, 28,788,360 shares of common stock, par value $0.33-1/3, were issued and outstanding and, therefore, eligible to vote at the annual meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, 28,788,360 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our Amended and Restated By-laws, shares equal to at least a majority of the voting power of the outstanding shares of our common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

●	you are present and vote in person at the meeting;

●	you have properly submitted a proxy via the Internet or by mail, even if you abstain from voting on one or more matters; or

●

you hold your shares in street name (as discussed under “What is the difference between a shareholder of record and a “street name” holder?” on page 85) and you did not provide voting instructions to your broker and your broker uses its discretionary authority to vote your shares on the ratification of the appointment of our independent registered public accounting firm.

How do I vote my shares?

Your vote is important.  Because most shareholders do not attend the meeting in person, it is necessary that a large number be represented by proxy. If you are a shareholder of record, you can give a proxy to be voted at the meeting in either of the following ways:

●	electronically via the Internet by following the “Vote by Internet” instructions on the Notice or, if you received paper copies of our proxy materials, on the enclosed proxy card; or

●	by completing, signing and mailing the proxy card (if you received paper copies of our proxy materials).

The Internet voting procedure has been set up for your convenience. The procedure has been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy via the Internet, please refer to the specific instructions provided on the Notice or, if you received paper copies of our proxy materials, on the enclosed proxy card. If you received paper copies of our proxy materials and wish to submit your proxy by mail, please return your signed proxy card in the enclosed postage-paid envelope to us before the annual meeting. If you are an employee and received our 2016 proxy materials electronically via the Internet at your company email address, you will only be able to give a proxy to be voted at the meeting electronically via the Internet as described under “How do I vote if my shares are held in the 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee?” on page 81.

If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or other nominee how to vote your shares.

If you properly submit your proxy via the Internet or return your executed proxy by mail and do not revoke your proxy, it will be voted in the manner you specify.

How do I vote if my shares are held in the 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee?

If you hold any shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee, your Internet proxy vote or completed proxy card will serve as voting instructions to the plan trustee. However, your voting instructions must be received by 12:00 p.m. (noon) Eastern Time on Tuesday, June 21, 2016 in order to count. In accordance with the terms of our 401(k) Retirement Plan, the trustee will vote all of the shares held in the plan in the same proportion as the actual proxy votes submitted by plan participants at least one day prior to the annual meeting. If you are a participant in our Employee Stock Purchase Plan, the plan custodian cannot vote your shares unless it receives timely instructions from you.

If you hold shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee and have a company email address, you will receive our 2016 proxy statement and 2016 Annual Report to Shareholders electronically at your company email address instead of receiving paper copies of these documents or the Notice in the mail. The email will provide instructions and a control number to use to provide voting instructions to the plan trustee via the Internet. If you receive our 2016 proxy statement and 2016 Annual Report to Shareholders electronically, you may only provide voting instructions to the plan trustee via the Internet and you will not receive a proxy card that can be returned by mail.

If you are an employee who received our 2016 proxy statement and 2016 Annual Report to Shareholders electronically and you wish to receive a paper copy of these materials, you should contact:

Internet:	www.apog.com
Email:	IR@apog.com
Telephone:	(877) 752-3432
Mail:	Investor Relations Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, Minnesota 55435

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

If you receive more than one Notice or proxy card, it means that you hold shares registered in more than one account in different names or variations of your name. To ensure that all of your shares are voted, if you submit your proxy vote via the Internet, vote once for each Notice or proxy card you receive, or sign and return each proxy card.

You may prefer to hold your shares in more than one account, and you are welcome to do so. However, some multiple accounts are unintentional and will occur if one stock purchase is made with a middle initial and a subsequent purchase is made without a middle initial. Please contact our Investor Relations Department at IR@apog.com or (877) 752-3432 (telephone) for information on how to merge your accounts.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you hold your shares in street name, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

If you are a participant in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee, you may submit a proxy vote as described above, but you may not vote your plan shares in person at the meeting.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for our Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Say on Pay Proposal, approval of our 2016 Executive MIP, re-approval of the material terms of the performance goals under our Stock Incentive Plan and the ratification of the appointment of our independent registered public accounting firm.

If you submit your proxy but ABSTAIN from voting or WITHHOLD authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter from which you abstained from voting or withheld authority to vote.

If you ABSTAIN from voting on a proposal, your abstention has the same effect as a vote against that proposal. We will not count WITHHOLD authority as either for or against a director nominee, so WITHHOLD authority has no effect on the election of a director; however, if a majority of our shares that are voted at the meeting are designated WITHHOLD authority from a director nominee’s election, then such director nominee shall offer his or her resignation to our Nominating and Corporate Governance Committee for consideration, as described under “What vote is required for the election of directors or for a proposal to be approved?” on page 79.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will be considered “broker non-votes” and will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum but will not be represented at the meeting for purposes of calculating the vote with respect to such matter or matters. This effectively reduces the number of shares needed to approve such matter or matters. Your broker or other nominee has discretionary authority to vote your shares on the ratification of our independent registered public accounting firm, even if your broker or other nominee does not receive voting instructions from you. Your broker or other nominee does not have discretionary authority to vote your shares on the election of directors, Say on Pay Proposal, approval of our 2016 Executive MIP, or re-approval of the material terms of the performance goals under our Stock Incentive Plan if your broker or other nominee does not receive voting instructions from you.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc., our tabulating agent, will tabulate the votes and act as independent inspector of election.

What if I do not specify how I want my shares voted?

If you submit your proxy via the Internet or a signed proxy card and do not specify how you want to vote your shares, we will vote your shares:

●	FOR all of the director nominees;

●	FOR the Say on Pay Proposal;

●	FOR approval of our 2016 Executive MIP;

●	FOR re-approval of the material terms of the performance goals under our Stock Incentive Plan; and

●	FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 4, 2017; and

●	in the discretion of the persons named in the proxy on any other matters that properly come before the meeting and as to which we did not have knowledge prior to February 27, 2016.

Can I change my vote after submitting my proxy or voting instructions?

Yes. If you are a shareholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

●	by sending a written notice of revocation to our Corporate Secretary;

●	by submitting a later-dated proxy to our Corporate Secretary;

●	by submitting a later-dated proxy via the Internet; or

●	by voting in person at the meeting.

If you hold your shares in street name, you should contact your broker, bank, trust or other nominee for information on how to revoke your voting instructions and provide new voting instructions.

If you hold shares in our 401(k) Retirement Plan, Employee Stock Purchase Plan or other plans of Apogee, you may revoke your proxy and change your voting instructions at any time, but no later than 12:00 p.m. (noon) Eastern Time on Tuesday, June 21, 2016, in any of the following ways:

●	by sending a written notice of revocation to the plan trustee or plan custodian;

●	by submitting a later-dated voting instruction or proxy to the plan trustee or plan custodian; or

●	by submitting a later-dated voting instruction or proxy via the Internet.

Will my vote be kept confidential?

Yes. We have procedures to ensure that, regardless of whether shareholders vote via the Internet, by mail or in person, (1) all proxies, ballots and voting tabulations that identify shareholders are kept permanently confidential, except as disclosure may be required by federal or state law or expressly permitted by a shareholder; and (2) voting tabulations are performed by an independent third party.

How can I attend the meeting?

You may be asked to present valid government-issued picture identification, such as a driver’s license or passport, and proof of stock ownership, before being admitted to the meeting. If you hold your shares in street name through a broker, bank, trust or other nominee, you may also be required to present a statement reflecting your stock ownership as of the record date.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our fiscal 2016 Annual Report to Shareholders, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. By accessing and reviewing the proxy materials on the Internet, you will save us the cost of printing and mailing these materials to you and reduce the impact of such printing and mailing on the environment. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials provided in the Notice.

How can a shareholder get a copy of the Company’s 2016 Annual Report on Form 10-K?

We have sent to our shareholders the Notice containing instructions on how to access via the Internet our 2016 proxy statement and our Annual Report to Shareholders for the fiscal year ended February 27, 2016, which includes our Annual Report on Form 10-K filed with the SEC for the fiscal year ended February 27, 2016. Shareholders who received a paper copy of our 2016 proxy statement were also sent a copy of our Annual Report to Shareholders for the fiscal year ended February 27, 2016. Shareholders who wish to obtain additional copies of our Annual Report on Form 10-K may do so without charge by contacting us through one of the following methods:

Internet:	www.apog.com
Email:	IR@apog.com
Telephone:	(877) 752-3432
Mail:	Investor Relations Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, Minnesota 55435

How do I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to view the proxy materials for our annual meeting on the Internet.

Our 2016 proxy statement and 2016 Annual Report to Shareholders, including our Annual Report on Form 10-K, are available at www.proxyvote.com.

What is a proxy?

A proxy is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate someone a proxy, you may also direct the proxy how to vote your shares. We refer to this as your “proxy vote.” Three of our executive officers, Joseph F. Puishys, James S. Porter and Patricia A. Beithon, have been designated as the proxies to cast the votes of our shareholders at our 2016 annual meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instruction form provided by the broker, bank, trust or other nominee. Please refer to “How do I vote my shares?” on page 80.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokers and other nominees for forwarding proxy materials to the beneficial owners of our shares.

We are soliciting proxies primarily by mail and email. In addition, some of our officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview, email or telegram. These individuals will receive no additional compensation for these services.

Will any other business be considered at the meeting?

Management does not intend to present any matters at the meeting other than those disclosed in this proxy statement. Our By-laws provide that a shareholder may present a proposal at the annual meeting that is not included in the proxy statement only if proper written notice is provided to us. No shareholder has given the timely notice required by our By-laws in order to present a proposal at the annual meeting. However, if other matters properly come before the meeting, it is the intention of the persons named as proxies to vote on those matters in the best interests of Apogee and its shareholders.

How can a shareholder recommend or nominate a director candidate?

Our Nominating and Corporate Governance Committee considers recommendations of director candidates. A shareholder who wishes to recommend a director candidate to our Board of Directors for nomination by our Board of Directors at our annual meeting or for vacancies on our Board of Directors that arise between meetings must provide our Nominating and Corporate Governance Committee with sufficient written documentation to permit a determination by our Board of Directors as to whether such candidate meets the required and desired director selection criteria set forth in our Corporate Governance Guidelines and the factors discussed on page 16 under the heading “Criteria for Membership on Our Board of Directors.” Such documentation and the name of the director candidate must be sent by U.S. mail to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders. Our Corporate Secretary will send properly submitted shareholder recommendations to the Chair of our Nominating and Corporate Governance Committee for consideration at a future committee meeting.

Director candidates recommended by shareholders in compliance with these procedures and who meet the criteria outlined above will be evaluated by our Nominating and Corporate Governance Committee in the same manner as nominees proposed by other sources.

Alternatively, shareholders may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in our Amended and Restated By-laws and the rules and regulations of the SEC. Our Amended and Restated By-laws are available on our website at www.apog.com by clicking on “Governance,” then “By-laws.” Any shareholder nominations of director candidates for the 2017 election of directors should be submitted to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders no later than February 24, 2017.

How can a shareholder present a proposal at the 2017 Annual Meeting?

Any shareholder wishing to have a proposal considered for inclusion in our proxy statement for our 2017 Annual Meeting of Shareholders must submit the proposal in writing to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders in accordance with all applicable rules and regulations of the SEC no later than January 11, 2017.

Under our Amended and Restated By-laws, a shareholder proposal not included in our proxy statement for the 2017 Annual Meeting of Shareholders is untimely and may not be presented in any manner at the 2017 Annual Meeting of Shareholders unless the shareholder wishing to make the proposal follows the notice procedures set forth in our Amended and Restated By-laws, including delivering notice of the proposal in writing to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders no later than February 24, 2017.

How can I communicate with our Board of Directors?

Subject to reasonable constraints of time, topics and rules of order, you may direct comments to or ask questions of our Chair of the Board or Chief Executive Officer during our 2016 Annual Meeting of Shareholders. In addition, you may communicate directly with any director by writing to:

Apogee Directors Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, Minnesota 55435 Attention: Corporate Secretary Directors@apog.com

Our Corporate Secretary will promptly forward to our Board of Directors or the individually named directors all relevant written communications, as specified in our Corporate Governance Guidelines, received at the above addresses.

What is “householding” of proxy materials?

The SEC rules allow a single copy of the Notice of Internet Availability of Proxy Materials or proxy statement and Annual Report to Shareholders for the fiscal year ended February 27, 2016 to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. Although we do not household for our registered shareholders, some brokers household Apogee notices, proxy statements and annual reports, delivering single copies of such documents to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our Notice or proxy statement and annual report, or if you are receiving multiple copies of documents and wish to receive only one, please notify your broker. We will promptly deliver upon written or oral request a separate copy of our Notice, proxy statement and/or Annual Report to Shareholders for the fiscal year ended February 27, 2016 to a shareholder at a shared address to which a single copy of any such document was delivered. For copies of these documents, shareholders should write to our Investor Relations Department at the address listed above, or call (877) 752-3432.

By Order of the Board of Directors,

Patricia A. Beithon
General Counsel and Corporate Secretary

Dated: May 8, 2016

Appendix A

APOGEE ENTERPRISES, INC.

2016 EXECUTIVE MANAGEMENT INCENTIVE PLAN

Section 1.	Purpose.

The purpose of the Apogee Enterprises, Inc. 2016 Executive Management Incentive Plan (the “Plan”) is to provide a direct financial incentive for executive officers of Apogee Enterprises, Inc., a Minnesota corporation (the “Company”), to make a significant contribution to the annual strategic and financial goals of the Company.

Section 2.	Establishment of Bonus Pool.

The Committee (as defined in Section 3(a)) shall, not later than 90 days after the beginning of each fiscal year of the Company, establish a bonus pool (the “Bonus Pool”) equal to a percentage (not to exceed 100%) of one or more of the following business criteria (“Company Performance Factors”) for the fiscal year for which Annual Bonus Pool Awards are being paid under this Plan. At the time that the Committee establishes the Bonus Pool, the likelihood that the Company will achieve any of the Company Performance Factors upon which the Bonus Pool is based must be substantially uncertain. The following shall constitute the sole Company Performance Factors upon which a Bonus Pool under this Plan shall be based: economic value added, sales or revenues, costs or expenses, net profit after tax, gross profit, operating profit, base earnings, earnings (whether before or after taxes), earnings before interest, taxes, depreciation and amortization (EBITDA) as a percent of net sales, return on actual or pro forma equity or net assets or capital, net capital employed, earnings per share (basic or diluted), earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, total shareholder return or profitability, or both, as measured by one or more of the following accounting ratios: return on revenue, return on assets, return on equity, return on invested capital and return on investments, shareholder return including performance (total shareholder return) relative to the Standard & Poor’s Small Cap 600 Index or similar index or performance (total shareholder return) relative to the proxy comparator group, in both cases as determined pursuant to Item 201(e) of Regulation S-K promulgated under the Securities and Exchange Act of 1934, as amended, cash generation, cash flow (including free cash flow and cash flow from operating, investing or financing activities or any combination thereof), unit volume and change in working capital.

The Bonus Pool shall be computed in accordance with generally accepted accounting principles as in effect from time to time and as applied by the Company in the preparation of its financial statements. For purposes of the foregoing computation, changes in generally accepted accounting principles which occur during a fiscal year shall not be taken into account, and extraordinary items, discontinued operations and restructuring costs, as computed in accordance with generally accepted accounting principles as in effect from time to time and as applied and reported by the Company in the preparation of its financial statements, shall also not be taken into account. The amount of any Bonus Pool may be decreased (but not increased) at any time during a fiscal year by the Committee.

Section 3.	Administration.

(a)        Composition of the Committee.     The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors, or a sub-committee thereof (the “Committee”). To the extent required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee administering the Plan shall be composed solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(b)        Power and Authority of the Committee.  The Committee shall have full power and authority, subject to all the applicable provisions of the Plan (including but not limited to the requirements of Section 4(d) of the Plan) and applicable law, to (i) establish, amend, suspend, terminate or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (ii) construe, interpret and administer the Plan and any instrument or agreement relating to, or any Annual Bonus Pool Award (as defined below in Section 4(b)) made under, the Plan, and (iii) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to, or any Annual Bonus Pool Award made under, the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, holders of Annual Bonus Pool Awards, and their legal representatives and beneficiaries, and employees of the Company or of any “Affiliate” of the Company. For purposes of the Plan and any instrument or agreement relating to, or any Annual Bonus Pool Award made under, the Plan, the term “Affiliate” shall mean any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and any entity in which the Company has a significant equity interest, in each case as determined by the Committee in its sole discretion.

(c)        Delegation.  The Committee may delegate its powers and duties under the Plan to one or more executive officers of the Company or any Affiliate or a committee of such executive officers, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its power to (i) amend the Plan as provided in Section 10 hereof; (ii) establish a Bonus Pool under Section 2; or (iii) make determinations regarding Performance-Based Awards (as defined below in Section 4(d)).

Section 4.	Eligibility and Participation.

(a)        Eligibility.  The Plan is maintained by the Company for its executive officers. In order to be eligible to participate in the Plan, an executive officer of the Company or any of its Affiliates must be selected by the Committee. In determining the executive officers who will participate in the Plan, the Committee may take into account the nature of the services rendered by such executive officers, their present and potential contributions to the success of the Company and such other factors as the Committee, in its sole discretion, shall deem relevant. A director of the Company or of an Affiliate who is not also an employee of the Company or an Affiliate, and all members of the Committee, shall not be eligible to participate in the Plan.

(b)        Participation and Awards.  For each fiscal year, the Committee shall:

(i)         determine the employees eligible to be granted a percentage share of the Bonus Pool (an “Annual Bonus Pool Award”) for the fiscal year; and

(ii)        determine the percentage share in the Bonus Pool to be reserved as an Annual Bonus Pool Award to any eligible employee. The sum of such individual percentages shall not exceed 100%.

The percentage share of the Bonus Pool need not be the same with respect to any recipient of an Annual Bonus Pool Award (the “Participant”) or with respect to different Participants. The Committee’s decision to approve an Annual Bonus Pool Award to an employee in any year shall not require the Committee to approve a similar Annual Bonus Pool Award or any Annual Bonus Pool Award at all to that employee or any other employee or person at any future date. The Company and the Committee shall not have any obligation for uniformity of treatment of any person, including, but not limited to, Participants and their legal representatives and beneficiaries and employees of the Company or of any Affiliate of the Company. The Committee retains sole discretion to reduce the amount of any bonus otherwise payable under this Plan. The Annual Bonus Pool Award in a subsequent fiscal year shall not be increased by any portion of the Bonus Pool of a prior fiscal year which has not been paid or credited to or for the benefit of Participants hereunder.

(c)        Bonus Pool Award Agreement.   Any employee selected for participation by the Committee shall, as a condition of participation, execute and return to the Committee a written agreement setting forth the terms and conditions of the Annual Bonus Pool Award (the “Bonus Pool Award Agreement”). A separate Bonus Pool Award Agreement will be entered into between the Company and each Participant for each Annual Bonus Pool Award.

(d)        Qualified Performance-Based Compensation.       Notwithstanding any other provision of the Plan to the contrary, with respect to an Annual Bonus Pool Award that is intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code (hereinafter referred to as a “Performance-Based Award”), the following additional requirements shall apply to all Performance-Based Awards made to any Participant under the Plan:

(i)         Any Performance-Based Award shall be null and void and have no effect whatsoever unless the Plan shall have been approved by the shareholders of the Company at the Company’s 2016 Annual Meeting of Shareholders.

(ii)        For a Performance-Based Award, the Committee shall, not later than 90 days after the beginning of each fiscal year of the company:

(A)        designate all Participants for such fiscal year; and

(B)        determine the percentage share in the Bonus Pool to be reserved as an Annual Bonus Pool Award to any Participant.

(iii)       Following the close of each fiscal year and prior to payment of any amount to any Participant under the Plan, the Committee must certify in writing as to the computation of the Annual Bonus Pool Award.

(iv)       The maximum bonus which may be paid to any Participant pursuant to any Performance-Based Award with respect to any fiscal year shall not exceed $3,000,000.

(e)        Employment.    In the absence of any specific agreement to the contrary, no Annual Bonus Pool Award to a Participant under the Plan shall affect any right of the Company, or of any Affiliate of the Company, to terminate, with or without cause, the Participant’s employment with the Company or any Affiliate at any time. Neither the establishment of the Plan, nor the granting of any Annual Bonus Pool Award hereunder, shall give any Participant: (i) any rights to remain employed by the Company or any Affiliate; (ii) any benefits not specifically provided for herein or in any Annual Bonus Pool Award granted hereunder; or (iii) any rights to prevent the Company or any Affiliate from modifying, amending or terminating any of its other benefit plans of any nature whatsoever.

Section 5.	Annual Bonus Pool Awards.

(a)        General.  The Committee shall determine the amount of the bonus to be paid to a Participant pursuant to each Annual Bonus Pool Award, the time or times when Annual Bonus Pool Awards will be made, and all other terms and conditions of each Annual Bonus Pool Award. Each Annual Bonus Pool Award shall be subject to the terms and conditions of the Plan and the applicable Bonus Pool Award Agreement. Annual Bonus Pool Awards may be granted singly or in combination, or in addition to, in tandem with or in substitution for any grants or rights under any other employee or compensation plan of the Company or of any Affiliate. Bonus Pool Award Agreements may provide that more or less than 100% of the target Annual Bonus Pool Award granted thereunder may be earned upon satisfaction of the conditions provided for therein, subject to the terms and conditions of the Plan. All or part of an Annual Bonus Pool Award may be subject to conditions and forfeiture provisions established by the Committee and set forth in the Bonus Pool Award Agreement, which may include, but are not limited to, continuous service with the Company or an Affiliate.

(b)        Payment of Annual Bonus Pool Awards.  Any bonus paid pursuant to an Annual Bonus Pool Award shall be paid solely in the form of cash. Payment of any such bonuses may be made, subject to any deferred compensation election which may be permitted pursuant to any deferred compensation plan, at such times, with such restrictions and conditions as the Committee, in its sole discretion, may determine at the time of grant of the Annual Bonus Pool Awards.

(c)        Discretionary Reduction.   The Committee shall retain sole and full discretion to reduce, in whole or in part, the amount of any award otherwise payable to any Participant under this Plan.

Section 6.	Termination of Employment.

Each Bonus Pool Award Agreement shall include provisions governing the disposition of an Annual Bonus Pool Award in the event of the retirement, disability, death or other termination of a Participant’s employment with the Company or an Affiliate.

Section 7.	Nontransferability.

Except as otherwise determined by the Committee or set forth in the applicable Bonus Pool Award Agreement, no right under any Annual Bonus Pool Award shall be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of during the time in which the requirement of continued employment or attainment of performance objectives has not been achieved.

Section 8.	Taxes.

In order to comply with all applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, the Company may take such action, and may require a Participant to take such action, as it deems appropriate to ensure that all applicable federal or state income, social security, payroll, withholding or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from such Participant.

Section 9.	Effective Date of the Plan.

The Plan shall be submitted for approval by the shareholders of the Company at the 2016 Annual Meeting of Shareholders to be held on June 23, 2016, and the Plan shall be effective as of June 23, 2016, subject to its approval by the shareholders of the Company. No payments shall be made pursuant to such Plan until after the Plan has been approved by the shareholders of the Company.

Section 10.	Amendment and Termination.

(a)        Term of Plan.   Unless the Plan shall have been discontinued or terminated as provided in Section 10(b) hereof, no Annual Bonus Pool Awards shall be granted under the Plan after February 25, 2017, and no Annual Bonus Pool Awards shall be paid except with respect to the Company’s fiscal year ending not later than March 3, 2018. No Annual Bonus Pool Awards may be granted after such termination, but termination of the Plan shall not alter or impair any rights or obligations under any Annual Bonus Pool Award theretofore granted (including the payment of such Annual Bonus Pool Award within the time period permitted by the Code, as the same may be amended from time to time), without the consent of the Participant or holder or beneficiary thereof, except as otherwise provided in the Bonus Pool Award Agreement.

(b)        Amendments to and Termination of Plan.    Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan or a Bonus Pool Award Agreement, the Committee may amend, alter, suspend, discontinue or terminate the Plan; provided , however , that notwithstanding any other provision of the Plan or any Bonus Pool Award Agreement, without the approval of the shareholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval, would cause any compensation paid pursuant to any Performance-Based Award granted pursuant to the Plan no longer to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(c)        Correction of Defects, Omissions and Inconsistencies.    Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan or a Bonus Pool Award Agreement, the Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, any Annual Bonus Pool Award or any Bonus Pool Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 11.	Miscellaneous.

(a)        Governing Law.    The Plan and any Bonus Pool Award Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the State of Minnesota.

(b)        Severability.  If any provision of the Plan, any Annual Bonus Pool Award or any Bonus Pool Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan, any Annual Bonus Pool Award or any Bonus Pool Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, the Annual Bonus Pool Award or the Bonus Pool Award Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan, any such Annual Bonus Pool Award or any such Bonus Pool Award Agreement shall remain in full force and effect.

(c)        No Trust or Fund Created.  Neither the Plan nor any Annual Bonus Pool Award or Bonus Pool Award Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Annual Bonus Pool Award, such right shall be no greater than the right of any unsecured general creditor of the Company or of any Affiliate.

(d)        Nature of Payments.  Any and all cash payments pursuant to any Annual Bonus Pool Award granted hereunder shall constitute special incentive payments to the Participant, and such payments shall not be taken into account in computing the amount of the Participant’s salary or compensation for purposes of determining any pension, retirement, death or other benefits under (i) any pension, retirement, profit sharing, bonus, life insurance or other employee benefit plan of the Company or any Affiliate or (ii) any agreement between the Company (or any Affiliate) and the Participant, except to the extent that such plan or agreement expressly provides to the contrary.

(e)        Headings.    Headings are given to the Sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Adopted by Board on April 22, 2016, subject to and effective upon shareholder approval

Approved by shareholders on

Appendix B

APOGEE ENTERPRISES, INC. 2009 STOCK INCENTIVE PLAN,

AS AMENDED AND RESTATED (2011)

Section 1.	Purpose.

The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining management personnel capable of providing strategic direction to, and assuring the future success of, the Company, to offer such personnel and other employees, as determined by the Committee from time to time, incentives to put forth maximum efforts for the success of the Company’s business and an opportunity to acquire a proprietary interest in the Company, thereby aligning the interests of such personnel with the Company’s shareholders.

Section 2.	Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a)       “Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 10% or more of the shares of Common Stock of the Company then outstanding, but shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan. For purposes of this definition, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(b)       “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(c)       “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent, Performance Award, Stock Award or Other Stock-Based Award granted under the Plan.

(d)       “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. An Award Agreement may be in an electronic medium and need not be signed by a representative of the Company or the Participant. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(e)       “Board” shall mean the Board of Directors of the Company.

(f)        “Change in Control” shall mean:

(i)         a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or successor provision thereto, whether or not the Company is then subject to such reporting requirement including, without limitation, any of the following events:

(A)        the consummation of any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities, or other property, other than a merger of the Company in which all or substantially all of the holders of the Company’s Common Stock immediately prior to the consolidation or merger own more than 65% of the common stock of the surviving corporation immediately after the merger in the same relative proportions as their ownership of the Company’s Common Stock immediately prior to the consolidation or merger;

(B)        any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company;

(C)        any reorganization, reverse stock split, or recapitalization of the Company which would result in a Change in Control; or

(D)        any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

(ii)        any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

(iii)       the Continuing Directors cease to constitute a majority of the Company’s Board.

(g)        “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(h)        “Committee” shall mean the Compensation Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m). The Company expects to have the Plan administered in accordance with the requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m).

(i)         “Common Stock” shall mean shares of common stock, $.33-1/3 par value, of the Company.

(j)         “Company” shall mean Apogee Enterprises, Inc., a Minnesota corporation, and any successor corporation.

(k)        “Continuing Director” shall mean any person who is a member of the Board, who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (A) was a member of the Board on the date of the applicable Award Agreement or (B) subsequently becomes a member of the Board, if such person’s initial nomination for election or initial election to the Board is recommended or approved by a majority of the Continuing Directors. For purposes of this definition, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(l)         “Director” shall mean a member of the Board.

(m)       “Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.

(n)        “Eligible Person” shall mean any employee, officer, consultant or independent contractor providing services to the Company or any Affiliate who the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.

(o)        “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

(p)        “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Shares on a given date for purposes of the Plan shall be the closing sale price of the Shares as reported on the NASDAQ Global Select Market on such date or, if such market is not open for trading on such date, on the most recent preceding date when such market is open for trading.

(q)        “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(r)        “Non-Employee Director” shall mean a Director who is not also an employee of the Company or an Affiliate.

(s)        “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(t)         “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(u)        “Other Stock-Based Award” shall mean any right granted under Section 6(g) of the Plan.

(v)        “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(w)       “Performance Award” shall mean any right granted under Section 6(e) of the Plan.

(x)        “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(y)        “Plan” shall mean this Apogee Enterprises, Inc. 2009 Stock Incentive Plan, as amended from time to time.

(z)        “Qualifying Termination” shall have the meaning ascribed to it in any applicable Award Agreement, and, if not defined in any applicable Award Agreement, shall mean termination of employment under circumstances that, in the judgment of the Committee, warrant acceleration of the exercisability of Options or Stock Appreciation Rights or the lapse of restrictions relating to Restricted Stock, Restricted Stock Units or other Awards under the Plan. Without limiting the generality of the foregoing, a Qualifying Termination may apply to large scale terminations of employment relating to the disposition or divestiture of business or legal entities or similar circumstances.

(aa)      “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(bb)      “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(cc)      “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

(dd)      “Section 162(m)” shall mean Section 162(m) of the Code, or any successor provision, and the applicable Treasury Regulations promulgated thereunder.

(ee)      “Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.

(ff)        “Shares” shall mean shares of Common Stock or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(gg)      “Specified Employee” shall mean a specified employee as defined in Code Section 409A(a)(2)(B) or applicable proposed or final regulations under Code Section 409A.

(hh)      “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

(ii)        “Stock Award” shall mean any Share granted under Section 6(f) of the Plan.

(jj)        “2002 Plan” shall mean the Apogee Enterprises, Inc. Amended and Restated 2002 Omnibus Stock Incentive Plan, as amended from time to time.

Section 3.	Administration.

(a)        Power and Authority of the Committee.   The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement, including any terms relating to the forfeiture of any Award and the forfeiture, recapture or disgorgement of any cash, Shares, other securities, other Awards, other property and other amounts payable with respect to any Award; (v) amend the terms and conditions of any Award or Award Agreement; (vi) accelerate the exercisability of any Award or the lapse of restrictions relating to any Award; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or cancelled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder of the Award or the Committee; (ix) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement and any employee of the Company or any Affiliate.

(b)        Delegation.   The Committee may delegate its powers and duties under the Plan to one or more Directors (including a Director who is also an officer of the Company) or a committee of Directors and may authorize one or more officers of the Company to grant Awards under the Plan, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan (i) with regard to officers of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m).

(c)        Power and Authority of the Board.   Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Section 162(m).

Section 4.	Shares Available for Awards.

(a)        Shares Available.  Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall be 1,888,000. If an Award terminates or is forfeited or cancelled without the issuance of any Shares, or if any Shares covered by an Award or to which an Award relates are not issued for any other reason, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such termination, forfeiture, cancellation or other event, shall again be available for granting Awards under the Plan. If Shares of Restricted Stock are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award of Restricted Stock, to the extent of any such forfeiture or reacquisition by the Company, shall again be available for granting Awards under the Plan. Shares that are withheld in full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award shall not be available for granting Awards under the Plan.

(b)        Accounting for Awards.   For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for Awards under the Plan. For Stock Appreciation Rights settled in Shares upon exercise, the aggregate number of Shares with respect to which the Stock Appreciation Right is granted, rather than the number of Shares actually issued upon exercise, shall be counted against the number of Shares available for Awards under the Plan. Awards that do not entitle the holder thereof to receive or purchase Shares and Awards that are settled in cash shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(c)        Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it deems equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) which thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d) of the Plan; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

(d)        Award Limitations Under the Plan.

(i)         Section 162(m) Limitation for Certain Types of Awards.    No Eligible Person may be granted Options, Stock Appreciation Rights or any other Award or Awards under the Plan, the value of which Award or Awards is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than 500,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) in the aggregate in any calendar year.

(ii)        Section 162(m) Limitation for Performance Awards.    The maximum amount payable pursuant to all Performance Awards to any Participant in the aggregate in any fiscal year shall be $5,000,000 in value, whether payable in cash, Shares or other property (calculated based on the Fair Market Value of the Shares or other property on the date of grant). This limitation does not apply to any Award subject to the limitation contained in Section 4(d)(i) of the Plan.

Section 5.	Eligibility.

Any Eligible Person, including any Eligible Person who is an officer of the Company or any Affiliate, shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company, previous Awards received by such Eligible Person (whether under the Plan or a predecessor plan of the Company), or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6.	Awards.

(a)        Options.    The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)         Exercise Price.   The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

(ii)        Option Term.   The term of each Option shall be fixed by the Committee but shall not be longer than 10 years from the date of grant.

(iii)       Time and Method of Exercise.   The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(b)        Stock Appreciation Rights.   The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee; provided, however, that the term of each Stock Appreciation Right shall not be longer than 10 years from the date of grant. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c)        Restricted Stock and Restricted Stock Units.     The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)         Restrictions.  Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.

(ii)        Issuance and Delivery of Shares.   Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(iii)       Forfeiture.   Except as otherwise determined by the Committee, upon a Participant’s termination of employment (as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units held by the Participant at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(d)        Dividend Equivalents.   The Committee is hereby authorized to grant “Dividend Equivalents” to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding the foregoing, the Committee may not grant Dividend Equivalents to Eligible Persons in connection with grants of Options or Stock Appreciation Rights to such Eligible Persons.

(e)        Performance Awards.   The Committee is hereby authorized to grant Performance Awards to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock and Restricted Stock Units), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan and any applicable Award Agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee.

The Committee intends to have Performance Awards constitute awards of “qualified performance-based compensation” within the meaning of Section 162(m). Notwithstanding any other provision of the Plan to the contrary, the following additional requirements shall apply to all Performance Awards made to any Participant:

(i)         Any Performance Award shall be null and void and have no effect whatsoever unless the Plan shall have been approved by the shareholders of the Company at the Company’s 2009 Annual Meeting of Shareholders.

(ii)        The right to receive a Performance Award shall be determined solely on account of the attainment of one or more pre-established, objective performance goals selected by the Committee in connection with the grant of the Performance Award. Such performance goals may apply to the Participant individually, an identifiable business unit of the Company or the Company as a whole measured on an absolute or relative (as compared to an index or set of peer companies) basis. The performance goals shall be based solely on one or more of the following business criteria: economic value added, sales or revenues, costs or expenses, net profit after tax, gross profit, operating profit, base earnings, earnings (whether before or after taxes), earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), earnings (whether before or after taxes), EBIT or EBITDA as a percent of net sales, return on actual or pro forma equity or net assets or capital, net capital employed, earnings per share (basic or diluted), earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, total shareholder return or profitability, or both, as measured by one or more of the following accounting ratios: return on revenue, return on assets, return on equity, return on invested capital and return on investments, shareholder return, cash generation, cash flow (including free cash flow and cash flow from operating, investing or financing activities or any combination thereof), unit volume, change in working capital, market share, days payables outstanding (DPO) and days sales outstanding of receivables (DSO). The foregoing shall constitute the sole business criteria upon which the performance goals under this Plan shall be based.

(iii)       The target and range of a Participant’s possible awards established by the Committee shall be between zero and 300% of the Participant’s annual base compensation for the Chief Executive Officer. The target and range of a Participant’s possible awards established by the Committee shall be between zero and 200% of the Participant’s annual base compensation for each of the Executive Vice Presidents, the Chief Financial Officer, the General Counsel and Division Presidents. For other Participants who are not “Covered Employees” as defined in Section 162(m), the Committee shall establish such targets and ranges.

(iv)        For a Performance Award, the Committee shall, not later than 90 days after the beginning of each fiscal year of the Company:

(A)        designate all Participants for such fiscal year;

(B)        establish the objective performance factors for each Participant for that fiscal year on the basis of one or more of the business criteria set forth herein; and

(C)        determine the target, threshold and maximum possible Awards for each Participant in relation to such objective performance factors.

(v)         Following the close of each performance period and prior to payment of any amount to any Participant under the Plan, the Committee must certify in writing as to the attainment of all factors (including the performance factors for a Participant) upon which any payments to a Participant for that fiscal year are to be based.

(vi)        Each of the foregoing provisions, and all of the other terms and conditions of the Plan as it applies to any Performance Award, shall be interpreted in such a fashion so as to qualify all compensation paid thereunder as “qualified performance-based compensation” within the meaning of Section 162(m).

(f)        Stock Awards.  The Committee is hereby authorized to grant to Eligible Persons Shares without restrictions thereon, as deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Stock Awards may have such terms and conditions as the Committee shall determine.

(g)        Other Stock-Based Awards.    The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and the Award Agreement. Shares, or other securities delivered pursuant to a purchase right granted under this Section 6(g), shall be purchased for consideration having a value equal to at least 100% of the Fair Market Value of such Shares or other securities on the date the purchase right is granted. The consideration paid by the Participant may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), as the Committee shall determine.

(h)        General.

(i)         Consideration for Awards.      Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(ii)        Awards May Be Granted Separately or Together.   Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii)       Forms of Payment under Awards.   Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(iv)       Term of Awards.  The term of each Award shall be for a period not longer than 10 years from the date of grant.

(v)        Limits on Transfer of Awards.    Except as otherwise provided in this Section 6(h)(v), no Award (other than a Stock Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death. The Committee, in its discretion and subject to such additional terms and conditions as it determines, may permit a Participant to transfer a Non-Qualified Stock Option to any “family member” (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended) at any time that such Participant holds such Option, provided that such transfers may not be for value (i.e., the transferor may not receive any consideration therefor) and the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution. Each Award under the Plan or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non-Qualified Stock Option) or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award (other than a Stock Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(vi)        Restrictions; Securities Exchange Listing.  All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

(vii)       Prohibition on Option and Stock Appreciation Right Repricing.  Except as provided in Section 4(c) hereof, no Option may be amended to reduce its initial exercise price, no Option may be cancelled and replaced with an Option or Options having a lower exercise price and no Option that is underwater may be cancelled and exchanged for cash or another Award. In addition, except as provided in Section 4(c) hereof, no Stock Appreciation Right may be amended to reduce its grant price, no Stock Appreciation Right may be cancelled and replaced with a Stock Appreciation Right having a lower grant price and no Stock Appreciation Right that is underwater may be cancelled and exchanged for cash or another Award.

(viii)      Section 409A Provisions.   Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A of the Code and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change in Control, disability or separation from service meet the definition of a change in ownership or control, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.

Section 7.	Amendment and Termination; Corrections.

(a)        Amendments to the Plan.  The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the shareholders of the Company shall be required for any amendment to the Plan that:

(i)         requires shareholder approval under the rules or regulations of the Securities and Exchange Commission, the NASDAQ Global Select Market or any other securities exchange that are applicable to the Company;

(ii)         increases the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;

(iii)        increases the number of shares subject to the limitation contained in Section 4(d)(i) of the Plan or the dollar amount subject to the limitation contained in Section 4(d)(ii) of the Plan;

(iv)        permits repricing of Options or Stock Appreciation Rights which is prohibited by Section 6(h)(vii) of the Plan;

(v)        permits the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right; and

(vi)       would cause Section 162(m) to become unavailable with respect to the Plan.

(b)        Amendments to Awards.   Subject to the provisions of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof. The Company intends that Awards under the Plan shall satisfy the requirements of Section 409A to avoid any adverse tax results thereunder, and the Committee shall administer and interpret the Plan and all Award Agreements in a manner consistent with that intent. If any provision of the Plan or an Award Agreement would result in adverse tax consequences under Section 409A, the Committee may amend that provision (or take any other action reasonably necessary) to avoid any adverse tax results and no action taken to comply with Section 409A shall be deemed to impair or otherwise adversely affect the rights of any holder of an Award or beneficiary thereof.

(c)        Correction of Defects, Omissions and Inconsistencies.   The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8.	Income Tax Withholding.

In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9.	General Provisions.

(a)        No Rights to Awards.  No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b)        Award Agreements.  No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant, or until such Award Agreement is delivered and accepted through any electronic medium in accordance with procedures established by the Company.

(c)        No Rights of Shareholders.   Except with respect to Restricted Stock and Stock Awards, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.

(d)        No Limit on Other Compensation Plans or Arrangements.   Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(e)        No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f)         Governing Law.  The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the laws of the State of Minnesota.

(g)        Severability.    If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(h)        No Trust or Fund Created.   Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(i)         No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be cancelled, terminated or otherwise eliminated.

(j)         Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(k)        Other Benefits.    No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation under any compensation-based retirement, disability, or similar plan of the Company unless required by law or otherwise provided by such other plan.

Section 10.	Effective Date of the Plan; Effect on 2002 Plan.

The Plan shall be subject to approval by the shareholders of the Company at the 2009 Annual Meeting of Shareholders to be held on June 24, 2009, and the Plan shall be effective as of the date of such shareholder approval. On and after the date of shareholder approval of the Plan, no awards shall be granted to Eligible Persons (as defined herein) under the 2002 Plan, but all outstanding awards previously granted under the 2002 Plan shall remain outstanding in accordance with the terms thereof.

Section 11.	Term of the Plan.

The Plan shall terminate at midnight on June 23, 2019, unless terminated before then by the Board. Awards may be granted under the Plan until the earlier to occur of termination of the Plan or the date on which all Shares available for Awards under the Plan have been purchased or acquired; provided, however, that Incentive Stock Options may not be granted following the 10-year anniversary of the Board’s adoption of the Plan. As long as any Awards are outstanding under the Plan, the terms of the Plan shall govern such Awards.

Adopted by Board May 7, 2009, subject to and effective upon shareholder approval

Approved by shareholders on June 24, 2009

Amended by Board April 27, 2011, subject to and effective upon shareholder approval

Approved by shareholders on June 22, 2011

Material Terms of the Performance Goals approved by Board on April 22, 2016

Material Terms of the Performance Goals approved by shareholders on

APOGEE ENTERPRISES, INC. 4400 WEST 78TH STREET SUITE 520 MINNEAPOLIS, MN 55435

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 22, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E10999-P74631	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

APOGEE ENTERPRISES, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	ELECTION OF DIRECTORS:	☐	☐	☐
Nominees:
Class III Directors
01) JEROME L. DAVIS 02) SARA L. HAYS 03) RICHARD V. REYNOLDS
Class I Director
04) DAVID E. WEISS

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
2.	ADVISORY APPROVAL OF APOGEE’S EXECUTIVE COMPENSATION.					☐	☐	☐
3.	PROPOSAL TO APPROVE THE APOGEE ENTERPRISES, INC. 2016 EXECUTIVE MANAGEMENT INCENTIVE PLAN.					☐	☐	☐
4.	PROPOSAL TO RE-APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE APOGEE ENTERPRISES, INC. 2009 STOCK INCENTIVE PLAN, AS AMENDED (2011).					☐	☐	☐
5.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS APOGEE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 4, 2017.					☐	☐	☐
6.	In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting.

			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E11000-P74631

Annual Meeting of Shareholders

APOGEE ENTERPRISES, INC.

June 23, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOSEPH F. PUISHYS, JAMES S. PORTER and PATRICIA A. BEITHON as Proxies, each with the power to appoint his or her substitute, and hereby authorizes any one of them to represent and to vote, as designated on the reverse, all of the shares of Common Stock of Apogee Enterprises, Inc. (“Apogee”) held of record by the undersigned on May 2, 2016, at the Annual Meeting of Shareholders of Apogee to be held on June 23, 2016, or any adjournment thereof, and hereby revokes all former Proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, 4 and 5.

If you are a participant in the Apogee Employee Stock Purchase Plan, this card directs Computershare Shareowner Services LLC, as the Plan Administrator, to vote, as designated on the reverse, all of the shares of Apogee Common Stock held of record in the Plan account for which it has received direction by 12:00 P.M. (noon) Eastern Time on June 21, 2016. The Plan Administrator cannot vote the shares unless it receives timely direction from you.

If you are a participant in the Apogee 401(k) Retirement Plan, this card directs Principal Trust Company, as Trustee for the Plan, to vote, as designated on the reverse, all of the shares of Apogee Common Stock held of record in the Plan account. The Trustee will vote, with regard to the Plan, shares of Apogee Common Stock for which it has not received direction by 12:00 P.M. (noon) Eastern Time on June 21, 2016 in the same proportion as directed shares are voted, unless contrary to ERISA or unless contrary to applicable law.

(Continued and to be signed on reverse side)

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on June 23, 2016.

Meeting Information
Meeting Type: Annual Meeting
APOGEE ENTERPRISES, INC.	For Holders as of: May 2, 2016
	Date: June 23, 2016	Time: 9:30 AM CDT
Location: Apogee Enterprises, Inc.
4400 West 78th Street
Suite 520 Minneapolis, MN 55435

APOGEE ENTERPRISES, INC. 4400 WEST 78TH STREET SUITE 520 MINNEAPOLIS, MN 55435	You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT             ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                               1) BY INTERNET:         www.proxyvote.com

                               2) BY TELEPHONE:     1-800-579-1639

                               3) BY E-MAIL*:             sendmaterial@proxyvote.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before June 9, 2016 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
The Board of Directors recommends you vote FOR the following: 1. ELECTION OF DIRECTORS:
Nominees:
Class III Directors
01) JEROME L. DAVIS
02) SARA L. HAYS
03) RICHARD V. REYNOLDS
Class I Director
04) DAVID E. WEISS

The Board of Directors recommends you vote FOR the following proposals:

2. ADVISORY APPROVAL OF APOGEE’S EXECUTIVE COMPENSATION.

3. PROPOSAL TO APPROVE THE APOGEE ENTERPRISES, INC. 2016 EXECUTIVE MANAGEMENT INCENTIVE PLAN.

4. PROPOSAL TO RE-APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE APOGEE ENTERPRISES, INC. 2009 STOCK INCENTIVE PLAN, AS AMENDED (2011).

5. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS APOGEE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 4, 2017.

6. In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting.